EXECUTION COPY

CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT

by and among

Merck Sharp & Dohme B.V.

and

Antigen Express, Inc.

Dated: June 28, 2017

-i-

Page

1.	Definitions	1
2.	Scope of the Agreement	8
2.1. Generally		8
2.2. Manufacturing Delay		8
2.3. Compound Commitments		8
2.4. Delegation of Obligations		9
2.5. Compounds		9
3.	Conduct of the Study	9
3.1. Sponsor and Combination IND		9
3.2. Performance		10
3.3. Debarred Personnel; Exclusions Lists		10
3.4. Regulatory Matters		10
3.5. Documentation		10
3.6. Copies		10
3.7. Samples		11
3.8. Ownership and Use of Clinical Data		11
3.9. Regulatory Submission		12
3.10. Joint Development Committee		12
3.11. Final Study Report		13
3.12. Relationship		13
3.13. Licensing		13
3.14. Subsequent Study		13
4.	Protocol and Certain Other Documents	14
4.1. Protocol		14
4.2. Informed Consent		15
4.3. Financial Disclosure.		15
4.4. Transparency Reporting		15
5.	Adverse Event Reporting	16
5.1. Pharmacovigilance Agreement		16
5.2. Transmission of SAEs		17
6.	Term and Termination.	17
6.1. Term		17
6.2. Merck Termination Right for Safety		17
6.3. Termination for Material Breach	17
6.4. Termination for Patient Safety	17
6.5. Termination for Regulatory Action; Other Reasons	18
6.6. Return of Merck Compound	18
6.7. Termination Related to Anti-Corruption	18
6.8. Survival	18
6.9. No Prejudice	18
6.10. Confidential Information	18
6.11. Manufacturing Costs	19
7. Costs of Study	19
8. Supply and Use of the Compounds	19
8.1. Supply of the Compounds	19
8.2. Clinical Quality Agreement	20
8.3. Minimum Shelf Life Requirements	20
8.4. Provision of Compounds	20
8.5. Labeling and Packaging; Use, Handling and Storage	21
8.6. Product Specifications	21
8.7. Changes to Manufacturing	21
8.8. Product Testing; Noncompliance	21
8.9. Investigations	23
8.10. Shortage; Allocation	23
8.11. Records; Audit Rights	23
8.12. Quality	23
8.13. Quality Control	23
8.14. Audits and Inspections	23
8.15. Recalls	24
8.16. VAT	24
9. Confidentiality	24
9.1. Confidential Information	24
9.2. Inventions	25
9.3. Personal Identifiable Data	25
10. Intellectual Property	25
10.1. Joint Ownership and Prosecution	25
10.2. Inventions Owned by	27
10.3. Inventions Owned by Merck	27
10.4. Mutual Freedom to Operate for Combination Inventions	28
11. Reprints; Rights of Cross-Reference	28
12. Publications; Press Releases	28
12.1. Clinical Trial Registry	28
12.2. Publication	29
12.3. Press Releases	29
13. Representations and Warranties; Disclaimers	29
13.1. Due Authorization	29
13.2. Compounds	29
13.3. Results	30
13.4. Anti-Corruption	30
13.5. DISCLAIMER	32
14. Insurance; Indemnification; Limitation of Liability	32
14.1. Insurance	32
14.2. Indemnification	32
14.3. LIMITATION OF LIABILITY	33
15. Use of Name	33
16. Force Majeure	33
17. Entire Agreement; Amendment; Waiver	34
18. Assignment and Affiliates	34
19. Invalid Provision	34
20. No Additional Obligations	34
21. Governing Law; Dispute Resolution	35
22. Notices	35
23. Relationship of the Parties	36
24. Counterparts and Due Execution	36
25. Construction	36

-ii-

EXECUTION COPY

CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT

by and among

Merck Sharp & Dohme B.V.

and

Antigen Express, Inc.

Dated: June 28, 2017

TABLE OF CONTENTS

Page

1.	Definitions 1
2.	Scope of the Agreement 8
2.1.	Generally 8
2.2.	Manufacturing Delay 8
2.3.	Compound Commitments 8
2.4.	Delegation of Obligations 9
2.5.	Compounds 9
3.	Conduct of the Study 9
3.1.	Sponsor and Combination IND 9
3.2.	Performance 10
3.3.	Debarred Personnel; Exclusions Lists 10
3.4.	Regulatory Matters 10
3.5.	Documentation 10
3.6.	Copies 10
3.7.	Samples 11
3.8.	Ownership and Use of Clinical Data 11
3.9.	Regulatory Submission 12
3.10.	Joint Development Committee 12
3.11.	Final Study Report 13
3.12.	Relationship 13
3.13.	Licensing 13
3.14.	Subsequent Study 13
4.	Protocol and Certain Other Documents 14
4.1.	Protocol 14
4.2.	Informed Consent 15
4.3.	Financial Disclosure. 15
4.4.	Transparency Reporting 15
5.	Adverse Event Reporting 16
5.1.	Pharmacovigilance Agreement 16
5.2.	Transmission of SAEs 17
6.	Term and Termination. 17
6.1.	Term 17
6.2.	Merck Termination Right for Safety 17

6.3.	Termination for Material Breach 17
6.4.	Termination for Patient Safety 17
6.5.	Termination for Regulatory Action; Other Reasons 18
6.6.	Return of Merck Compound 18
6.7.	Termination Related to Anti-Corruption 18
6.8.	Survival 18
6.9.	No Prejudice 18
6.10.	Confidential Information 18
6.11.	Manufacturing Costs 19
7.	Costs of Study 19
8.	Supply and Use of the Compounds 19
8.1.	Supply of the Compounds 19
8.2.	Clinical Quality Agreement 20
8.3.	Minimum Shelf Life Requirements 20
8.4.	Provision of Compounds 20
8.5.	Labeling and Packaging; Use, Handling and Storage 21
8.6.	Product Specifications 21
8.7.	Changes to Manufacturing 21
8.8.	Product Testing; Noncompliance 21
8.9.	Investigations 23
8.10.	Shortage; Allocation 23
8.11.	Records; Audit Rights 23
8.12.	Quality 23
8.13.	Quality Control 23
8.14.	Audits and Inspections 23
8.15.	Recalls 24
8.16.	VAT 24
9.	Confidentiality 24
9.1.	Confidential Information 24
9.2.	Inventions 25
9.3.	Personal Identifiable Data 25
10.	Intellectual Property 25
10.1.	Joint Ownership and Prosecution 25
10.2.	Inventions Owned by 27

10.3.	Inventions Owned by Merck 27
10.4.	Mutual Freedom to Operate for Combination Inventions 28
11.	Reprints; Rights of Cross-Reference 28
12.	Publications; Press Releases 28
12.1.	Clinical Trial Registry 28
12.2.	Publication 29
12.3.	Press Releases 29
13.	Representations and Warranties; Disclaimers 29
13.1.	Due Authorization 29
13.2.	Compounds 29
13.3.	Results 30
13.4.	Anti-Corruption 30
13.5.	DISCLAIMER 32
14.	Insurance; Indemnification; Limitation of Liability 32
14.1.	Insurance 32
14.2.	Indemnification 32
14.3.	LIMITATION OF LIABILITY 33
15.	Use of Name 33
16.	Force Majeure 33
17.	Entire Agreement; Amendment; Waiver 34
18.	Assignment and Affiliates 34
19.	Invalid Provision 34
20.	No Additional Obligations 34
21.	Governing Law; Dispute Resolution 35
22.	Notices 35
23.	Relationship of the Parties 36
24.	Counterparts and Due Execution 36
25.	Construction 36

Appendices
Appendix A
Appendix B
Schedules
Schedule I

CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT

This CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT (this

“Agreement”), made as of June 28, 2017 (the “Effective Date”), is by and between Merck Sharp & Dohme B.V., having a place of business at Waarderweg 39, 2031 BN Haarlem, Netherlands (“Merck”), and Antigen Express, Inc., having a place of business at 33 Redwing Road, Wellesley, MA, 02481 (“Antigen Express”). Merck and Antigen Express are each referred to herein individually as “Party” and collectively as “Parties”.

RECITALS

A.                 Merck is developing the Merck Compound for the treatment of certain tumor types.

B.                 Antigen Express is developing the Antigen Express Compound (as defined below) for the treatment of certain tumor types.

C.                 Antigen Express desires to sponsor a clinical trial in which the Antigen Express Compound and the Merck Compound would be dosed concurrently or in combination.

D.                 Merck and Antigen Express, consistent with the terms of this Agreement, desire to collaborate as more fully described herein, including by providing the Merck Compound and the Antigen Express Compound for the Study (as defined below).

NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions, the Parties, intending to be legally bound, mutually agree as follows:

1.	Definitions.

For all purposes of this Agreement, the capitalized terms defined in this Article 1 and throughout this Agreement shall have the meanings herein specified.

1.1.    “Affiliate” means, with respect to either Party, a firm, corporation or other entity which directly or indirectly owns or controls said Party, or is owned or controlled by said Party, or is under common ownership or control with said Party. The word “control” as used in this definition means (i) the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of a legal entity, or (ii) possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities, contract rights, voting rights, corporate governance or otherwise.

1.2.    “Agreement” means this agreement, as amended by the Parties from time to time, and as set forth in the preamble.

1.3.	“Alliance Manager” has the meaning set forth in Section 3.10.

1.4.	“Antigen Express” has the meaning set forth in the preamble.
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1.5.	“Antigen Express Background Patents” has the meaning set forth in Section

10.4.1.

1.6.	“Antigen Express Class Compound” means any Ii-Key modified cancer peptide vaccine.

1.7.    “Antigen Express Compound” means AE37, an Ii-Key HER2776-790 cancer peptide vaccine, excluding, however, any biosimilar version of AE37 other than a biosimilar version Controlled by Antigen Express or its Affiliate.

1.8.	“Antigen Express Inventions” has the meaning set forth in Section 10.2.

1.9.    “Applicable Law” means all federal, state, local, national and regional statutes, laws, rules, regulations and directives applicable to a particular activity hereunder, including performance of clinical trials, medical treatment and the processing and protection of personal and medical data, that may be in effect from time to time, including those promulgated by the United States Food and Drug Administration (“FDA”), national regulatory authorities, the European Medicines Agency (“EMA”) and any successor agency to the FDA or EMA or any agency or authority performing some or all of the functions of the FDA or EMA in any jurisdiction outside the United States or the European Union (each a “Regulatory Authority” and collectively, “Regulatory Authorities”), and including cGMP and GCP (each as defined below); all data protection requirements such as those specified in the EU Data Protection Directive and the regulations issued under the United States Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); export control and economic sanctions regulations which prohibit the shipment of United States-origin products and technology to certain restricted countries, entities and individuals; anti-bribery and anti-corruption laws pertaining to interactions with government agents, officials and representatives; laws and regulations governing payments to healthcare providers; and any United States or other country’s or jurisdiction’s successor or replacement statutes, laws, rules, regulations and directives relating to the foregoing.

1.10.   “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks located in the country where the applicable obligations are to be performed are authorized or required by law to be closed.

1.11.   “cGMP” means the current Good Manufacturing Practices officially published and interpreted by EMA, FDA and other applicable Regulatory Authorities that may be in effect from time to time and are applicable to the Manufacture of the Compounds.

1.12.   “Clinical Data” means all data (including raw data) and results generated by or on behalf of either Party or at either Party’s direction, or by or on behalf of the Parties together or at their direction, in the course of each such Party’s performance of the Study; provided however, that Clinical Data does not include Sample Testing Results.

1.13.	“Clinical Quality Agreement” has the meaning set forth in Section 8.2.

1.14.   “CMC” means “Chemistry Manufacturing and Controls” as such term of art is used in the pharmaceutical industry.

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1.15.   “Combination” means the use or method of using the Merck Compound and the Antigen Express Compound in concomitant or sequential administration.

1.16.   “Compounds” means the Merck Compound and the Antigen Express Compound. A “Compound” means either the Merck Compound or the Antigen Express Compound, as applicable.

1.17.   “Confidential Information” means any information, Know-How or other proprietary information or materials furnished to one Party (“Receiving Party”) by or on behalf the other Party (“Disclosing Party”) in connection with this Agreement, except to the extent that such information or materials: (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party, as demonstrated by competent evidence; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was disclosed to the Receiving Party by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or (e) was subsequently developed by the Receiving Party without use of the Disclosing Party Confidential Information, as demonstrated by competent evidence.

1.18.	“Continuing Party” has the meaning set forth in Section 10.1.3.

1.19.   “Control” or “Controlled” means, with respect to particular information or intellectual property, that the applicable Party owns or has a license to such information or intellectual property and has the ability to grant a right, license or sublicense to the other Party as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.20.   “CTA” means an application to a Regulatory Authority for purposes of requesting the ability to start or continue a clinical trial, which CTA may consist of, or include, and IND.

1.21.   “Data Sharing/Sample Testing Schedule” means the schedule attached hereto as Schedule I.

1.22.	“Defending Party” has the meaning set forth in Section 14.2.3.

1.23.   “Delivery” with respect to the Merck Compound has the meaning set forth in Section 8.4.1, and with respect to the Antigen Express Compound, the meaning set forth in Section 8.4.2.

1.24.	“Direct Manufacturing Costs” has the meaning set forth in Section 6.11.

1.25.   “Disclosing Party” has the meaning set forth in the definition of Confidential Information.

1.26.	“Disposition Package” has the meaning set forth in Section 8.8.1.

1.27.	“Effective Date” has the meaning set forth in the preamble.
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1.28.	“EMA” has the meaning set forth in the definition of Applicable Law.

1.29.	“Exclusions List” has the meaning set forth in the definition of Violation.

1.30.	“FDA” has the meaning set forth in the definition of Applicable Law.

1.31.   “Field” means the concomitant and/or sequenced administration of the Merck Compound and the Antigen Express Compound in patients with metastatic triple negative breast cancer.

1.32.	“Filing Party” has the meaning set forth in Section 10.1.3.

1.33.	“Final Study Report” has the meaning set forth in Section 3.11.

1.34.	“Force Majeure” has the meaning set forth Section 16.

1.35.	“GAAP” has the meaning set forth in Section 6.11.

1.36.   “GCP” means the Good Clinical Practices officially published by EMA, FDA and the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) that may be in effect from time to time and are applicable to the testing of the Compounds.

1.37.   “Government Official” means: (a) any officer or employee of a government or any department, agency or instrument of a government; (b) any Person acting in an official capacity for or on behalf of a government or any department, agency, or instrument of a government; (c) any officer or employee of a company or business owned in whole or part by a government; (d) any officer or employee of a public international organization such as the World Bank or United Nations; (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party; and/or (f) any candidate for political office; who, when such Government Official is acting in an official capacity, or in an official decision- making role, has responsibility for performing regulatory inspections, government authorizations or licenses, or otherwise has the capacity to make decisions with the potential to affect the business of either of the Parties.

1.38.	“HIPAA” has the meaning set forth in the definition of Applicable Law.

1.39.   “IND” means any Investigational New Drug Application filed or to be filed with the FDA as described in Title 21 of the U.S. Code of Federal Regulations, Part 312, and the equivalent application in the jurisdictions outside the United States, including an “Investigational Medicinal Product Dossier” filed or to be filed with Regulatory Authorities in the European Union.

1.40.	“Indirect Manufacturing Costs” has the meaning set forth in Section 6.11.

1.41.   “Inventions” means all inventions and discoveries, whether or not patentable, that are made, conceived, or first actually reduced to practice by or on behalf of a Party, or by or on behalf of the Parties together, (i) in the design or performance of the Study, or in the design or

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performance of any Subsequent Study for the Combination performed pursuant to Section 3.14, or (ii) through use of unpublished Clinical Data

1.42.   “Joint Development Committee” or “JDC” has the meaning set forth in Section 3.10.

1.43.	“Joint Patent Application” has the meaning set forth in Section 10.1.3.

1.44.   “Joint Patent” means a patent, extension, registration, supplementary protection certificate or the like that issues from a Joint Patent Application.

1.45.	“Jointly Owned Invention” has the meaning set forth in Section 10.1.1.

1.46.   “Know-How” means any proprietary invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, including manufacturing, use, process, structural, operational and other data and information, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable, that is not generally known or otherwise in the public domain.

1.47.	“Liability” has the meaning set forth in Section 14.2.1.

1.48.   “Manufacture,” “Manufactured,” or “Manufacturing” means all activities related to the manufacture of a Compound, including planning, purchasing, manufacture, processing, compounding, storage, filling, packaging, waste disposal, labeling, leafleting, testing, quality assurance, sample retention, stability testing, release, dispatch and supply, as applicable.

1.49.   “Manufacturer’s Release” or “Release” has the meaning ascribed to such term in the Clinical Quality Agreement.

1.50.   “Manufacturing Site” means the facilities where a Compound is Manufactured by or on behalf of a Party, as such Manufacturing Site may change from time to time in accordance with Section 8.7.

1.51.	“Merck” has the meaning set forth in the preamble.

1.52.	“Merck Background Patents” has the meaning set forth in Section 10.4.2.

1.53.   “Merck Compound” means pembrolizumab, a humanized anti-human PD-1 monoclonal antibody, excluding, however, any biosimilar version of pembrolizumab other than a biosimilar version Controlled by Merck or its Affiliate.

1.54.	“Merck Inventions” has the meaning set forth in Section 10.3.

1.55.   “NDA” means a New Drug Application, Biologics License Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the United States Federal Food, Drug and Cosmetic Act, or similar application or submission for a marketing

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authorization of a product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

1.56.   “Non-Conformance” means, with respect to a given unit of Compound, (i) an event that deviates from an approved cGMP requirement with respect to the applicable Compound, such as a procedure, Specification, or operating parameter, or that requires an investigation to assess impact to the quality of the applicable Compound or (ii) that such Compound failed to meet the applicable representations and warranties set forth in Section 2.3. Classification of the Non-Conformance is detailed in the Clinical Quality Agreement.

1.57.	“Non-Filing Party” has the meaning set forth in Section 10.1.3.

1.58.	“Other Party” has the meaning set forth in Section 14.2.3.

1.59.	“Opting-out Party” has the meaning set forth in Section 10.1.3.

1.60.	“Party” has the meaning set forth in the preamble.

1.61.   “PD-1 Antagonist” means any small or large molecule that blocks binding of PD- L1 and/or PD-L2 to PD-1.

1.62.   “Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or governmental entity.

1.63.	“Pharmacovigilance Agreement” has the meaning set forth in Section 5.1.

1.64.	“Project Manager” has the meaning set forth in Section 3.10.

1.65.   “Protocol” means the written documentation that describes the Study and sets forth specific activities to be performed as part of the conduct of the Study, which is attached hereto as Appendix A.

1.66.   “Receiving Party” has the meaning set forth in the definition of Confidential Information.

1.67.   “Regulatory Approvals” means, with respect to a Compound, any and all permissions (other than the Manufacturing approvals) required to be obtained from Regulatory Authorities and any other competent authority for the development, registration, importation and distribution of such Compound in the United States, Europe or other applicable jurisdictions for use in the Study.

1.68.   “Regulatory Authorities” has the meaning set forth in the definition of Applicable Law.

1.69.   “Regulatory Documentation” means, with respect to the Compounds, all submissions to Regulatory Authorities in connection with the development of such Compounds,

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including all INDs and amendments thereto, NDAs and amendments thereto, drug master files, correspondence with regulatory agencies, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records, in each case together with all supporting documents (including documents that include Clinical Data).

1.70.   “Related Agreements” means the Pharmacovigilance Agreement and the Clinical Quality Agreement.

1.71.   “Right of Reference” means the “right of reference” defined in 21 CFR 314.3(b), including with regard to a Party, allowing the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Documentation (and any data contained therein) filed with such Regulatory Authority with respect to a Party’s Compound, only to the extent necessary for the conduct of the Study in such country or as otherwise expressly permitted or required under this Agreement to enable a Party to exercise its rights or perform its obligations hereunder.

1.72.	“SAEs” has the meaning set forth in Section 5.2.

1.73.   “Samples” means biological specimens collected from subjects participating in the Study, including urine, blood and tissue samples.

1.74.   “Sample Testing” means the analyses to be performed by each Party using the applicable Samples, as described in the Data Sharing/Sample Testing Schedule.

1.75.   “Sample Testing Results” means those data and results arising from the Sample Testing performed by a Party.

1.76.   “Specifications” means, with respect to a given Compound, the set of requirements for such Compound as set forth in the Clinical Quality Agreement.

1.77.   “Study” means a Phase I dose escalation study to evaluate the safety, pharmacokinetics, pharmacodynamics and preliminary efficacy of the concomitant and/or sequenced administration of the combination of the Antigen Express Compound and the Merck Compound in patients with triple negative breast cancer.

1.78.	“Study Completion” has the meaning set forth in Section 3.11.

1.79.	“Subcontractors” has the meaning set forth in Section 2.4.

1.80.	“Subsequent Study” has the meaning set forth in Section 3.14.1.

1.81.	“Term” has the meaning set forth in Section 6.1.

1.82.   “Third Party” means any Person or entity other than Antigen Express, Merck or their respective Affiliates.

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1.83.   “Toxicity & Safety Data” means all clinical adverse event information and/or patient-related safety data included in the Clinical Data, as more fully described in the Pharmacovigilance Agreement.

1.84.	“VAT” has the meaning set forth in Section 8.16.

1.85.   “Violation” means that a Party or any of its officers or directors or any other personnel (or other permitted agents of a Party performing activities hereunder) has been: (1) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (2) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or listed as having an active exclusion in the System for Award Management (http://www.sam.gov); or (3) listed by any US Federal agency as being suspended, proposed for debarment, debarred, excluded or otherwise ineligible to participate in Federal procurement or non-procurement programs, including under 21 U.S.C. 335a (http://www.fda.gov/ora/compliance_ref/debar/) ( (1), (2) and (3) collectively the “Exclusions Lists”).

2.	Scope of the Agreement.

2.1.    Generally. Each Party shall: (a) contribute to the Study such resources as are necessary to fulfill its obligations set forth in this Agreement; and (b) act in good faith in performing its obligations under this Agreement and each Related Agreement to which it is a Party.

2.2.    Manufacturing Delay. Each Party shall notify the other Party as promptly as possible in the event of any Manufacturing delay that is likely to adversely affect supply of its Compound as contemplated by this Agreement.

2.3.	Compound Commitments.

2.3.1.   Antigen Express agrees to Manufacture and supply the Antigen Express Compound for purposes of the Study in accordance with Article 8, and Antigen Express hereby represents and warrants to Merck that, at the time of Delivery of the Antigen Express Compound, such Antigen Express Compound shall have been Manufactured and supplied in compliance with: (i) the Specifications for the Antigen Express Compound; (ii) the Clinical Quality Agreement; and (iii) all Applicable Law, including cGMP and health, safety and environmental protections.

2.3.2.   Merck agrees to Manufacture and supply the Merck Compound for purposes of the Study in accordance with Article 8, and Merck hereby represents and warrants to Antigen Express that, at the time of Delivery of the Merck Compound, such Merck Compound shall have been Manufactured and supplied in compliance with: (i) the Specifications for the Merck Compound; (ii) the Clinical Quality Agreement; and (iii) all Applicable Law, including cGMP and health, safety and environmental protections.

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2.3.3.    Without limiting the foregoing, each Party is responsible for obtaining all regulatory approvals (including facility licenses) that are required to Manufacture its Compound in accordance with Applicable Law (provided that, for clarity, Antigen Express shall be responsible for obtaining Regulatory Approvals for the Study as set forth in Section 3.4).

2.4.    Delegation of Obligations. Each Party shall have the right to delegate any portion of its obligations hereunder as follows: (a) to such Party’s Affiliates, without the other Party’s consent; (b) to Third Parties that (i) are conducting clinical trials of such Party’s Compound as of the Effective Date and are set forth in the Protocol as performing such Study activities, or (ii) are conducting Sample Testing for such Party, provided in each of (i) and (ii) that both Parties have approved the use of such Third Parties in the performance of such activities; (c) without restriction to the extent related to the Manufacture of such Party’s Compound; and (d) upon the written consent of the other Party. Any and all Third Parties to whom a Party delegates any of its obligations hereunder are referred to as “Subcontractors.” Notwithstanding any delegation of its obligations hereunder, each Party shall remain solely and fully liable for the performance of its Affiliates and Subcontractors to which such Party delegates the performance of its obligations under this Agreement. Each Party shall ensure that each of its Affiliates and Subcontractors performs such Party’s obligations pursuant to the terms of this Agreement, including the Appendices and Schedules attached hereto. Each Party shall use reasonable efforts to obtain and maintain copies of documents relating to the obligations performed by such Affiliates and Subcontractors that are required to be provided to the other Party under this Agreement.

2.5.    Compounds. Except as expressly set forth in Section 3.14, this Agreement does not create any obligation on the part of Merck to provide the Merck Compound for any activities other than the Study, nor does it create any obligation on the part of Antigen Express to provide the Antigen Express Compound for any activities other than the Study.

3.	Conduct of the Study.

3.1.    Sponsor and Combination IND. Antigen Express shall act as the sponsor of the Study. Antigen Express shall conduct the Study under a new IND specific for the Combination (“Combination IND”), which will be prepared and submitted to FDA by Antigen Express and will include a Right of Reference to the IND of the Merck Compound as further described in Section 3.4. The Combination IND shall be filed with a request for a waiver that exempts Merck from any requirement to notify FDA of any Suspected Unexpected Serious Adverse Reactions (a “SUSAR Waiver”) related to administration of the Merck Compound in any clinical study other than as part of the Study. At Merck’s request, Merck shall have the right to review all relevant documentation in connection with the Combination IND. Notwithstanding the above, if FDA refuses to grant such SUSAR Waiver under the Combination IND, Antigen Express shall instead sponsor the Study under its existing IND for the Antigen Express Compound with a Right of Reference to the IND of the Merck Compound as further described in Section 3.4; provided, however, that in no event shall Antigen Express file an additional IND for the Study, other than the Combination IND, unless required by Regulatory Authorities to do so. If a Regulatory Authority requests such an additional IND for the Study, the Parties shall meet and mutually agree on an approach to address such requirement.

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3.2.    Performance. Antigen Express shall ensure that the Study is performed in accordance with this Agreement, the Protocol and all Applicable Law, including GCP.

3.3.    Debarred Personnel; Exclusions Lists. Notwithstanding anything to the contrary contained herein, Antigen Express shall not employ or subcontract with any Person that is excluded, debarred, suspended, proposed for suspension or debarment, in Violation or otherwise ineligible for government programs for the performance of the Study or any other activities under this Agreement or the Related Agreements. Antigen Express hereby certifies that it has not employed or otherwise used in any capacity and will not employ or otherwise use in any capacity, the services of any Person suspended, proposed for debarment, or debarred under United States law, including 21 USC 335a, or any foreign equivalent thereof, in performing any portion of the Study or other activities under this Agreement or the Related Agreements and that Antigen Express has, as of the Effective Date, screened itself, and its officers and directors, against the Exclusions Lists and that it has informed Merck whether it or any of its officers or directors has been in Violation. Antigen Express shall notify Merck in writing immediately if any such suspension, proposed debarment, debarment or Violation occurs or comes to its attention, and shall, with respect to any Person so suspended, proposed for debarment, debarred or in Violation, promptly remove such Person from performing activities, function or capacity related to the Study or otherwise related to activities under this Agreement or the Related Agreements.

3.4.    Regulatory Matters. Antigen Express shall: (a) obtain, prior to initiating the Study, all Regulatory Approvals from all Regulatory Authorities, ethics committees and/or institutional review boards with jurisdiction over the Study prior to initiating the Study; and (b) follow all directions from any such Regulatory Authorities, ethics committees and/or institutional review boards. Merck shall have the right (but not the obligation) to participate in any discussions with a Regulatory Authority regarding matters related to the Merck Compound. If a Right of Reference is necessary, each Party shall provide to the other a cross-reference letter or similar communication to the applicable Regulatory Authority if needed to effectuate the Right of Reference. Notwithstanding anything to the contrary in this Agreement, neither Party shall have any right to access the other Party’s CMC data with respect to such other Party’s Compound. Merck shall authorize FDA and other applicable Regulatory Authorities to cross- reference the appropriate Merck Compound INDs and CTAs to provide data access to Antigen Express sufficient to support conduct of the Study. If Merck’s CTA is not available in a given country, Merck will file its CMC data with the Regulatory Authority for such country, referencing Antigen Express’ CTA as appropriate (however, Antigen Express shall have no right to directly access the CMC data).

3.5.    Documentation. Antigen Express shall maintain reports and all related documentation in good scientific manner and in compliance with Applicable Law. Antigen Express shall provide to Merck all Study information and documentation reasonably requested by Merck to enable Merck to (a) comply with any of its legal, regulatory and/or contractual obligations, or any request by any Regulatory Authority, related to the Merck Compound and (b) determine whether the Study has been performed in accordance with this Agreement.

3.6.    Copies. Antigen Express shall provide to Merck copies of all Clinical Data, in electronic form or other mutually agreeable alternate form and on the timelines specified in the

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Data Sharing/Sample Testing Schedule (if applicable) or upon mutually agreeable timelines; provided, however, that and a complete copy of the Clinical Data shall be provided to Merck no later than thirty (30) days following Study Completion. Antigen Express shall ensure that all patient authorizations and consents required under HIPAA, the EU Data Protection Directive (to the extent any part of the Study is done in Europe), or any other similar Applicable Law in connection with the Study permit such sharing of Clinical Data with Merck.

3.7.	Samples.

3.7.1.   Antigen Express shall provide Samples to Merck as specified in the Protocol or as agreed to by the Joint Development Committee. Each Party shall (a) use the Samples only for the Sample Testing and (b) conduct the Sample Testing solely in accordance with the Data Sharing/Sample Testing Schedule and the Protocol.

3.7.2.   Merck shall own all Sample Testing Results arising from Sample Testing performed by or on behalf of Merck. Solely to the extent specified on the Data Sharing/Sample Testing Schedule as being shared, Merck shall provide to Antigen Express the Sample Testing Results for the Sample Testing conducted by or on behalf of Merck, in electronic form or other mutually agreeable alternate form, on the timelines specified in the Data Sharing/Sample Testing Schedule or as otherwise mutually agreed.

3.7.3.   Antigen Express shall own all Sample Testing Results arising from Sample Testing performed by or on behalf of Antigen Express. Solely to the extent specified on the Data Sharing/Sample Testing Schedule as being shared, Antigen Express shall provide to Merck the Sample Testing Results for the Sample Testing conducted by or on behalf of Antigen Express, in electronic form or other mutually agreeable alternate form, on the timelines specified in the Data Sharing/Sample Testing Schedule or as otherwise mutually agreed.

3.7.4.   Except to the extent otherwise agreed in a writing signed by authorized representatives of each Party, each Party may use and disclose the Sample Testing Results owned by the other Party and shared by such other Party in accordance with the Data Sharing/Sample Testing Schedule solely for the purposes of (i) seeking Regulatory Approval for the use of its respective Compound in the Combination and (ii) filing and prosecuting Joint Patent Applications and enforcing any Joint Patents in accordance with Article 10.

3.8.	Ownership and Use of Clinical Data.

3.8.1.   All Clinical Data shall be jointly owned by Antigen Express and Merck. Merck hereby assigns to Antigen Express an undivided one-half interest in, to and under the Clinical Data. Antigen Express hereby assigns to Merck an undivided one-half interest in, to and under the Clinical Data. If such assignment cannot or does not occur, including in circumstances where such assignment is precluded by law, the Party with the obligation to assign hereby grants the other Party a non-exclusive license, with the right to grant sublicenses and to assign its license rights to the Clinical Data to any Person, in each case without the consent of the granting Party and without any accounting to such Party. Antigen Express shall maintain the Clinical Data in its internal database; provided, however, that at all times during the Term, Antigen

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Express shall grant Merck access to all Clinical Data and any portions of Antigen Express’ database that include Clinical Data.

3.8.2.   Notwithstanding the foregoing, and subject to the remaining provisions of this Section 3.8, before publication of the Clinical Data in accordance Article 12, (a) neither Party may disclose the Clinical Data publicly or to a Third Party without the consent of the other Party; and (b) in no event may (i) Merck use Clinical Data, directly or indirectly, to research, develop or commercialize a compound that is an Antigen Express Class Compound (whether as a monotherapy or in a combination other than pursuant to this Agreement) or (ii) Antigen Express use Clinical Data, directly or indirectly, to research, develop or commercialize a PD-1 Antagonist (whether as a monotherapy or in a combination other than pursuant to this Agreement). Each Party’s use of unpublished Clinical Data is restricted to (A) seeking regulatory approval for use of such Party’s Compound in the Combination; (B) prosecuting and enforcing Jointly Owned Inventions; (C) conducing Subsequent Studies; and (D) internal purposes related to its own Compound; provided, however, that the foregoing shall not limit or restrict either Party’s ability to (x) use or disclose the unpublished Clinical Data as may be necessary to comply with Applicable Law or with such Party’s internal policies and procedures with respect to pharmacovigilance and adverse event reporting, or (y) share with Third Parties or Affiliates Toxicity & Safety Data where because of severity, frequency or lack of reversibility either Party needs to use such Toxicity & Safety Data with respect to its own Compound or the Combination to ensure patient safety.

3.9.    Regulatory Submission. It is understood and acknowledged by the Parties that positive Clinical Data could be used to obtain label changes for the Compounds, and each Party may propose a Subsequent Study (as defined below) in connection therewith in accordance with Section 3.14.

3.10.   Joint Development Committee. The Parties shall form a joint development committee (the “Joint Development Committee” or “JDC”) made up of an equal number of representatives of Merck and Antigen Express, with Antigen Express members having one vote and Merck members having one vote, which shall have responsibility for coordinating all regulatory and other activities under, and pursuant to, this Agreement. Each Party shall designate a project manager (the “Project Manager”) who shall be responsible for implementing and coordinating activities and facilitating the exchange of information between the Parties with respect to the Study and shall be a member of the JDC. Other JDC members will be agreed by both Parties. The JDC shall meet as soon as practicable after the Effective Date and then no less than twice yearly, and more often as reasonably considered necessary at the request of either Party, to provide an update on the progress of the Study. The JDC may meet in person or by means of teleconference, Internet conference, videoconference or other similar communications equipment. Prior to any such meeting, the Antigen Express Project Manager shall provide an update in writing to the Merck Project Manager, which update shall contain information about the overall progress of the Study, recruitment status, interim analysis (if results available), final analysis and other information relevant to the conduct of the Study. In addition to a Project Manager, each Party shall designate an alliance manager (the “Alliance Manager”), who shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information and shall serve as the primary point of contact for any issues arising under this Agreement. The Alliance Managers shall have the right to

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attend all JDC meetings and may bring to the attention of the JDC any matters or issues either of them reasonably believes should be discussed and shall have such other responsibilities as the Parties may mutually agree in writing. In the event that an issue arises and the Alliance Managers cannot or do not, after reasonable efforts, reach agreement on such issue, or if there is a decision to be made by the JDC on which the members of the JDC cannot unanimously agree, the issue shall be elevated to the Vice President of Clinical Oncology for Merck and the Chief Operating Officer for Antigen Express. In the event such escalation does not result in resolution or consensus: (a) Merck shall have final decision-making authority with respect to issues related to Merck Compound; and (b) Antigen Express shall have final decision-making authority with respect to issues related to Antigen Express Compound.

3.11.   Final Study Report. Antigen Express shall provide Merck with an electronic draft of the final study report promptly following Study Completion, and Merck shall have thirty (30) days after receipt of such draft to provide comments thereon. Antigen Express shall reasonably consider any comments provided by Merck on the draft final study report and shall not include any statements relating to the Merck Compound that have not been approved by Merck. Antigen Express shall deliver to Merck a final version of the final study report promptly following finalization thereof (the “Final Study Report”). “Study Completion” shall occur upon database lock of the Study results.

3.12.   Relationship. Except as expressly set forth in this Agreement, nothing in this Agreement shall: (a) prohibit either Party from performing clinical studies other than the Study relating to its own Compound, either individually or in combination with any other compound or product, in any therapeutic area; or (b) create an exclusive relationship between the Parties with respect to any Compound. Each Party acknowledges and agrees that nothing in this Agreement shall be construed as a representation or inference that the other Party will not develop for itself, or enter into business relationships with other Third Parties regarding, any products, programs, studies (including combination studies), technologies or processes that are similar to or that may compete with the Combination or any other product, program, technology or process, including Antigen Express Class Compound or PD-1 Antagonists, provided that the Clinical Data, Confidential Information, Jointly Owned Inventions and Sample Testing Results are not used or disclosed in connection therewith in violation of this Agreement.

3.13.   Licensing. Nothing in this Agreement shall prohibit or restrict a Party from licensing, assigning or otherwise transferring to an Affiliate or Third Party such Party’s Compound or any Inventions, Confidential Information or Sample Testing Results owned solely by such Party. A Party may license, assign or transfer to an Affiliate or Third Party such Party’s interest in the Clinical Data, Confidential Information owned jointly by the Parties and/or Jointly Owned Inventions, and in connection therewith share the shared Sample Testing Results owned by the other Party, solely to the extent such licensee, assignee or transferee agrees in writing to be bound by the terms of this Agreement with respect to such Clinical Data, Confidential Information, Jointly Owned Inventions, and shared Sample Testing Results. For purposes of clarity, any assignment or transfer of this Agreement must comply with Section 18 of this Agreement.

3.14.	Subsequent Study.
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3.14.1.  During the Term and for a period of twelve (12) months thereafter, either Party shall have the option to propose additional studies for the purpose of conducting a registration study for the Combination in the same indication as the Study (each a “Subsequent Study”) by sending a written proposal to the other Party. Antigen Express must offer Merck the option of participating in a Subsequent Study prior to entering into an agreement with a Third Party to conduct a registration study in the same indication and line of therapy as the Study of the Antigen Express Compound in concomitant and/or sequential administration with a PD-1 Antagonist.

3.14.2.  If the receiving Party desires to engage in discussions around the proposed Subsequent Study, such Party shall notify the other Party, in writing, no later than ninety (90) days after receipt of the written proposal. Following such notification, the Parties shall negotiate in good faith the terms of an amendment to this Agreement and the Related Agreements or a new agreement (a “Subsequent Study Agreement”), as appropriate, but will have no obligation to agree upon the details of, or execute, such amendment or Subsequent Study Agreement. Any such amendment or Subsequent Study Agreement would include the following:

(a)	the Party that would sponsor such Subsequent Study:

(b)	a full and final protocol;

(c)	how costs would be allocated;

(d)	that the Parties will jointly own all data (including raw data) and results generated by or on behalf of either Party or at either Party’s direction, or by or on behalf of the Parties together or at their direction in the course of each such Party’s performance of the Subsequent Study (excluding any data and results arising from a Party’s sample testing) and that the sponsor Party will provide the other Party the unpublished summary data and results from the Subsequent Study as promptly as reasonable after the data is available; and

(e)	that the Parties shall jointly own the Jointly Owned Inventions.

4.	Protocol and Certain Other Documents.

4.1.    Protocol. A protocol and statistical analysis plan for the Study, entitled “A Phase II Clinical Trial of Pembrolizumab in combination with the AE37 Peptide Vaccine in Patients with Metastatic Triple Negative Breast Cancer,” has been agreed to by the Parties as of the Effective Date and is attached hereto as Appendix A (the “Protocol”). The Protocol may be amended with the approval of the JDC, subject to each Party’s decision making rights set forth in this Section 4.1. To the extent there is a disagreement between the Parties regarding the contents of the Protocol, Antigen Express shall have final decision-making authority; provided, however, that any material changes to any draft of the Protocol (other than material changes relating solely to the Antigen Express Compound) from the draft of the Protocol previously provided to Merck, any material changes to the approved final Protocol (other than material changes relating solely to the Antigen Express Compound), and any changes to any draft of the Protocol or approved

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final Protocol (whether or not material) relating to the Merck Compound (including with respect to the quantities and/or presentations of Merck Compound to be provided for the Study and/or the timing for Delivery thereof), shall require Merck’s prior written consent. Any such proposed changes will be sent in writing to Merck’s Project Manager and Merck’s Alliance Manager. Merck will provide such consent, or a written explanation for why such consent is being withheld, within fifteen (15) Business Days after Merck receives a copy of Antigen Express’ requested changes.

4.1.1.   Notwithstanding anything to the contrary contained herein, Merck, in its sole discretion, shall have the sole right to determine the dose and dosing regimen for the Merck Compound and shall have the final decision on all matters relating to the Merck Compound (including quantities of Merck Compound to be supplied pursuant to Article 8) and any information regarding the Merck Compound included in the Protocol.

4.1.2.   Notwithstanding anything to the contrary contained herein, Antigen Express, in its sole discretion, shall have the sole right to determine the dose and dosing regimen for the Antigen Express Compound and shall have the final decision on all matters relating to the Antigen Express Compound (including quantities of Antigen Express Compound to be supplied pursuant to Article 8) and any information regarding the Antigen Express Compound included in the Protocol.

4.2.    Informed Consent. Antigen Express shall prepare the patient informed consent form for the Study (which shall include provisions regarding the use of Samples in Sample Testing) in consultation with Merck (it being understood and agreed that the portion of the informed consent form relating to the Sample Testing of the Merck Compound shall be provided to Antigen Express by Merck). Any proposed changes to such form that relate to the Merck Compound, including Sample Testing of the Merck Compound, shall be subject to Merck’s prior written consent. Any such proposed changes will be sent in writing to Merck’s Project Manager and Merck’s Alliance Manager. Merck will provide such consent, or a written explanation for why such consent is being withheld, within fifteen (15) Business Days after Merck receives a copy of Antigen Express’ requested changes.

4.3.    Financial Disclosure. Antigen Express shall (a) track and collect financial disclosure information from all “clinical investigators” involved in the Study and (b) prepare and submit the certification and/or disclosure of the same in accordance with all Applicable Law, including, but not limited to, Part 54 of Title 21 of the United States Code of Federal Regulations (Financial Disclosure by Clinical Investigators) and related FDA Guidance Documents. Prior to the initiation of clinical activities under the Study, but in any event within 60 days after the Effective Date, the parties shall determine whether Antigen Express shall track and collect from all “clinical investigators” involved in the Study separate certification and/or disclosure forms for each of Merck and Antigen Express or one (1) “combined” certification and/or disclosure form for both Merck and Antigen Express. For purposes of this Section 4.3, the term “clinical investigators” shall have the meaning set forth in Part 54.2(d) of Title 21 of the United States Code of Federal Regulations.

4.4.	Transparency Reporting.
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4.4.1.   With respect to any annual reporting period in which Antigen Express is not an entity that is required to make a Transparency Report under Applicable Law, Antigen Express will: (a) notify Merck, in writing, within thirty (30) days after the commencement of such reporting period that Antigen Express is not so required; and (b) during such reporting period Antigen Express will track and provide to Merck data regarding “indirect” payments or other transfers of value by Antigen Express to such health care professionals to the extent such payments or other transfers of value were required, instructed, directed or otherwise caused by Merck pursuant to this Agreement in the format requested by Merck and provided on a basis to be agreed upon by both Parties. Antigen Express represents and warrants that any data provided by Antigen Express to Merck pursuant to Section 4.4.1(b) above will be complete and accurate to the best of Antigen Express knowledge.

4.4.2.   With respect to any annual reporting period in which Antigen Express is required to make a Transparency Report under Applicable Law, Antigen Express will provide to Merck, in writing, Antigen Express’ point of contact for purposes of receiving information from Merck pursuant to this Section 4.4, along with such contact’s full name, email address, and telephone number. Antigen Express may update such contact from time to time by notifying Merck in writing pursuant to Article 22 (Notices). Where applicable, Merck will provide to such Antigen Express contact all information regarding the value of the Merck Compound provided for use in the Study required for such reporting. In the event that the value of the Merck Compound provided pursuant to this Section 4.4.2 changes, Merck shall notify Antigen Express of such revised value and the effective date thereof.

4.4.3.   For purposes of this Section 4.4, “Transparency Report” means a transparency report in connection with reporting payments and other transfers of value made to health care professionals, including, without limitation, investigators, steering committee members, data monitoring committee members, and consultants in connection with the Study in accordance with reporting requirements under Applicable Law, including, without limitation, the Physician Payment Sunshine Act and state gift laws, and the European Federation of Pharmaceutical Industries and Associations Disclosure Code, or a Party’s applicable policies.

5.	Adverse Event Reporting.

5.1.    Pharmacovigilance Agreement. Antigen Express will be solely responsible for compliance with all Applicable Laws pertaining to safety reporting for the Study and related activities. The Parties (or their respective Affiliates) will execute a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) prior to the initiation of clinical activities under the Study, but in any event within sixty (60) days after the Effective Date, to ensure the exchange of relevant safety data within appropriate timeframes and in an appropriate format to enable the Parties to fulfill local and international regulatory reporting obligations and to facilitate appropriate safety reviews. In the event of any inconsistency between the terms of this Agreement and the Pharmacovigilance Agreement, the terms of this Agreement shall control. The Pharmacovigilance Agreement will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, pregnancy reports, and any other safety information arising from or related to the use of the Merck Compound and Antigen Express Compound in the Study, consistent with Applicable Law. Such guidelines and procedures shall be in accordance with, and enable the

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Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to Government Authorities.

5.2.    Transmission of SAEs. Antigen Express will transmit to Merck all serious adverse events (“SAEs”) as follows:

5.2.1.   For drug-related fatal and life-threatening SAEs, Antigen Express will send a completely processed case (on a CIOMS-1 form in English) within three (3) calendar days after receipt by Antigen Express of such SAEs.

5.2.2.   For all other SAEs, including non-drug-related fatal and life-threatening SAEs, Antigen Express will send a completely processed case (on a CIOMS-1 form in English) within five (5) calendar days after receipt by Antigen Express of such SAEs.

6.	Term and Termination.

6.1.    Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the earlier of (i) delivery of the Final Study Report and (ii) Study Completion plus three (3) months, or until terminated by either Party pursuant to this Article 6 (the “Term”).

6.2.    Merck Termination Right for Safety. In the event that Merck in good faith believes that the Merck Compound is being used in the Study in an unsafe manner and notifies Antigen Express in writing of the grounds for such belief, and Antigen Express fails to promptly incorporate changes into the Protocol requested by Merck to address such issue or to otherwise address such issue reasonably, Merck may terminate this Agreement and the supply of the Merck Compound immediately upon written notice to Antigen Express.

6.3.    Termination for Material Breach. Either Party may terminate this Agreement if the other Party commits a material breach of this Agreement, and such material breach continues for thirty (30) days after receipt of written notice thereof from the non-breaching Party; provided that if such material breach cannot reasonably be cured within thirty (30) days, the breaching Party shall be given a reasonable period of time to cure such breach; provided further, that if such material breach is incapable of cure, then the notifying Party may terminate this Agreement effective after the expiration of such thirty (30) day period.

6.4.    Termination for Patient Safety. If either Party reasonably determines, based on a review of the Clinical Data, Sample Testing Results or other Study-related Know-How or other information, that the Study may unreasonably affect patient safety, such Party shall promptly notify the other Party of such determination. The Party receiving such notice may propose modifications to the Study to address the safety issue identified by the other Party and, if the notifying Party agrees, shall act to implement immediately such modifications; provided, however, that if the notifying Party, in its sole discretion, believes that there is imminent danger to patients, such Party need not wait for the other Party to propose modifications and may instead terminate this Agreement immediately upon written notice to such other Party. Furthermore, if the notifying Party, in its sole discretion, believes that any modifications proposed by the other Party will not resolve the patient safety issue, such Party may terminate this Agreement effective upon written notice to such other Party.

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6.5.    Termination for Regulatory Action; Other Reasons. Either Party may terminate this Agreement immediately upon written notice to the other Party in the event that any Regulatory Authority takes any action, or raises any objection, that prevents the terminating Party from supplying its Compound for purposes of the Study. Additionally, either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in the event that it determines in its sole discretion to withdraw any applicable Regulatory Approval for its Compound or to discontinue development of its Compound, for medical, scientific or legal reasons.

6.6.    Return of Merck Compound. In the event that this Agreement is terminated, or in the event Antigen Express remains in possession (including through any Affiliate or Subcontractor) of Merck Compound at the time this Agreement expires, Antigen Express shall, at Merck’s sole discretion, promptly either return or destroy all unused Merck Compound pursuant to Merck’s instructions. If Merck requests that Antigen Express destroy the unused Merck Compound, Antigen Express shall provide written certification of such destruction.

6.7.    Termination Related to Anti-Corruption. Either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party, if such other Party fails to perform any of its obligations under Section 13.4 or breaches any representation or warranty contained in Section 13.4. Except as set forth in Section 6.11, the non-terminating Party shall have no claim against the terminating Party for compensation for any loss of whatever nature by virtue of the termination of this Agreement in accordance with this Section 6.7.

6.8.    Survival. The provisions of Sections 3.4 through 3.8 (inclusive), 3.9, 3.13, 4.3, 6.6 through 6.11 (inclusive), 8.5.2, 8.11, 8.14 through 8.16 (inclusive), 13.4.6, 14.2, and 14.3, and Articles 1, 5, 9 through 12 (inclusive), 17, and 20 through 25 (inclusive) shall survive the expiration or termination of this Agreement.

6.9.    No Prejudice. Termination of this Agreement shall be without prejudice to any claim or right of action of either Party against the other Party for any prior breach of this Agreement.

6.10.   Confidential Information. Upon termination of this Agreement, each Party and its Affiliates shall promptly return to the Disclosing Party or destroy any Confidential Information of the Disclosing Party (other than Clinical Data, Sample Testing Results and Inventions) furnished to the Receiving Party by the Disclosing Party; provided, however that the Receiving Party may retain one copy of such Confidential Information in its confidential files, solely for purposes of exercising the Receiving Party’s rights hereunder, satisfying its obligations hereunder or complying with any legal proceeding or requirement with respect thereto, and provided further that the Receiving Party shall not be required to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are (i) maintained only on centralized storage servers (and not on personal computers or devices), (ii) not accessible by any of its personnel (other than its information technology specialists), and (iii) are not otherwise accessed subsequently except with the written consent of the Disclosing Party or as required by law or

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legal process. Such retained copies of Confidential Information shall remain subject to the confidentiality and non-use obligations herein.

6.11.   Manufacturing Costs. In the event of termination by Merck pursuant to Section 6.2, 6.3 or 6.7 above, Merck shall be entitled to reimbursement by Antigen Express for the Direct Manufacturing Costs and Indirect Manufacturing Costs (as defined herein) incurred by Merck for its Compound Delivered for the Study. “Direct Manufacturing Costs” shall be calculated consistent with Generally Accepted Accounting Principles (“GAAP”) and include manufacturing fees, raw materials, direct labor, freight and duty, and factory overhead costs that can be directly attributed to the Compound, including but not limited to equipment maintenance and repair, supplies, ongoing stability program costs, other plant services, indirect labor and depreciation on direct capital assets. “Indirect Manufacturing Costs” shall be calculated consistent with GAAP and include allocations of indirect factory overhead and site support costs, including but not limited to utilities, quality, planning, engineering, maintenance, safety, site science and technology, and depreciation on indirect capital assets, procurement, warehousing, and corporate services. Allocations shall be based on each Compound’s utilization relative to a manufacturing site’s total activity. In the event of termination by Antigen Express pursuant to Section 6.3 or 6.7 above, and in order to complete the Study it is necessary for Antigen Express to purchase Merck Compound, Merck shall reimburse Antigen Express’ out of pocket costs for the purchase of Merck Compound (from a Third Party) necessary to complete the Study as contemplated by the Protocol; provided, however, that in no event shall Merck’s obligation to reimburse Antigen Express subject to this sentence exceed one hundred thousand US Dollars ($100,000) in the aggregate.

7.	Costs of Study.

The Parties agree that: (a) Merck shall provide the Merck Compound for use in the Study, as described in Article 8 below; (b) each Party will be responsible for its own internal costs and expenses to support the Study and the costs of any Sample Testing conducted by such Party in connection with the Study; and (c) Antigen Express shall bear all other costs associated with the conduct of the Study, including that Antigen Express shall provide the Antigen Express Compound for use in the Study, as described in Article 8 below. For the avoidance of doubt, Antigen Express will not be required to reimburse Merck for any costs or expenses incurred by Merck or its Affiliates in connection with the Study (except as provided in Section 6.11) and Merck will not be required to reimburse Antigen Express for any costs or expenses incurred by Antigen Express or its Affiliates in connection with the Study.

8.	Supply and Use of the Compounds.

8.1.    Supply of the Compounds. Subject to the terms and conditions of this Agreement, each of Antigen Express and Merck will use commercially reasonable efforts to supply, or cause to be supplied, the quantities of its respective Compound as are set forth in Appendix B, on the timelines set forth in Appendix B, in each case for use in the Study; provided, however, in the event the Study will be conducted under a Combination IND in accordance with Section 3.1, no Merck Compound shall be supplied until after the SUSAR Waiver has been obtained. If the initial supply timelines in Appendix B need to be altered as a result of a delay in obtaining the SUSAR Waiver or the need to re-submit the Study to FDA under a supplement to the existing

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IND of the Antigen Express Compound, such timelines may be altered without amending the Agreement, by mutual consent of the Parities in writing via email. If the Protocol is changed in accordance with Section 4 in such a manner that may affect the quantities of Compound to be provided or the timing for providing such quantities, the Parties shall amend Appendix B to reflect any changes required to be consistent with the Protocol. Each Party shall also provide to the other Party a contact person for the supply of its Compound under this Agreement. Notwithstanding the foregoing, or anything to the contrary herein, in the event that either Party is not supplying its Compound in accordance with the terms of this Agreement, or is allocating under Section 8.10, then the other Party shall have no obligation to supply its Compound, or may allocate proportionally.

8.2.    Clinical Quality Agreement. Within forty five (45) days from the Effective Date of this Agreement, but in any event before any supply under this Agreement of the Merck Compound, the Parties (or their respective Affiliates) shall enter into a quality agreement that shall address and govern issues related to the quality of clinical drug supply to be supplied by the Parties for use in the Study (the “Clinical Quality Agreement”). In the event of any inconsistency between the terms of this Agreement and the Clinical Quality Agreement, the terms of this Agreement shall control. The Clinical Quality Agreement shall, among other things:

(i)   detail classification of any Compound found to have a Non-Conformance; (ii) include criteria for Manufacturer’s Release and related certificates and documentation; (iii) include criteria and timeframes for acceptance of Merck Compound; (iv) include procedures for the resolution of disputes regarding any Compounds found to have a Non-Conformance; and (v) include provisions governing the recall of Compounds.

8.3.    Minimum Shelf Life Requirements. Each Party shall use commercially reasonable efforts to supply its Compound hereunder with an adequate remaining shelf life at the time of Delivery to meet the Study requirements.

8.4.	Provision of Compounds.

8.4.1.   Merck will deliver the Merck Compound DAP (INCOTERMS 2010) to Antigen Express’, or its designee’s, location as specified by Antigen Express (“Delivery” with respect to such Merck Compound). Title and risk of loss for the Merck Compound shall transfer from Merck to Antigen Express at Delivery. All costs associated with the subsequent transportation, warehousing and distribution of Merck Compound shall be borne by Antigen Express. Antigen Express will, or will cause its designee to: (i) take delivery of the Merck Compound supplied hereunder; (ii) perform the acceptance (including testing) procedures allocated to it under the Clinical Quality Agreement; (iii) subsequently label and pack the Merck Compound (in accordance with Section 8.5), and promptly ship the Merck Compound to the Study sites for use in the Study, in compliance with cGMP, GCP and other Applicable Law and the Clinical Quality Agreement; and (iv) provide, from time to time at the reasonable request of Merck, the following information: any applicable chain of custody forms, in-transport temperature recorder(s), records and receipt verification documentation, such other transport or storage documentation as may be reasonably requested by Merck, and usage and inventory reconciliation documentation related to the Merck Compound.

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8.4.2.   Antigen Express is solely responsible, at its own cost, for supplying (including all Manufacturing, acceptance and release testing) the Antigen Express Compound for the Study, and the subsequent handling, storage, transportation, warehousing and distribution of the Antigen Express Compound supplied hereunder. Antigen Express shall ensure that all such activities are conducted in compliance with cGMP, GCP and other Applicable Law and the Clinical Quality Agreement. For purposes of this Agreement, the “Delivery” of a given quantity of the Antigen Express Compound shall be deemed to occur when such quantity is packaged for shipment to a Study site.

8.5.	Labeling and Packaging; Use, Handling and Storage.

8.5.1.   The Parties’ obligations with respect to the labeling and packaging of the Compounds are as set forth in the Clinical Quality Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, Merck shall provide the Merck Compound to Antigen Express in the form of unlabeled vials, and Antigen Express shall be responsible for labeling, packaging and leafleting such Merck Compound in accordance with the terms and conditions of the Clinical Quality Agreement and otherwise in accordance with all Applicable Law, including cGMP, GCP, and health, safety and environmental protections.

8.5.2.   Antigen Express shall: (i) use the Merck Compound solely for purposes of performing the Study; (ii) not use the Merck Compound in any manner that is inconsistent with this Agreement or for any commercial purpose; and (iii) label, use, store, transport, handle and dispose of the Merck Compound in compliance with Applicable Law and the Clinical Quality Agreement, as well as all instructions of Merck. Antigen Express shall not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the composition or underlying information, structure or ideas of the Merck Compound, and in particular shall not analyze the Merck Compound by physical, chemical or biochemical means except as necessary to perform its obligations under the Clinical Quality Agreement.

8.6.    Product Specifications. A certificate of analysis shall accompany each shipment of the Merck Compound to Antigen Express. Upon request, Antigen Express shall provide Merck with a certificate of analysis covering each shipment of Antigen Express Compound used in the Study.

8.7.    Changes to Manufacturing. Each Party may make changes from time to time to its Compound or the Manufacturing Site, provided that such changes shall be in accordance with the Clinical Quality Agreement.

8.8.	Product Testing; Noncompliance.

8.8.1.   After Manufacturer’s Release. After Manufacturer’s Release of the Merck Compound and concurrently with Delivery of the Compound to Antigen Express, Merck shall provide Antigen Express with such certificates and documentation as are described in the Clinical Quality Agreement (“Disposition Package”). Antigen Express shall, within the time defined in the Clinical Quality Agreement, perform with respect to the Merck Compound, the acceptance (including testing) procedures allocated to it under the Clinical Quality Agreement. Antigen Express shall be solely responsible for taking all steps necessary to determine that

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Merck Compound or Antigen Express Compound, as applicable, is suitable for release before making such Merck Compound or Antigen Express Compound, as applicable, available for human use, and Merck shall provide cooperation or assistance as reasonably requested by Antigen Express in connection with such determination with respect to the Merck Compound. Antigen Express shall be responsible for storage and maintenance of the Merck Compound until it is tested and/or released, which storage and maintenance shall be in compliance with (a) the Specifications for the Merck Compound, the Clinical Quality Agreement and Applicable Law and (b) any specific storage and maintenance requirements as may be provided by Merck from time to time. Antigen Express shall be responsible for any failure of the Merck Compound to meet the Specifications to the extent caused by shipping, storage or handling conditions after Delivery to Antigen Express hereunder.

8.8.2.	Non-Conformance.

(a)                              In the event that either Party becomes aware that any Compound may have a Non-Conformance, despite testing and quality assurance activities (including any activities conducted by the Parties under Section 8.8.1), such Party shall immediately notify the other Party in accordance with the procedures of the Clinical Quality Agreement. The Parties shall investigate any Non-Conformance in accordance with Section 8.9 (Investigations) and any discrepancy between them shall be resolved in accordance with Section 8.8.3.

(b)                             In the event that any proposed or actual shipment of the Merck Compound (or portion thereof) shall be agreed to have a Non-Conformance at the time of Delivery to Antigen Express, then unless otherwise agreed to by the Parties, Merck shall replace such Merck Compound as is found to have a Non-Conformance (with respect to Merck Compound that has not yet been administered in the course of performing the Study). Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of Antigen Express with respect to any Merck Compound that is found to have a Non-Conformance at the time of Delivery shall be (i) replacement of such Merck Compound as set forth in this Section 8.8.2(b), (ii) indemnification under Section 14.2.2 (to the extent applicable), and (iii) termination of this Agreement pursuant to Section 6.3 (to the extent applicable, but subject to the applicable cure periods set forth therein); provided that, for clarity, Antigen Express shall not be deemed to be waiving any rights under Section 8.15. In the event Merck Compound is lost or damaged by Antigen Express after Delivery, Merck shall provide additional Merck Compound (if available for the Study) to Antigen Express; provided that Antigen Express shall reimburse Merck for the Direct Manufacturing Costs and Indirect Manufacturing Costs (as such terms are defined in Section 6.11) of such replaced Merck Compound; and provided further that Merck shall have no obligation to provide additional Merck Compound more than once. Except as set forth in the foregoing sentence, Merck shall have no obligation to provide replacement Merck Compound for any Merck Compound supplied hereunder other than such Merck Compound as has been agreed or determined to have a Non-Conformance at the time of Delivery to Antigen Express.

(c)                              Antigen Express shall be responsible for, and Merck shall have no obligation or liability with respect to, any Antigen Express Compound supplied hereunder that is found to have a Non-Conformance. Antigen Express shall replace any Antigen Express Compound as is found to have a Non-Conformance (with respect to Antigen Express Compound that has not yet been administered in the course of performing the Study). Unless otherwise

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agreed to by the Parties in writing, the sole and exclusive remedies of Merck with respect to any Antigen Express Compound that is found to have a Non-Conformance at the time of Delivery shall be (i) replacement of such Antigen Express Compound as set forth in this Section 8.8.2(c),

(ii)   indemnification under Section 14.2.1 (to the extent applicable), and (iii) termination of this Agreement pursuant to Section 6.3 (to the extent applicable, but subject to the applicable cure periods set forth therein); provided that, for clarity, Merck shall not be deemed to be waiving any rights under Section 8.15.

8.8.3.   Resolution of Discrepancies. Disagreements regarding any determination of Non-Conformance by Antigen Express shall be resolved in accordance with the provisions of the Clinical Quality Agreement.

8.9.    Investigations. The process for investigations of any Non-Conformance shall be handled in accordance with the Clinical Quality Agreement.

8.10.   Shortage; Allocation. In the event that a Party’s Compound is in short supply such that a Party reasonably believes that it will not be able to fulfill its supply obligations hereunder with respect to its Compound, such Party will provide prompt written notice to the other Party thereof (including the shipments of Compound hereunder expected to be impacted and the quantity of its Compound that such Party reasonably determines it will be able to supply) and the Parties will promptly discuss such situation (including how the quantity of Compound that such Party is able to supply hereunder will be allocated within the Study). In such event, the Party experiencing such shortage shall (i) use its commercially reasonable efforts to remedy the situation giving rise to such shortage and to take action to minimize the impact of the shortage on the Study, and (ii) allocate to the other Party an amount of Compound at least proportionate to the total amount of the Compound shipments hereunder expected to be impacted by the shortage divided by the total demand for the Compound for the impacted time period.

8.11.   Records; Audit Rights. Antigen Express shall keep complete and accurate records pertaining to its use and disposition of Merck Compound (including its storage, shipping (cold chain) and chain of custody activities) and, upon request of Merck, shall make such records open to review by Merck for the purpose of conducting investigations for the determination of Merck Compound safety and/or efficacy and Antigen Express’ compliance with this Agreement with respect to the Merck Compound.

8.12.   Quality. Quality matters related to the Manufacture of the Compounds shall be governed by the terms of the Clinical Quality Agreement in addition to the relevant quality provisions of this Agreement.

8.13.   Quality Control. Each Party shall implement and perform operating procedures and controls for sampling, stability and other testing of its Compound, and for validation, documentation and release of its Compound and such other quality assurance and quality control procedures as are required by the Specifications, cGMPs and the Clinical Quality Agreement.

8.14.   Audits and Inspections. The Parties’ audit and inspection rights related to this Agreement shall be governed by the terms of the Clinical Quality Agreement.

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8.15.   Recalls. Recalls of the Compounds shall be governed by the terms of the Clinical Quality Agreement.

8.16.	VAT.

8.16.1.  It is understood and agreed between the Parties that any payments made and any other consideration given under this Agreement are each exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable and at the relevant rate. Subject to Section 8.16.2, where VAT is properly charged by the supplying Party and added to a payment made or other consideration provided (as applicable) under this Agreement, the Party making the payment or providing the other consideration (as applicable) will pay the amount of VAT properly chargeable only on receipt of a valid tax invoice from the supplying Party issued in accordance with the laws and regulations of the country in which the VAT is chargeable. Each Party agrees that it shall provide to the other Party any information and copies of any documents within its Control to the extent reasonably requested by the other Party for the purposes of (i) determining the amount of VAT chargeable on any supply made under this Agreement, (ii) establishing the place of supply for VAT purposes, or (iii) complying with its VAT reporting or accounting obligations.

8.16.2.  Where one Party or its Affiliate (the “First Party”) is treated as making supply of goods or services in a particular jurisdiction (for VAT purposes) for non-cash consideration, and the other Party or its Affiliate (the “Second Party”) is treated as receiving such supply in the same jurisdiction, thus resulting in an amount of VAT being properly chargeable on such supply, the Second Party shall only be obliged to pay to the First Party the amount of VAT properly chargeable on such supply (and no other amount). The Second Party shall pay such VAT to the First Party on receipt of a valid VAT invoice from the First Party (issued in accordance with the laws and regulations of the jurisdiction in which the VAT is properly chargeable). Each Party agrees to (i) use its reasonable efforts to determine and agree the value of the supply that has been made and, as a result, the corresponding amount of VAT that is properly chargeable and (ii) provide to the other Party any information or copies of documents in its Control as are reasonably necessary to evidence that such supply will take, or has taken, place in the same jurisdiction (for VAT purposes).

9.	Confidentiality.

9.1.    Confidential Information. Subject to Section 13.4.8, Antigen Express and Merck agree to hold in confidence any Confidential Information provided by or on behalf of the other Party, and neither Party shall use Confidential Information of the other Party except to fulfill such Party’s obligations under this Agreement or exercising its rights. Without limiting the foregoing, the Receiving Party may not, without the prior written permission of the Disclosing Party, disclose any Confidential Information of the Disclosing Party to any Third Party except to the extent disclosure (i) is required by Applicable Law; (ii) is pursuant to the terms of this Agreement; or (iii) is necessary for the conduct of the Study, and in each case ((i) through (iii)) provided that the Receiving Party shall provide reasonable advance notice to the Disclosing Party before making such disclosure. For the avoidance of doubt, Antigen Express may, without Merck’s consent, disclose Confidential Information to clinical trial sites and clinical trial investigators performing the Study, the data safety monitoring and advisory board relating to the

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Study, and Regulatory Authorities working with Antigen Express on the Study, in each case to the extent necessary for the performance of the Study and provided that such Persons (other than governmental entities) are bound by an obligation of confidentiality at least as stringent as the obligations contained herein.

9.2.    Inventions. Notwithstanding the foregoing: (i) Inventions that constitute Confidential Information and are jointly owned by the Parties, shall constitute the Confidential Information of both Parties and each Party shall have the right to use and disclose such Confidential Information consistent with Articles 10, 11 and 12; and (ii) Inventions that constitute Confidential Information and are solely owned by one Party shall constitute the Confidential Information of that Party and each Party shall have the right to use and disclose such Confidential Information consistent with Articles 10, 11 and 12.

9.3.    Personal Identifiable Data. All Confidential Information containing personal identifiable data shall be handled in accordance with all data protection and privacy laws, rules and regulations applicable to such data.

10.	Intellectual Property.

10.1.   Joint Ownership and Prosecution.

10.1.1.  All rights to all Inventions relating to, or covering, the combined use of the Antigen Express Compound and the Merck Compound that are not Merck Inventions or Antigen Express Inventions (each a “Jointly Owned Invention”) shall be owned jointly by Antigen Express and Merck. Merck hereby assigns to Antigen Express an undivided one-half interest in, to and under the Jointly Owned Inventions that are invented or created solely by Merck or by Persons having an obligation to assign such rights to Merck. Antigen Express hereby assigns to Merck an undivided one-half interest in, to and under any Jointly Owned Inventions that are invented or created solely by Antigen Express or by Persons having an obligation to assign such rights to Antigen Express. For those countries where a specific license is required for a joint owner of a Jointly Owned Invention to practice such Jointly Owned Invention in such countries: (i) Merck hereby grants to Antigen Express a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Merck’s right, title and interest in and to all Jointly Owned Inventions to use such Inventions in accordance with the terms of this Agreement; and (ii) Antigen Express hereby grants to Merck a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Antigen Express’ right, title and interest in and to all Jointly Owned Inventions to use such Inventions in accordance with the terms of this Agreement. For clarity, the terms of this Agreement do not provide Antigen Express or Merck with any rights, title or interest or any license to the other Party’s intellectual property except as necessary to conduct the Study and as expressly provided under this Agreement, including as set forth in Section 10.4.

10.1.2.  Each Party shall have the right to freely exploit each Jointly Owned Invention both within and outside the scope of the Study, without accounting to or any other obligation to the other Party; provided, however, that Merck may not use the Jointly Owned Inventions, directly or indirectly, to research, develop or commercialize a compound that is an

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Antigen Express Class Compound, and Antigen Express may not use the Jointly Owned Inventions, directly or indirectly, to research, develop or commercialize a PD-1 Antagonist.

10.1.3.  Promptly following the Effective Date, but in any event as soon as practicable after the discovery of a Jointly Owned Invention, patent representatives of each of the Parties shall meet (in person or by telephone) to discuss the patenting strategy for any Jointly Owned Inventions that may arise. In particular, the Parties shall discuss which Party will file and prosecute a patent application (including any provisional, substitution, divisional, continuation, continuation in part, reissue, renewal, reexamination, extension, supplementary protection certificate and the like) in respect of any Jointly Owned Invention (each, a “Joint Patent Application”) and whether the Parties wish to appoint counsel that is mutually acceptable to the Parties. In any event, the Parties shall consult and reasonably cooperate with one another in the preparation, filing, prosecution (including prosecution strategy) and maintenance of such patent application and shall equally share the expenses associated with the Joint Patent Applications and any corresponding Joint Patents. In the event that one Party (the “Filing Party”) wishes to file a patent application for a Jointly Owned Invention and the other Party (the “Non-Filing Party”) does not want to file a patent application for such Jointly Owned Invention or does not want to file in a particular country, the Non-Filing Party shall execute in a timely manner and at the Filing Party’s reasonable expense an assignment of such Jointly Owned Invention to the Filing Party (in such country or all countries, as applicable) and any additional documents as may be reasonably necessary to allow the Filing Party to file and prosecute such patent application. If a Party (the “Opting-out Party”) wishes to discontinue the prosecution and maintenance (or sharing in the costs with respect thereto) of a Joint Patent Application or Joint Patent (in one or more countries), the other Party, at its sole option (the “Continuing Party”), may continue such prosecution and maintenance. In such event, the Opting-out Party shall execute in a timely manner and at the Continuing Party’s reasonable expense an assignment of such Joint Patent Application or Joint Patent to the Continuing Party (in such country or all countries, as applicable) and any additional documents as may be necessary to allow the Continuing Party to prosecute and maintain such Joint Patent Application or Joint Patent. Any Jointly Owned Invention, Joint Patent Application or Joint Patent so assigned shall thereafter be owned solely by the Continuing Party or Filing Party (as applicable), shall no longer be considered jointly owned, and the Non-Filing Party or Opting-out Party (as applicable) shall have no right to practice under such Joint Patent Application or Joint Patent in the applicable country or countries.

10.1.4.  Except as expressly provided in Section 10.1.3 and in furtherance and not in limitation of Section 9.1, each Party agrees to make no patent application based on the other Party’s Confidential Information, and to give no assistance to any Third Party for such application, without the other Party’s prior written authorization.

10.1.5.  Antigen Express shall have the first right to initiate legal action to enforce all Joint Patents against infringement and to protect all Jointly Owned Inventions from misappropriation by any Third Party, where such infringement or misappropriation results from the development or sale of a product that includes an Antigen Express Class Compound but not a PD-1 Antagonist or to defend any declaratory judgment action relating thereto, at its sole expense. In the event that Antigen Express fails to initiate or defend such action within thirty

(30) days after being first notified of such infringement, Merck shall have the right to do so at its 26

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sole expense. Merck shall have the first right to initiate legal action to enforce all Joint Patents against infringement and to protect all Jointly Owned Inventions from misappropriation by any Third Party, where such infringement or misappropriation results from the development or sale of a product that includes a PD-1 Antagonist but not an Antigen Express Class Compound or to defend any declaratory judgment action relating thereto, at its sole expense. In the event that Merck fails to initiate or defend such action within thirty (30) days after being first notified of such infringement, Antigen Express shall have the right to do so at its sole expense. The Parties shall reasonably cooperate to coordinate legal action to enforce all Joint Patents against infringement, and to protect all Jointly Owned Inventions from misappropriation, by any Third Party where such infringement or misappropriation results from the development or sale of a product that includes both a PD-1 Antagonist and an Antigen Express Class Compound, or to defend any declaratory judgment action relating thereto, and shall share the costs and expenses of such litigation equally.

10.1.6.  If one Party brings any prosecution or enforcement action or proceeding against a Third Party with respect to any Joint Patent, the second Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the suit. The costs and expenses of the Party bringing suit under Section

10.1.5 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall be first applied to the out-of-pocket costs of each Party in connection with such action; and then (ii) any remaining proceeds shall be divided evenly between Antigen Express and Merck. A settlement or consent judgment or other voluntary final disposition of a suit under Section 10.1.5 may not be entered into without the consent of the Party not bringing the suit.

10.2.   Inventions Owned by Antigen Express. Notwithstanding anything to the contrary contained in Section 10.1, the Parties agree that all rights to Inventions relating solely to, or covering solely, the Antigen Express Compound or an Antigen Express Class Compound, and any improvements related thereto, regardless of whether such Invention or improvement was invented solely by Antigen Express or Merck or jointly by the Parties, are the exclusive property of Antigen Express (“Antigen Express Inventions”). Antigen Express shall be entitled to file and prosecute in its own name relevant patent applications and to own resultant patent rights for any Antigen Express Invention. For the avoidance of doubt, any Invention generically encompassing the Antigen Express Compound or another Antigen Express Class Compound (and not the Merck Compound) within its scope, even where the Antigen Express Compound or Antigen Express Class Compound is not disclosed per se, is an Antigen Express Invention. Merck hereby assigns its right, title and interest to any and all Antigen Express Inventions to Antigen Express.

10.3.   Inventions Owned by Merck. Notwithstanding anything to the contrary contained in Section 10.1, the Parties agree that all rights to Inventions relating solely to, or covering solely, the Merck Compound or a PD-1 Antagonist, and any improvements related thereto, regardless of whether such Invention or improvement was invented solely by Merck or Antigen Express or jointly by the Parties, are the exclusive property of Merck (“Merck Inventions”). Merck shall be entitled to file and prosecute in its own name relevant patent applications and to own resultant patent rights for any Merck Invention. For the avoidance of doubt, any Invention

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generically encompassing the Merck Compound or another PD-1 Antagonist (and not the Antigen Express Compound) within its scope, even where the Merck Compound or other PD-1 Antagonist is not disclosed per se, is a Merck Invention. Antigen Express hereby assigns its right, title and interest to any and all Merck Inventions to Merck.

10.4.	Mutual Freedom to Operate for Combination Inventions.

10.4.1.  Antigen Express License to Merck. Antigen Express hereby grants to Merck a non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, to any patent Controlled by Antigen Express that (a) has a priority claim that is earlier than the initiation of the Study (i.e., first dosing of the first patient in the Study) and (b) claims the Combination (the “Antigen Express Background Patents”) solely for the purpose of conducting the Study; provided, however, that in no event shall Merck have the right to use Antigen Express Background Patents to commercialize the Antigen Express Compound or any Antigen Express Class Compound.

10.4.2.  Merck License to Antigen Express. Merck hereby grants to Antigen Express a non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, to any patent Controlled by Merck that (a) has a priority claim that is earlier than the initiation of the Study (i.e., first dosing of the first patient in the Study) and (b) claims the Combination (the “Merck Background Patents”) solely for the purpose of conducting the Study; provided, however, that in no event shall Antigen Express have the right to use Merck Background Patents to commercialize the Merck Compound or any PD-1 Antagonist.

10.4.3.  No Other Rights. For clarity, the terms of this Section 10.4 do not provide Merck or Antigen Express with any rights, title or interest or any license to the other Party’s intellectual property rights that do not have a priority claim that is earlier than the initiation of the Study or do not claim the Combination (i.e., intellectual property owned or licensed by either Party that does not constitute an Invention and does not claim or cover the Combination), except as necessary to conduct the Study.

10.4.4.  Termination. Any and all licenses granted under this Section 10.4 shall terminate upon the latest of (i) the termination of this Agreement and (ii) the completion of the Study or any Subsequent Study conducted pursuant to Section 3.14.

11.	Reprints; Rights of Cross-Reference.

Consistent with applicable copyright and other laws, each Party may use, refer to, and disseminate reprints of scientific, medical and other published articles and materials from journals, conferences and/or symposia relating to the Study that disclose the name of a Party, provided, however, that such use does not constitute an endorsement of any commercial product or service by the other Party.

12.	Publications; Press Releases.

12.1.   Clinical Trial Registry. Antigen Express shall register the Study with the Clinical Trials Registry located at www.clinicaltrials.gov and is committed to timely publication of the results following Study Completion, after taking appropriate action to secure intellectual

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property rights (if any) arising from the Study. The publication of the results of the Study will be in accordance with the Protocol.

12.2.   Publication. Each Party shall use reasonable efforts to publish or present scientific papers dealing with the Study in accordance with accepted scientific practice. The Parties agree that prior to submission of the results of the Study for publication or presentation or any other dissemination of such results including oral dissemination, the publishing Party shall invite the other to comment on the content of the material to be published, presented, or otherwise disseminated according to the following procedure:

12.2.1.  At least forty-five (45) days prior to submission for publication of any paper, letter or any other publication, or thirty (30) days prior to submission for presentation of any abstract, poster, talk or any other presentation, the publishing Party shall provide to the other Party the full details of the proposed publication, presentation, or dissemination in an electronic version (cd-rom or email attachment). Upon written request from the other Party, the publishing Party agrees not to submit data for publication/presentation/dissemination for an additional ninety (90) days in order to allow for actions to be taken to preserve rights for patent protection.

12.2.2.  The publishing Party shall give reasonable consideration to any request by the other Party made within the periods mentioned in Section 12.2.1 to modify the publication and the Parties shall work in good faith and in a timely manner to resolve any issue regarding the content for publication.

12.2.3.  The publishing Party shall remove all Confidential Information of the other Party before finalizing the publication.

12.3.   Press Releases. Unless otherwise required by Applicable Law, neither Party shall make any public announcement concerning this Agreement or the Study or otherwise communicate with any news media without the prior written consent of the other Party. To the extent a Party desires to make such public announcement, such Party shall provide the other Party with a draft thereof at least seven (7) Business Days prior to the date on which such Party would like to make the public announcement.

13.	Representations and Warranties; Disclaimers.

13.1.   Due Authorization. Each of Antigen Express and Merck represents and warrants to the other that: (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

13.2.	Compounds.

13.2.1.  Antigen Express Compound. Antigen Express hereby represents and warrants to Merck that: (i) Antigen Express has the full right, power and authority to grant all of

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the licenses granted to Merck under this Agreement; and (ii) Antigen Express Controls the Antigen Express Compound.

13.2.2.  Merck Compound. Merck hereby represents and warrants to Antigen Express that: (i) Merck has the full right, power and authority to grant all of the licenses granted to Antigen Express under this Agreement; and (ii) Merck Controls the Merck Compound.

13.3.   Results. Antigen Express does not undertake that the Study shall lead to any particular result, nor is the success of the Study guaranteed. Neither Party shall be liable for any use that the other Party may make of the Clinical Data nor for advice or information given in connection therewith.

13.4.	Anti-Corruption.

13.4.1.  In performing their respective obligations hereunder, the Parties acknowledge that the corporate policies of Antigen Express and Merck and their respective Affiliates require that each Party’s business be conducted within the letter and spirit of the law. By signing this Agreement, each Party agrees to conduct the business contemplated herein in a manner that is consistent with all Applicable Law, including the Stark Act, Anti-Kickback Statute, Sunshine Act, and the U.S. Foreign Corrupt Practices Act, good business ethics, and its ethics and other corporate policies and agrees to abide by the spirit of the other Party’s guidelines, which may be provided by such other Party from time to time.

13.4.2.  Specifically, each Party represents and warrants that it has not, and covenants that it, its Affiliates, and its and its Affiliates’ directors, employees, officers, and anyone acting on its behalf, will not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any action in furtherance of, any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage; or improperly assisting it in obtaining or retaining business for it or the other Party, or in any way with the purpose or effect of public or commercial bribery.

13.4.3.  Neither Party shall contact, or otherwise knowingly meet with, any Government Official for the purpose of discussing activities arising out of or in connection with this Agreement, without the prior written approval of the other Party, except where such meeting is consistent with the purpose and terms of this Agreement and in compliance with Applicable Law.

13.4.4.  Each Party represents and warrants that it (i) is not excluded, debarred, suspended, proposed for suspension or debarment, in Violation or otherwise ineligible for government programs; and (ii) has not employed or subcontracted with any Person for the performance of the Study who is excluded, debarred, suspended, proposed for suspension or debarment, or is in Violation or otherwise ineligible for government programs.

13.4.5.  Each Party represents and warrants that, except as disclosed to the other in writing prior to the Effective Date, such Party: (1) does not have any interest that directly or indirectly conflicts with its proper and ethical performance of this Agreement; (2) shall maintain arm’s length relations with all Third Parties with which it deals for or on behalf of the other in

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performance of this Agreement; and (3) has provided complete and accurate information and documentation to the other Party, the other Party’s Affiliates and its and their personnel in the course of any due diligence conducted by the other Party for this Agreement, including disclosure of any officers, employees, owners or Persons directly or indirectly retained by such Party in relation to the performance of this Agreement who are Government Officials or relatives of Government Officials. Each Party shall make all further disclosures to the other Party as are necessary to ensure the information provided remains complete and accurate throughout the Term. Subject to the foregoing, each Party agrees that it shall not hire or retain any Government Official to assist in its performance of this Agreement, with the sole exception of conduct of or participation in clinical trials under this Agreement, provided that such hiring or retention shall be subject to the completion by the hiring or retaining Party of a satisfactory anti-corruption and bribery (e.g., FCPA) due diligence review of such Government Official. Each Party further covenants that any future information and documentation submitted to the other Party as part of further due diligence or a certification shall be complete and accurate.

13.4.6.	Each Party shall have the right during the Term, and for a period of two

(2) years following termination of this Agreement, to conduct an investigation and audit of the other Party’s activities, books and records, to the extent they relate to that other Party’s performance under this Agreement, to verify compliance with the terms of this Section 13.4. Such other Party shall cooperate fully with such investigation or audit, the scope, method, nature and duration of which shall be at the sole reasonable discretion of the Party requesting such audit.

13.4.7.  Each Party shall use commercially reasonable efforts to ensure that all transactions under the Agreement are properly and accurately recorded in all material respects on its books and records and that each document upon which entries in such books and records are based is complete and accurate in all material respects. Each Party further represents, warrants and covenants that all books, records, invoices and other documents relating to payments and expenses under this Agreement are and shall be complete and accurate and reflect in reasonable detail the character and amount of transactions and expenditures. Each Party shall maintain a system of internal accounting controls reasonably designed to ensure that no off-the-books or similar funds or accounts will be maintained or used in connection with this Agreement.

13.4.8.  Each Party agrees that in the event that the other Party reasonably believes that there has been a possible violation of any provision of Section 13.4, such other Party may make full disclosure of such belief and related information needed to support such belief at any time and for any reason to any competent government bodies and agencies, and to anyone else such Party determines in good faith has a legitimate need to know.

13.4.9.  Each Party shall comply with its own ethical business practices policy and any corporate integrity agreement (if applicable) to which it is subject, and shall conduct its Study-related activities in accordance with Applicable Law. Each Party shall ensure that all of its employees involved in performing its obligations under this Agreement are made specifically aware of the compliance requirements under this Section 13.4. In addition, each Party shall ensure that all such employees participate in and complete mandatory compliance training to be conducted by each Party, including specific training on anti-bribery and corruption, prior to his/her performance of any obligations or activities under this Agreement. Each Party shall

31

certify its continuing compliance with the requirements under this Section 13.4 on a periodic basis during the Term in such form as may be reasonably specified by the other Party.

13.4.10.      Each Party shall have the right to terminate this Agreement immediately upon violation of this Section 13.4 in accordance with Section 6.7.

13.5.   DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED HEREIN, MERCK MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE MERCK COMPOUND, AND ANTIGEN EXPRESS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE ANTIGEN EXPRESS COMPOUND.

14.	Insurance; Indemnification; Limitation of Liability.

14.1.   Insurance. Each Party warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein. Upon request, a Party shall provide evidence of such insurance.

14.2.	Indemnification.

14.2.1.  Indemnification by Antigen Express. Antigen Express agrees to defend, indemnify and hold harmless Merck, its Affiliates, and its and their employees, directors, subcontractors and agents from and against any loss, damage, reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any claim, proceeding, or investigation by a Third Party arising out of this Agreement or the Study (a “Liability”), except to the extent that such Liability was directly caused by (i) negligence or willful misconduct on the part of Merck (or any of its Affiliates, or its and their employees, directors, subcontractors or agents); (ii) a breach on the part of Merck of any of its representations and warranties or any other covenants or obligations of Merck under this Agreement; or (iii) a breach of Applicable Law by Merck.

14.2.2.  Indemnification by Merck. Merck agrees to defend, indemnify and hold harmless Antigen Express, its Affiliates, and its and their employees, directors, Subcontractors and agents from and against any Liability to the extent such Liability was directly caused by (i) negligence or willful misconduct on the part of Merck (or any of its Affiliates, or its and their employees, directors, subcontractors or agents); (ii) a breach on the part of Merck of any of its representations and warranties or any other covenants or obligations of Merck under this Agreement; or (iii) a breach of Applicable Law by Merck.

14.2.3.  Procedure. The obligations of Merck and Antigen Express under this Section 14.2 are conditioned upon the delivery of written notice to Merck or Antigen Express, as the case might be, of any potential Liability within a reasonable time after a Party becomes aware of such potential Liability. The indemnifying Party will have the right to assume the defense of any suit or claim related to the Liability (using counsel reasonably satisfactory to the indemnified Party) if it has assumed responsibility for the suit or claim in writing; provided that the indemnified Party may assume the responsibility for such defense to the extent the

32

indemnifying Party does not do so in a timely manner). The indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense. The Party controlling such defense (the “Defending Party”) shall keep the other Party (the “Other Party”) advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the Other Party with respect thereto. The Defending Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Other Party, which shall not be unreasonably withheld. The Defending Party, but solely to the extent the Defending Party is also the indemnifying Party, shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Other Party from all liability with respect thereto or that imposes any liability or obligation on the Other Party without the prior written consent of the Other Party.

14.2.4.  Study Subjects. Antigen Express shall not offer compensation on behalf of Merck to any Study subject or bind Merck to any indemnification obligations in favor of any Study subject. Merck shall not offer compensation on behalf of Antigen Express to any Study subject or bind Antigen Express to any indemnification obligations in favor of any Study subject.

14.3.   LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES OR SUBCONTRACTORS) BE LIABLE TO THE OTHER PARTY UNDER ANY THEORY FOR, NOR SHALL ANY INDEMNIFIED PARTY HAVE THE RIGHT TO RECOVER, ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR DAMAGES FOR LOST OPPORTUNITIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (X) THE MANUFACTURE OR USE OF ANY COMPOUND SUPPLIED HEREUNDER OR (Y) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT OR ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN OR MADE PURSUANT TO THIS AGREEMENT, EXCEPT THAT SUCH LIMITATION SHALL NOT APPLY TO DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER OR WITH RESPECT TO DAMAGES ARISING OUT OF OR RELATED TO A PARTY’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT WITH RESPECT TO USE, DISCLOSURE, LICENSE, ASSIGNMENT OR OTHER TRANSFER OF CLINICAL DATA, CONFIDENTIAL INFORMATION, JOINTLY-OWNED INVENTIONS AND SAMPLE TESTING RESULTS.

15.	Use of Name.

Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement without the other Party’s prior written consent.

16.	Force Majeure.
33

If, in the performance of this Agreement, one of the Parties is prevented, hindered or delayed by reason of any cause beyond such Party’s reasonable control (e.g., war, riots, fire, strike, acts of terror, governmental laws), such Party shall be excused from performance to the extent that it is necessarily prevented, hindered or delayed (“Force Majeure”). The non- performing Party shall notify the other Party of such Force Majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance will be of no greater scope and no longer duration than is necessary and the non- performing Party shall use commercially reasonable efforts to remedy its inability to perform.

17.	Entire Agreement; Amendment; Waiver.

This Agreement, together with the Appendices and Schedules hereto and the Related Agreements, constitutes the sole, full and complete agreement by and between the Parties with respect to the subject matter of this Agreement, and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded by this Agreement. In the event of a conflict between a Related Agreement and this Agreement, the terms of this Agreement shall control. No amendments, changes, additions, deletions or modifications to or of this Agreement shall be valid unless reduced to writing and signed by the Parties hereto. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

18.	Assignment and Affiliates.

Neither Party shall assign or transfer this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign all or any part of this Agreement to one or more of its Affiliates without the other Party’s consent, and any and all rights and obligations of either Party may be exercised or performed by its Affiliates, provided that such Affiliates agree to be bound by this Agreement.

19.	Invalid Provision.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision. In lieu of the illegal, invalid or unenforceable provision, the Parties shall negotiate in good faith to agree upon a reasonable provision that is legal, valid and enforceable to carry out as nearly as practicable the original intention of the entire Agreement.

20.	No Additional Obligations.

Antigen Express and Merck have no obligation to renew this Agreement or apply this Agreement to any clinical trial other than the Study. Nothing in this Agreement obligates the Parties to enter into any other agreement (other than the Related Agreements) at this time or in the future.

34

21.	Governing Law; Dispute Resolution.

21.1.   The Parties shall attempt in good faith to settle all disputes arising out of or in connection with this Agreement in an amicable manner. Any claim, dispute or controversy arising out of or relating to this Agreement, including the breach, termination or validity hereof or thereof, shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to its choice of law principles.

21.2.   Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed or maintained notwithstanding any ongoing discussions between the Parties.

22.	Notices.

All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier), or sent by internationally-recognized overnight courier addressed as follows:

If to Antigen Express, to:

Antigen Express, Inc. 33 Redwing Road

Wellesley, MA 02481 Attention: Eric von Hofe

If to Merck, to:

Merck Sharp & Dohme B.V. Waarderweg 39

2031 BN Haarlem Netherlands Attention: Director

Facsimile: +31 23 514 8677

With copies (which shall not constitute notice) to: Merck Sharp & Dohme Corp.

One Merck Drive PO Box 100

Whitehouse Station, NJ 08889-0100 Attention: Office of Secretary

Merck Sharp & Dohme Corp. 351 North Sumneytown Pike Mailstop UG4CD-16

35

North Wales, PA 19454-2505

Attention: Senior Vice President, Research Science

Merck Sharp & Dohme Corp. 2000 Galloping Hill Road Mailstop K-1-3045 Kenilworth, NJ 07033-1310

Attention: Assistant General Counsel, Corporate Transactions

23.	Relationship of the Parties.

The relationship between the Parties is and shall be that of independent contractors, and does not and shall not constitute a partnership, joint venture, agency or fiduciary relationship. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or take any actions, that are binding on the other Party, except with the prior written consent of the other Party to do so. All Persons employed by a Party will be the employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

24.	Counterparts and Due Execution.

This Agreement and any amendment may be executed in any number of counterparts (including by way of facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. When executed by the Parties, this Agreement shall constitute an original instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. For clarity, facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

25.	Construction.

Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall be deemed to be followed by the phrase “without limitation” or like expression. The term “will” as used herein means shall. The terms “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and no to any particular provision of this Agreement. References to “Article,” “Section”, “Appendix” or “Schedule” are references to the numbered sections of this Agreement and the appendices attached to this Agreement, unless expressly stated otherwise. Except where the context otherwise requires, references to this “Agreement” shall include the appendices attached to this Agreement. The language of this Agreement shall

36

be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.

[Remainder of page intentionally left blank.]

37

IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the Effective Date.

Merck Sharp & Dohme B.V.

By: _ _

_ _ _

_ _ _

_ _ _

Name

Title

38

IN WITNESS WHEREOF , the respective representatives of the Parties have executed this Agreement as of the Effective Date.

Antigen Express, Inc.

By:

Name: Eric von Hofe

Title: President

39

Appendix A PROTOCOL

 DRAFT PROTOCOL NSABP B-001_v05-11

40

NSABP PROTOCOL B-001

A Phase II Clinical Trial of Pembrolizumab in Combination with the AE37 Peptide Vaccine in Patients with Metastatic Triple Negative Breast Cancer

NSABP Foundation, Inc.

Nova Tower 2 − Two Allegheny Center – Suite 1200 Pittsburgh, PA 15212

TELEPHONE:	1-800-270-3165
E-MAIL:	industry.trials@nsabp.org
CLINICAL QUESTIONS:	1-800-270-3165

KEY STUDY PERSONNEL

NSABP Chair:	Norman Wolmark, MD
Protocol Chair:	Shannon Puhalla, MD
Protocol Officer:	Samuel Jacobs, MD
Protocol Statistician:	Greg Yothers, PhD
Clinical Research Scientist:	TBD

Protocol B-001 IND #XXXX sponsored by NSABP Foundation, Inc.

Version Date: May 11, 2017

CONFIDENTIAL

41

TABLE OF CONTENTS

Information Resources		iii
Glossary of Abbreviations and Acronyms		iv
1.0	OVERVIEW OF STUDY DESIGN
2.0	BACKGROUND	10
2.1	Background	10
2.2	Rationale for Immune checkpoint therapy in triple-negative breast cancer	10
2.3	Rationale for HER2 vaccine in triple-negative breast cancer	11
2.4	Pembrolizumab background and clinical trials	12
2.5	HER2 vaccine, AE37	13
3.0	STUDY AIMS AND ENDPOINTS	14
3.1	Co-Primary aims and endpoints	14
3.2	Secondary aims and endpoints	14
3.3	Exploratory translational science	14
4.0	PATIENT ELIGIBILITY AND INELIGIBILITY	15
4.1	Conditions for patient eligibility	15
4.2	Conditions for patient ineligibility	16
5.0	REQUIREMENT FOR STUDY ENTRY AND DURING TREATMENT AND FOLLOW-UP	21
6.0	PATHOLOGY AND CORRELATIVE SCIENCE STUDIES	21
6.1	Overview of requirements	21
6.2	Use of specimens	21
6.3	Tumor and blood sample submissions	22
6.4	Rationale for correlative science studies	23
7.0	STUDY THERAPY	24
7.1	AE37 Vaccine	24
7.2	Study regimen	25
7.3	Supportive therapy	26
7.4	Contraindications and precautions	26
7.5	Contraception	27
7.6	Pregnancy	27
7.7	Participation in other clinical trials	27
8.0	TREAMENT MANAGEMENT	28
8.1	General instructions	28
8.2	Treatment management for study therapy	28
8.3	Supportive care guidelines for pembrolizumab	33
8.4	Liver dysfunction (Hy's Law)	35
9.0	DRUG INFORMATION	37
9.1	AE37 peptide vaccine	37
9.2	Pembrolizumab (MK-3475, KEYTRUDAÒ) (NSC-776864)	38
9.3	Study therapy procurement	39
9.4	Study therapy storage	40
9.5	Transfer of study therapy	40
9.6	Destruction of study therapy vials	40
9.7	Drug inventory records	40
9.8	Drug accountability	40
10.0	ADVERSE EVENT REPORTING REQUIREMENTS	42
10.1	Definition of an AE	42

42

10.2	Definition of an SAE	42
10.3	Events requiring expedited reporting	43
10.4	Pregnancy	44
10.5	Grading the severity of the AE	45
10.6	Expedited reporting instructions	45
10.7	Time period and frequency for routine reporting of AEs	46
10.8	Documentation requested following death	46
11.0	ASSESSMENT OF EFFECT	47
11.1	Definitions	47
11.2	Response criteria	48
11.3	Evaluation of best overall response	48
11.4	Symptomatic deterioration	49
12.0	PATIENT ENTRY PROCEDURES	50
12.1	Patient consent form	50
12.2	Study entry	50
12.3	Patient study number and treatment assignment	50
12.4	Investigator-initiated discontinuation of study therapy	50
12.5	Patient-initiated discontinuation of study therapy	50
12.6	Patient-initiated withdrawal from the study	51
13.0	DATA HANDLING AND RECORDKEEPING	52
14.0	STATISTICAL CONSIDERATION	53
14.1	Sample size determination and protocol duration for the primary endpoint	53
14.2	Statistical analysis plan	53
14.3	Monitoring	53
15.0	PUBLICATION INFORMATION	54
16.0	REFERENCES	55
APPENDEX A DETERMINIATION OF PERFORMANCE STATUS		59
APPENDIX B CONTRACEPTION		60

INFORMATION RESOURCES	iii
GLOSSARY OF ABBREVIATIONS AND ACRONYMS	iv
Table 1. B-001 Safety Run-In (N=13 patients)	7
Figure 1 B-001 Schema	9
Table 2. Tests, exams, and other requirements prior to study entry	18
Table 3. Tests, exams, and other requirements following study entry	19
Table 4. Summary of patient sample submission requirements	21
Table 5: Safety Cohort Study Therapy	25
Table 6: Expansion Cohort Study Therapy	26
Table 7. AE37 vaccine local reaction assessment	29
Table 8. Dose levels for AE37 vaccine	29
Table 9. Dose modification and toxicity management guidelines for immune-related AEs associated with pembrolizumab	30
Table 10. Infusion Reaction Treatment Guidelines	34
Table 11. Determination of response	48
43

INFORMATION RESOURCES

NSABP Department of Site and Study Management

NSABP Operations Center Nova Tower 2

Nova Tower 2 − Two Allegheny Center– Suite 1200 Pittsburgh, PA 15212

Phone: 1-800-270-3165 E-mail: industry.trials@nsabp.org

For questions regarding:

•         IRB review & informed consent

•         Submission of IRB approval

•         Study entry information

•         Eligibility

•         Treatment regimen

•         Dose modifications/delays

•         Other clinical aspects of the trial

•         Adverse event reporting including SAE reporting

•         eCRF completion

	Department of Site and Study Management (DSSM)	Phone: 1-800-270-3165 E-mail: industry.trials@nsabp.org
For questions regarding data management	Department of Site and Study Management (DSSM)	Phone: 1-800-270-3165 E-mail: industry.trials@nsabp.org
Request for research sample collection kits	NSABP Division of Pathology 1307 Federal Street – Suite 303 Pittsburgh, PA 15212	Phone: 412-697-6611 E-mail: pathology.questions@nsabp.org Refer to the B-001Pathology and Correlative Science Instructions
Requests for study drug	Department of Site and Study Management (DSSM)	E-mail: B001.drugorders@nsabp.org
Questions regarding drug shipment	Department of Site and Study Management (DSSM)	Phone: 1-800-270-3165 E-mail: industry.trials@nsabp.org
44

GLOSSARY OF ABBREVIATIONS AND ACRONYMS

AE	adverse event
ALT (SGPT)	alanine aminotransferase
ANC	absolute neutrophil count
ASCO	American Society of Clinical Oncology
AST (SGOT)	aspartate aminotransferase
BP	blood pressure
BSA	body surface area
BUN	blood urea nitrogen
CA	Canada
CAP	College of American Pathologists
CBC	complete blood count
CD3ζ	cluster of differentiation zeta chain
CD4	cluster of differentiation 4
CD8	cluster of differentiation 8
CD28	cluster of differentiation 28
CDK4,6	cyclin-dependent kinase 4,6
CHF	congestive heart failure
CI	confidence interval
CR	complete response
CT	computed tomography
CTCAE v4.0	Common Terminology Criteria for Adverse Events Version 4.0 CTEP Cancer Therapy Evaluation Program
DLT	dose-limiting toxicity
DSSM	Department of Site and Study Management
DTH	delayed type hypersensitivity
ECG	electrocardiogram
ECOG	Eastern Cooperative Oncology Group
eCRF	electronic case report form
ELISA	enzyme-linked immunosorbent assay
ER	estrogen receptor
ErbB	epidermal growth factor receptor
FDA	Food and Drug Administration
FFPE	formalin fixed paraffin embedded
FNA	fine needle aspiration
FoxP3+	Forkhead Box protein p3
GCP	Good Clinical Practice
G-CSF	granulocyte colony stimulating factor
GM-CSF	granulocyte macrophage-colony stimulating factor H&P history and physical
HER2	human epidermal growth factor receptor 2
HIV	human immunodeficiency virus
HLA	human leucocyte antigen
HR	hazard ratio
HRT	hormone replacement therapy
IB	Investigator's Brochure
IBC	Institutional Biosafety Committee
ID	identification
IDO	indolamine-2, 3-dioxygenase
45

GLOSSARY OF ABBREVIATIONS AND ACRONYMS (continued)

IFNγ	Interferon gamma
IHC	immunohistochemistry
IND	investigational new drug
INR	international normalized ratio
irAE	immune-related adverse event
IRB	institutional review board
IV	intravenous
KEYNOTE-001	Study of Pembrolizumab (MK-3475) in Participants With Progressive Locally Advanced or Metastatic Carcinoma, Melanoma, or Non-small Cell Lung Carcinoma (P07990/MK-3475-001/KEYNOTE-001)
kg	kilogram
LD	longest diameter
LFT	liver function test
LLN	lower limit of normal
LRMK	N-terminal-linked with Ii-Key tetramer
mAb	monoclonal antibody
mg	milligram
MHC	major histocompatibility complex
MRI	magnetic resonance imaging
mTNBC	metastatic triple-negative breast cancer
NCCN	National Comprehensive Cancer Network
NCI	National Cancer Institute
NSABP	NSABP Foundation, Inc.
NSCLC	non-small cell lung cancer
ORR	overall response rate
OTC	over-the-counter
p	probability
PBMC	peripheral blood mononuclear cells
pCR	pathologic complete response
PD	progressive disease
PDs	pharmacodynamics
PD-1	Programmed cell death-1, proficient
PD-L1	programmed death ligand-1
PET	positron emission tomography
PFS	progression-free survival
PK	pharmacokinetic
PO	by mouth
PR	partial response
PT	prothrombin time
q	every
Q2W	every 2 weeks
Q3W	every 3 weeks
RECIST	Response Evaluation Criteria in Solid Tumors
RNA	Ribonucleic acid
RT	radiation therapy
SABCS	San Antonio Breast Cancer Symposium
SAE	serious adverse event
SC	subcutaneous
SD	stable disease
TILS	tumor-infiltrating lymphocytes
46

GLOSSARY OF ABBREVIATIONS AND ACRONYMS (continued)

T-cell	T lymphocyte
TGFβ	Transforming growth factor beta
TNBC	triple negative breast cancer
ULN	upper limit of normal
US	United States (of America)
WOCBP	women of childbearing potential
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1.0 OVERVIEW OF STUDY DESIGN

The B-001 is an open label, phase II study using pembrolizumab in combination with AE37 peptide vaccine (AE37) in patients with metastatic triple negative breast cancer (mTNBC). The primary objectives for this study are to establish the recommended biologic dose of AE37 in combination with pembrolizumab that will enhance the tumor-specific immune response and demonstrate efficacy in patients with advanced triple negative breast cancer.

This study will have a Simon two-stage design. In Stage I (safety cohort), 13 patients will receive combination therapy of AE37 vaccine (without GM-CSF adjuvant) 1000 micrograms in two split intradermal injections on Day 1 of cycles 1 through 5 and pembrolizumab 200 mg intravenous infusion (IV) given Day 1 of each cycle for 2 years (1 cycle =21 days). See Table 1.

During a safety run-in, the first 3 patients will be closely followed for 6 weeks following the first dose of study therapy (2 cycles) without further accrual of patients. If one or less of the first 3 patients experience ≥ Grade 3 systemic toxicity attributable to study therapy during the observation period, the safety run-in portion of the study will proceed to full enrollment at the proposed study therapy dose (AE37 1000 micrograms and pembrolizumab 200 mg IV infusion). If there are two or more patients in the safety run-in with ≥ Grade 3 systemic toxicities requiring a

≥ 2 week delay in starting Cycle 2, the dose of AE37 will be decreased to dose level −1 (500 micrograms) to complete stage I accrual.

If Grade 3 systemic toxicity attributable to the vaccine is observed during the safety run-in or in > 25% (4 or more) of patients in Stage I, the AE37 dose will be de-escalated to 500 micrograms (dose level −1) for all patients to complete stage I accrual. If systemic toxicity occurs in ≥ 3 patients at dose level −1 accrual will be halted and the toxicity reviewed by the study team. .

Table 1. B-001 Safety Run-In (N=13 patients)

AE37 1000mcg
Patient # 1-13	DLT/ patients	AE37 Dose modification
1	0/1 or 1/1	Continue at 1000mcg
2	0/2 or 1/2	Continue at 1000mcg
	2/2	Decrease Dose level -1 (500mcg)
3	0/3, 1/3	Continue at 1000mcg
	2/3	Decrease Dose level -1 (500mcg)
All subsequent patients*	0/13, 1/13, 2/13, 3/13	Continue at 1000mcg

if 4 or more patients experience Grade 3 systemic toxicity attributable to the AE37 vaccine, the starting dose will be decreased to Dose Level −1 (500mcg) for all subsequent patients enrolled to the study and the Safety Run-In will commence as outlined below.

AE37 500mcg
Patient #	DLT/ patients	AE37 Dose modification
1st patient on 500mcg	0/1, 1/1	Continue at 500mcg
2nd patient on 500mcg	0/2, 1/2	Continue at 500mcg
	2/2	Hold AE37
3rd patient on 500mcg	0/3, 1/3,	Continue at 500mcg
	2/3	Hold AE37
All subsequent patients	0, 1, 2**	Continue at 500mcg
**If 3 or more patients experience Grade 3 systemic toxicity at AE37 500mcg attributable to the AE37 vaccine, the trial will be halted and reevaluated.

48

If > 2 patients in the first stage have an objective response, the study will proceed to Stage II (expansion cohort). The expansion cohort will enroll 16 additional patients to receive the combination therapy: AE37 (at the dose established in the initial safety cohort [i.e., 1000 micrograms or 500 micrograms]) x on Day 1 for five cycles, and pembrolizumab 200mg IV on Day 1 of every cycle x 2 years. If ≥ 8 patients have objective response, the study therapy will be considered for further testing.

All patients (safety and expansion cohorts) will receive two delayed type hypersensitivity inoculations (DTH): the first within one week prior to beginning study therapy and the second approximately 42 days after the last AE37 vaccine dose.

Toxicity will be graded according to the National Cancer Institute (NCI) Common Terminology Criteria for Adverse Events version 4.0. Oversight and determination/attribution of all AEs during the safety run-in and the subsequent study will be reviewed by NSABP Department of Site and Study Management at monthly intervals.

There will be up to 29 evaluable patients; accrual will occur over 24 months. Trial duration is about 4 years.

Correlative science includes the submission of archived primary tumor tissue and blood samples as a study requirement for all patients and two optional tissue sample collections from consenting patients.

49

Figure 1

B-001 Schema

Metastatic

Triple Negative Breast Cancer

Registration

AE37 vaccine*
intradermal injection
Day 1 every 21 days x 5 doses
+
Pembrolizumab* IV
Day 1 every 21 days x 2 years
(1 cycle = 21 days)

Note: All patients in both cohorts will receive AE37 100 microgram inoculation (DTH) within 1 week prior to Day 1 of Cycle 1 and 42 days after the final dose of the AE37 vaccine (e.g., on Day 1 of Cycle 7).

Study therapy for *Safety cohort*: (13 patients)

***AE37:**

- Starting dose of vaccine: 1000 micrograms split into 2 doses and given as intradermal injections on Day 1, Cycles 1 through 5.
  Note: Should ≥ grade 3 systemic toxicities occur in > 25% (4) of the first 13 patients (4 or more) the study therapy vaccine dose will be de-escalated to 500 micrograms (dose level −1).

****Pembrolizumab:**

- 200 mg IV on Day 1 of every 3 week cycle for 2 years (maximum 35 cycles).

Study therapy for *Expansion cohort*: (16 patients)

- **AE37 vaccine*** dose determined by safety cohort: split into 2 doses and given as intradermal injections on Day 1 every 21 days x 5 doses; and
- **Pembrolizumab**: 200mg IV given Day 1 every 21 days for 2 years (maximum 35 cycles).

(1 cycle = 21 days)

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2.0	BACKGROUND

2.1	Background

Triple-negative breast cancers (TNBC) are defined as tumors with low expression of estrogen receptor, progesterone receptor, and HER2. Approximately 20% of women with breast cancer have triple- negative disease. As a group, these patients have a relatively poor prognosis.

Chemotherapy is the mainstay of therapy as these tumors lack a biomarker for targeted therapy such as endocrine treatment or traditional anti-HER2 therapy (e.g., trastuzumab). TNBC more frequently occurs in younger women of < 40 years of age and is more common in black women than in white women. Recurrence after initial diagnosis and treatment more often occurs within the first few years of diagnosis compared to hormone positive disease in which late recurrences are frequent. Because targeted therapies are ineffective in triple-negative disease, survival after recurrence is often short.

2.2	Rationale for Immune checkpoint therapy in triple-negative breast cancer

The use of immune checkpoint therapy has recently joined the other modalities of therapy as one of the pillars of modern cancer treatment. The development of agents that target immune checkpoints has dramatically altered treatment in many difficult to treat cancers such as lung cancers, melanoma, specific subpopulations of colorectal cancer, bladder cancer, chemo- refractory Hodgkin's disease, and others. Immune surveillance in controlling outgrowth of neoplastic transformation has been recognized for decades (Disis 2010). Accumulating evidence shows a correlation between tumor-infiltrating lymphocytes (TILs) in cancer tissue and favorable prognosis in various malignancies (Dong 2002; Sharpe 2002; Brown 2003; Francisco 2010; Thompson 2007). The magnitude of lymphocytic infiltration is not the only factor modulating disease progression as the phenotype of the lymphocytic infiltrate may be most important

(Stanton 2016). In particular, the presence of CD8+ T-cells and the ratio of the CD8+ effector T- cells/FoxP3+ regulatory T-cells seems to correlate with improved prognosis and long-term survival in many solid tumors. In breast cancer there is variation in the incidence and magnitude of TILs. TNBC demonstrates the highest incidence of TILs. CD8+ T-cell infiltrates indicative of type 1immunity were found in 60% of TNBC. There are many factors that may contribute to the magnitude of TILs in TNBC. For example, hormone receptor negative cancers have been shown to have more genomic instability and more chromosomal instability than hormone-receptor- positive tumors (Disis 2015; Stephens 2012). A greater number of mutations raise the chance that mutated protein sequences will be expressed and potentially be recognized as novel antigens by the immune system.

In addition, PD-L1 is expressed on many cancer and immune cells and in doing so plays an important role in disrupting cancer surveillance and maintaining an immunosuppressive microenvironment. A recent study of 43 breast tumors demonstrated that 89% of PD-L1+ cancers were associated with increased TIL infiltration compared with 24% of PD-L1− tumors. The PD-L1 receptor-ligand interaction is a major pathway hijacked by tumors to suppress immune control. The normal function of PD-1, expressed on the cell surface of activated T-cells under healthy conditions, is to down-modulate unwanted or excessive immune responses, including autoimmune reactions.

Blocking PD-1 pathway invigorated the immune system, for example by enhancing tumor antigen-specific CD8+ T cell responses. Pembrolizumab is a humanized monoclonal antibody that binds to the PD-1 receptor and blocks interactions with its ligands, PD-L1 and PD-L2. This in turn releases the immune inhibitory effects of PD-1 and can enhance anti-tumor immune response.

In a phase 1 trial in heavily treated TNBC patients (20% had ≥ 5 or more lines of therapy) (n=32) selected for PD-L1+ staining in the tumor or tumor stroma, the response to pembrolizumab was

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encouraging: 18.5% (1 complete response [CR] and 2 partial responses [PRs]). The median time to response was 18 weeks and the duration of response was not reached. The 6 month progression free survival (PFS) rate was 23.3% (Nanda 2016). While encouraging, there is still low overall response to single agent immune therapy in TNBC. This is further demonstrated in a recent study of avelumab, a PD-1 targeted agent presented at SABCS in 2015. This trial had a low objective response rate of 5.4% in the entire cohort; however in the TNBC cohort tumors with PD-L1 expressing immune cells in the tumor, there were 44.4% of patients receiving PR (Dirix 2015). Because of the durability in response, current strategies are aimed at increasing the number of responsing patients.

2.3	Rationale for HER2 vaccine in triple-negative breast cancer

The HER2/neu protein was shown to be a tumor antigen that stimulates immune responses, as evidenced by specific antibodies and T cells against HER2/neu detected in blood samples from breast cancer patients (Disis 1994). The multiple immunogenic epitopes within the HER2/neu protein led to the discovery of specific HER2/neu peptides that stimulate cytotoxic T lymphocytes to recognize and eliminate HER2/neu expressing breast and ovarian cancer cells (Peoples 1995). Two peptide vaccines, E75 and GP2, containing epitopes derived from HER2/neu, have been shown in Phase I and II trials to safely and effectively stimulate antigen-

specific immune responses and cytolytic activity via CD8+ T cells in tumors of breast cancer patients expressing HER2/neu (Benavides 2009; Mittendorf 2006). However, these first generation peptide vaccines are HLA-A2 restricted and require booster vaccinations as they do not demonstrate sustained-immunity.

AE37, which is not HLA-A2 restricted, has been tested in Phase I and II clinical trials with breast and prostate cancer patients determined to express any level of the HER2/neu protein. Significant increases in T cell proliferation were detected 1 month post-vaccination and long term (6 months after completion of vaccinations [3 years after completion in our Phase I prostate cancer study, see below]) with DTH reactions noted for all patients that received vaccine. The vaccine was well tolerated with 73% experiencing Grade 1 systemic toxicities (fatigue, nausea, myalgias, rhinitis, diarrhea, headache and cough) and 13% experiencing Grade 2 toxicities (joint pain and stiffness). In the larger Phase II breast cancer study, Grade 3 toxicities were observed in 1% of 298 patients enrolled (Mittendorf 2016). This was a controlled, randomized and single blinded study comparing the AE37 vaccine plus GM-CSF versus GM-CSF alone. The toxicities were observed equally both in the AE37 plus GM-CSF as well as the GM-CSF only arms of the study, indicating that toxicities were attributable to GM-CSF and not AE37. Given that AE37 on its own is sufficient to generate a T cell response, the current study will employ AE37 without GM-CSF.

AE37 was also tested in a Phase 1 study of 32 castrate-sensitive and castrate resistant prostate cancer patients with any level of HER2/neu expression at 500 micrograms AE37 peptide/125 micrograms GM-CSF in 6 monthly intradermal inoculations (Perez 2010). The vaccine was very well tolerated with mild Grade 1 and 2 toxicities attributed largely to GM-CSF. In vitro immune responses were noted in 72% of patients demonstrated by increases in the percentages of circulating CD4+ and CD8+ T cells as well as increased production of IFN-γ noted post vaccination and long term. Interestingly, in vitro immune responses were significantly higher in patients expressing low levels of HER2/neu (IHC 1+ or 2+) which is consistent with results seen in the E75 vaccine trial in breast cancer patients (Benavides 2009). Importantly, it has been shown that tumor cells with low level HER2 expression are still good targets for killing by activated T cells (Weidanz 2006). This is because activated T cells recognize target protein peptides in the context of MHC molecules as opposed to the native target protein as is the case for monoclonal antibodies. The limiting factor is thus more closely dependent upon the level of expression of MHC molecules rather than the level of target protein expression. As patients in this category are considered HER2 negative by ASCO/CAP guidelines (Nitta 2016) they are represented in the triple negative breast cancer population. In addition to establishing a specific

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activation of both CD4+ and CD8+ T cells, the Phase I trial of AE37 also demonstrated a reduction in circulating T regulatory cells as well as TGFβ. This is significant as it suggests that AE37 treatment reduces immune suppressive function as it increases specific effector function.

2.4	Pembrolizumab background and clinical trials

Pembrolizumab is a potent humanized immunoglobulin G4 (IgG4) monoclonal antibody (mAb) with high specificity of binding to the programmed cell death 1 (PD 1) receptor, thus inhibiting its interaction with programmed cell death ligand 1 (PD-L1) and programmed cell death ligand 2 (PD-L2). Based on preclinical in vitro data, pembrolizumab has high affinity and potent receptor blocking activity for PD 1. Pembrolizumab has an acceptable preclinical safety profile and is in clinical development as an intravenous (IV) immunotherapy for advanced malignancies.

Keytruda™ (pembrolizumab) is indicated for the treatment of patients across a number of indications. For more details on specific indications refer to the Investigator brochure.

2.4.1       Rationale for pembrolizumab dose selection

The dose of pembrolizumab planned to be studied in this trial is 200 mg Q3W. The dose recently approved in the United States and several other countries for treatment of melanoma subjects is 2 mg/kg Q3W. Information on the rationale for selecting 200 mg Q3W is summarized below.

In KEYNOTE-001, an open-label Phase I study conducted to evaluate the safety, tolerability, pharmacokinetics (PK) and pharmacodynamics (PD), and anti-tumor activity of pembrolizumab when administered as monotherapy. The dose escalation portion of this trial evaluated three dose levels, 1 mg/kg, 3 mg/kg and 10 mg/kg, administered every 2 weeks (Q2W) and dose expansion cohorts evaluated 2 mg/kg Q3W and 10 mg/kg Q3W in subjects with advanced solid tumors. All dose levels were well tolerated and no dose- limiting toxicities were observed. This first-in-human study of pembrolizumab showed evidence of target engagement and objective evidence of tumor size reduction at all dose levels. No maximum tolerated dose (MTD) has been identified. In addition, two randomized cohort evaluations of melanoma subjects receiving pembrolizumab at a dose of 2 mg/kg versus 10 mg/kg Q3W have been completed, and one randomized cohort evaluating 10 mg/kg Q3W versus 10 mg/kg Q2W has also been completed. The clinical efficacy and safety data demonstrate a lack of important differences in efficacy or safety profile across doses.

An integrated body of evidence suggests that 200 mg every 3 weeks (Q3W) is expected to provide similar response to 2 mg/kg Q3W, 10 mg/kg Q3W and 10 mg/kg Q2W. Previously, a flat pembrolizumab exposure-response relationship for efficacy and safety has been found in subjects with melanoma in the range of doses between 2 mg/kg and 10 mg/kg. Exposures for 200 mg Q3W are expected to lie within this range and will be close to those obtained with 2 mg/kg Q3W dose.

A population pharmacokinetic (PK) model, which characterized the influence of body weight and other patient covariates on exposure, has been developed. The PK profile of pembrolizumab is consistent with that of other humanized monoclonal antibodies, which typically have a low clearance and a limited volume of distribution. The distribution of exposures from the 200 mg fixed dose are predicted to considerably overlap those obtained with the 2 mg/kg dose and importantly will maintain individual patient exposures within the exposure range established in melanoma as associated with maximal clinical response. Pharmacokinetic properties of pembrolizumab, and specifically the weight-dependency in clearance and volume of distribution are consistent with no meaningful advantage to weight-based dosing relative to fixed dosing.

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In translating to other tumor indications, similarly flat exposure-response relationships for efficacy and safety as observed in subjects with melanoma can be expected, as the anti-tumor effect of pembrolizumab is driven through immune system activation rather than through a direct interaction with tumor cells, rendering it independent of the specific tumor type. In addition, available PK results in subjects with melanoma, NSCLC, and other tumor types support a lack of meaningful difference in pharmacokinetic exposures obtained at tested doses among tumor types. Thus the 200 mg Q3W fixed-dose regimen is considered an appropriate fixed dose for other tumor indications as well.

A fixed dose regimen will simplify the dosing regimen to be more convenient for physicians and to reduce potential for dosing errors. A fixed dosing scheme will also reduce complexity in the logistical chain at treatment facilities and reduce wastage. The existing data suggest 200 mg Q3W as the appropriate dose for pembrolizumab.

2.5	HER2 vaccine, AE37

The HER2/neu proto-oncogene is a tumor associated antigen that has been investigated in many types of cancers including breast, prostate, and ovarian. HER2/neu codes for a 185kD trans-membrane protein in the epidermal growth factor receptor family which is found to be over- expressed in 20-30% of breast cancers and has also been correlated with more aggressive tumor behavior (Slamon 1989). It has been shown to be expressed in an additional 50% of breast cancers at low to intermediate levels.

AE37 is a fifteen amino-acid peptide from the HER2 protein to which the four amino-acid sequence LRMK has been added, it is produced by a solid-phase peptide synthesis. The peptide sequence is AC-LRMK-GVGSPYVSRLLGICL-NH2. Studies have demonstrated that the AE37 peptide stimulates a robust helper T-cell response leading to effective cytotoxic T lymphocyte (CTL) activity against tumors expressing even low levels of HER2 regardless of HLA status.

AE37 is a hybrid Ii-Key/HER2 peptide. Ii-Key hybrids have been shown to display >250 times potency in terms of T-cell stimulation in vitro compared to the unmodified naturally-occurring peptide. AE37 has been shown to be recognized both by CD4+ T helper cells as well as CD8+ CTLs (HER2 Hybrid Peptide AE37 IB).

Antigen Express has developed a novel method for dramatically increasing antigen-specific stimulation of T helper cells. This involves the addition of a small portion of the major histocompatibility complex (MHC) class II-associated Ii protein (termed Ii-Key) to class II epitopes (Lee 2000). The Ii-Key segment of the Ii protein was found to bind to an allosteric site on MHC class II molecules, thereby facilitating the direct charging of a vaccine peptide into the antigenic peptide-binding site of MHC class II molecules (Sotiriadou 2007). The resulting Ii- Key/antigenic epitope hybrid displays up to 250 times greater potency in vitro compared to the unmodified class II epitope (Sotiriadou 2007). Studies have shown that Ii-Key hybrid peptides derived from a variety of disease-related antigens more potently activate CD4+ T helper cells in vivo as well as in vitro when compared to epitope only peptides. The consequence of this increased yet specific T helper cell stimulation is more robust CTL activation and the production of immunological memory.

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3.0	STUDY AIMS AND ENDPOINTS
3.1	Co-Primary aims and endpoints
3.1.1	Determination of recommended dose for further study

Aim: To evaluate the safety and tolerability of AE37 peptide vaccine given in combination with pembrolizumab in patients with metastatic triple negative breast cancer

Endpoint: Recommended dose of AE37 that can safely be administered with pembrolizumab as a combination in an expanded cohort

3.1.2	Response rate

Aim: Objective response rate (ORR)

Endpoint: Overall objective response rate as measured by RECIST 1.1 with modifications for progressive disease confirmation

3.2	Secondary aims and endpoints
3.2.1	Progression-free survival (PFS)

Aim: To evaluate the progression free survival (PFS) with pembrolizumab in combination with AE37 peptide vaccine at the recommended biologic dosage

Endpoint: Time to progression or death from any cause

3.2.2	Overall Survival (OS)

Aim: To determine OS rate at 1 year

Endpoint: Time from study entry through 1 year

3.2.3	Toxicity

Aim: To evaluate the overall toxicity of AE37 peptide vaccine in combination with pembrolizumab

Endpoint: Frequency and severity of adverse events categorized using the NCI Common Terminology Criteria for Adverse Events version 4.0 (CTCAE v4.0).

3.3	Exploratory translational science

Aim: Exploratory analysis of immune parameters

Aim: To determine presence of in vivo responses to DTH

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4.0	PATIENT ELIGIBILITY AND INELIGIBILITY

Investigators should consider each of these factors when selecting patients for this trial. Investigators should also consider all other relevant factors (medical and non-medical), as well as the risks and benefits of the study therapy, when deciding if a patient is an appropriate candidate for this trial.

4.1	Conditions for patient eligibility

A patient cannot be considered eligible for this study unless all of the following conditions are met:

4.1.1	In order to be eligible for participation in this trial, the patient must be willing and able to provide written informed consent for the trial.
4.1.2	Be female and ≥ 18 years of age on day of signing informed consent.
4.1.3	Have a performance status of 0 or 1 on the ECOG Performance Scale. (See Appendix A.)
4.1.4	Patients must have histologic or cytologic confirmation of the diagnosis of invasive adenocarcinoma of the breast.
4.1.5	The primary or metastatic tissue must be triple negative (ER/PR < 9%, HER2 negative by ASCO/CAP guidelines).
4.1.6	There must be documentation that the patient has evidence of measurable metastatic breast cancer based on RECIST 1.1. Tumor lesions situated in a previously irradiated area are considered measurable if progression has been demonstrated in such lesions. Histologic confirmation of metastatic disease is not required.

4.1.7	At least 1 of the tumor sites must be amenable to core needle biopsy.
4.1.8	Patients with treated, stable, asymptomatic metastatic disease to the brain not requiring chronic corticosteroids are eligible (per discretion of the treating investigator).
4.1.9	Patient must have resolution of toxic effect(s) of the most recent chemotherapy ≤ to Grade 1 (except alopecia). If the patient has received major surgery or radiation therapy of > 30 Gy, they must have recovered from the toxicity and/or complication from the intervention.
4.1.10	Demonstrate adequate organ function, all screening labs should be performed within two weeks of treatment initiation.
•	ANC count ≥ 1,500/mm3
•	Platelets ≥ 100,000/mm3
•	Hemoglobin ≥ 9 g/dL
•	Creatinine ≤ 1.5x upper limit of normal (ULN) OR measured or calculated creatinine clearance (CrCl) ≥ 60mL/min for patients with creatinine levels > 1.5x institutional ULN. (Glomerular filtration rate (GFR) can also be used in place of creatinine or CrCl.)
•	Total bilirubin ≤ 1.5x ULN OR Direct bilirubin ≤ ULN for patients with total bilirubin levels > 1.5 x ULN.
•	AST (SGOT) and ALT (SGPT) ≤ 2.5 x ULN OR ≤ 5 x ULN for patients with liver metastases.
4.1.11	A ≤ Grade 1 skin reaction to the first DTH inoculation is required to begin study therapy. See Section 7.1 and Table 7.
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4.1.12	International normalized ratio (INR) or prothrombin time (PT) must be ≤1.5xULN unless the patient is receiving anticoagulant therapy as long as PT or PTT is within therapeutic range of intended use of anticoagulants. Partial Thromboplastin Time (aPTT) and

≤1.5xULN unless subject is receiving anticoagulant therapy as long as PT or PTT is within therapeutic range of intended use of anticoagulants

4.1.13	Female patients of childbearing potential should have a negative urine or serum pregnancy within 72 hours prior to receiving the first dose of study medication. If the urine test is positive or cannot be confirmed as negative, a serum pregnancy test will be required.
4.1.14	Study patients of childbearing potential should be willing to use an adequate method of contraception as outlined in (Section 7.5 and Appendix B) or be surgically sterile, or abstain from heterosexual activity for the course of the study through 120 days after the last dose of study medication. Patients of childbearing potential are those who have not been surgically sterilized or have not been free from menses for > 1 year.

4.2	Conditions for patient ineligibility

Any patient with one or more of the following conditions will be ineligible for this study:

4.2.1	Greater than 4 prior lines of therapy for metastatic disease.
4.2.2	Is currently participating in or has participated in a study of an investigational agent or using an investigational device within 4 weeks of the first dose of treatment.
4.2.3	Has a diagnosis of immunodeficiency or is receiving systemic steroid therapy or any other form of immunosuppressive therapy within 7 days prior to the first dose of trial treatment. The use of physiologic doses of corticosteroids must be discussed with DSSM.
4.2.4	A ≥ Grade 2 skin reaction to the first DTH inoculation will exclude that patient from beginning study therapy.
4.2.5	Has had a prior anti-cancer monoclonal antibody (mAb) within 4 weeks prior to study Day 1 or who has not recovered (i.e., ≤ Grade 1 or at baseline) from adverse events due to agents administered more than 4 weeks earlier.
4.2.6	Prior chemotherapy, targeted small molecule therapy, or radiation therapy within 2 weeks prior to study Day 1 or who has not recovered (i.e., ≤ Grade 1 or at baseline) from adverse events due to a previously administered agent. Note: Patients with alopecia are an exception to this criterion and may qualify for the study.
4.2.7	Blood products (including platelets or red blood cells) or administration of colony stimulating factors (including G-CSF, GM-CSF or recombinant erythropoietin) within 4 weeks prior to beginning study therapy.
4.2.8	Has a known additional malignancy that is progressing or requires active treatment. Exceptions include basal cell carcinoma of the skin, squamous cell carcinoma of the skin that has undergone potentially curative therapy, or in situ cancers.
4.2.9	Has known active central nervous system (CNS) metastases and/or carcinomatous meningitis. Patients with previously treated brain metastases may participate provided they are stable (without evidence of progression by imaging for at least four weeks prior to the first dose of trial treatment and any neurologic symptoms have returned to baseline), have no evidence of new or enlarging brain metastases, and are not using steroids for at least 7 days prior to trial treatment.
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4.2.10	Has an active autoimmune disease that has required systemic treatment within the past

2 years (i.e., with use of disease modifying agents, corticosteroids, or immunosuppressive drugs). Replacement therapy (e.g., thyroxine, insulin, or physiologic corticosteroid replacement therapy for adrenal or pituitary insufficiency and bone anti-resorptive agents etc.) is not considered a form of systemic treatment.

4.2.11	Has a history of (non-infectious) pneumonitis that required steroids or current pneumonitis.
4.2.12	Has a history of or active interstitial lung disease, autoimmune lung disease, severe asthma requiring daily medication.
4.2.13	Malabsorption syndrome, ulcerative colitis, inflammatory bowel disease, resection of the stomach or small bowel, or other disease or condition significantly affecting gastrointestinal function.
4.2.14	Has an active infection requiring systemic therapy.
4.2.15	Has a history or current evidence of any condition, therapy, or laboratory abnormality that might confound the results of the trial, interfere with a patient’s participation for the full duration of the trial, or is not in the best interest of the patient to participate, in the opinion of the treating investigator.
4.2.16	Has known psychiatric or substance abuse disorders that would interfere with cooperation with the requirements of the trial.
4.2.17	Is pregnant or breastfeeding, or expecting to conceive a child within the projected duration of the trial, starting with the pre-screening or screening visit through 120 days after the last dose of trial treatment.
4.2.18	Prior therapy with an anti-PD-1, anti-PD-L1, anti-PD-L2, anti-CD137, or anti-Cytotoxic T-lymphocyte-associated antigen-4 (CTLA-4) antibody (including ipilimumab or any other antibody or drug specifically targeting T-cell co-stimulation or checkpoint pathways) is not allowed.
4.2.19	Has a known history of Human Immunodeficiency Virus (HIV) (HIV 1/2 antibodies).
4.2.20	Has known active Hepatitis B (e.g., HBsAg reactive) or Hepatitis C (e.g., HCV RNA [qualitative] is detected).
4.2.21	Has received a live vaccine within 30 days prior to the first dose of trial treatment. Seasonal flu vaccines are permitted.
4.2.22	Has severe hypersensitivity to pembrolizumab and/or any of its excipients.
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5.0	REQUIREMENT FOR STUDY ENTRY AND DURING TREATMENT AND FOLLOW-UP

Tests and exams required before study entry are listed on Table 2. Requirements following study entry are outlined on Table 3.

Table 2. Tests, exams, and other requirements prior to study entry

Requirements	Prior to Study Entry
Consent form for the B-001 trial signed by the patient	X
Agreement of local pathology department to release the primary tumor tissue slides from the diagnostic biopsy or other previous surgerya	X
History & physical examb	X	Within 2 weeks
Performance status (see Appendix A)	X
Height & weight	X
CBC/differential/platelet count	X
Total bilirubin/AST (SGOT)/ALT (SGPT), alkaline phosphatase, serum sodium, chloride, potassium, CO2, calcium, protein, glucose, creatininec, BUN (e.g., Comprehensive metabolic panel)	X
Thyroid function tests: TSHd	X
Imaging of cheste	X	Within 4 weeks
Imaging of abdomen and pelvisf	X
Pregnancy testg	X	After patient signs consent and within 1 week of planned start of study therapy
Required study blood samplesh	X
Vaccine allergen skin test (DTH)i	X

a        The archived primary tumor tissue from the previous surgery must be requested and the pathology department must agree before study entry to release these slides or an archived paraffin tumor block if slides are unavailable (see Section 6.0). Submit the tumor tissue within 60 days after study entry.

b       Complete H&P by physician or other healthcare professional (on FDA Form 1572).

c        Serum creatinine OR measured or calculated creatinine clearance (CrCl) > 60mL/min for patients with creatinine levels > 1.5 x institutional ULN. (Glomerular filtration rate (GFR) can also be used in place of creatinine or CrCl.)

d        If TSH abnormal, (outside normal range) obtain free triiodothyronine (T3) and thyroxine (T4).

e        Preferred imaging options for chest: CT scan with contrast or PET/CT scan with contrast.

f          Preferred imaging for abdomen and pelvis: CT scan with contrast or PET/CT with or without contrast; MRI with contrast. (MRI with contrast can be substituted for CT scan.)

g        For WOCBP should have a negative urine or serum pregnancy within 72 hours prior to receiving the first delayed type hypersensitivity (DTH). Pregnancy testing should be performed according to institutional standards

h       Blood samples collected for research study purposes should be drawn concurrently with blood samples required for study entry. See Section 6.0. For all blood and tissue sample collections and submissions see B-001 Pathology and Correlative Science Instructions.

i         The DTH inoculation is to be performed within one week prior to beginning study therapy. DTH inoculation sites are to be assessed for hypersensitivity reactions within 48-72 hours after the inoculation. A negative response is required for study entry. See Section 7.1 and Table 7.

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Table 3. Tests, exams, and other requirements following study entry

Requirements	Within 72 hours before Day 1 of Cycle 1	Within 72 hours before Day 1 of Cycle 2	Within 72 hours before Day 1 of Cycle 3	Within 72 hours before Day 1 of Cycle 4	Within 72 hours before Day 1 of Cycle 5	Within 72 hours before Day 1 of Cycle 6	Within 72 hours before Day 1 of Cycle 7	Within 72 hours before Day 1 of Cycles 8 through 34	Follow-up 30 days following discontinuation of study therapy (Within +/- 7 days)
History & physical exama, b	X	X	X	X	X	X	X	X	X
Vital signs	X	X	X	X	X	X	X	X	X
Adverse event Assessmentc, d	X (And within 48 -72 hours after Day 1)	X (And within 48 -72 hours after Day 1)	X (And within 48 -72 hours after Day 1)	X (And within 48 -72 hours after Day 1)	X (And within 48 -72 hours after Day 1)		X (And within 48 -72 hours after Day 1)		X
DTH intradermal inoculatione							X (On Day 1)
CBC/differential/platelet countf		X	X	X	X	X	X	X	X
Total bilirubin/AST (SGOT)/ALT (SGPT), alkaline phosphatase Serum sodium, chloride, potassium, CO2, calcium, protein, glucose, creatinine, BUN (e.g., Comprehensive metabolic panel)f		X	X	X	X	X	X	X	X
Thyroid function tests: g		X		X		X		X (Cycle 8 and every even cycle)	X
Measurement of target lesionsh			X			X		X (Cycle 9 and then every 3 cycles)	X
Pregnancy testi		X	X	X	X	X	X	X
Blood samplesj	X (Required)			X (Required)			X (Required)		X (Optional upon disease progression)
Tumor tissue samplek,l	X (Required)			Xl (Required)					Xl (Optional: upon disease progression)

Table 3 continues on next page

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Table 3. Tests, exams, and other requirements following study entry (continued)

a	At the discretion of the investigator, additional exams, bloodwork, x-rays, ECGs, scans, and other testing may be performed as clinically indicated.
b	Updated H&P with exams, adverse event assessment, and assessments during therapy and follow-up by physician or other appropriate healthcare professional (on FDA Form 1572).
c	The AE37 intradermal injection sites (DTH and study therapy dose) are to be assessed for hypersensitivity reactions within 48-72 hours after each dose (e.g., DTH inoculations on Days 3 or 4; AE37 vaccinations: on Days 3 or 4). Note: An assessment of a negative response is required from initial DTH inoculation for the patient to enter the study. See Section 7.1
d	Should the patient stop study therapy (e.g. due to disease progression or second primary) and begin a new treatment prior to the last dose of study therapy AE assessments should be collected only up to the date the new therapy begins. See Section 10.0. SAE/AE assessments 90 days (+/− 14 days) after the last dose of study therapy.
e	The second DTH inoculation will be given approximately 42 days after the last AE37 vaccination (e.g., Day 1 Cycle 7). See Section 7.1.
f	CBC/Diff, blood chemistries, LFTs done at screening may be used as baseline assessment results for Cycle 1/Day 1.
g	Beginning with Cycle 2, obtain thyroid function tests: TSH, free triiodothyronine (T3) and thyroxine (T4) every 6 weeks (e.g., every even Cycle).
h	The same imaging method (PET/CT scan, CT scan or MRI), used at baseline should be used every 3 cycles from start of therapy. Assessment of measurable disease is every 3 cycles by RECIST 1.1. See Section 11.0.
i	WOCBP should have a negative urine or serum pregnancy within 72 hours prior to receiving the first dose of study medication. Pregnancy testing should be performed monthly according to institutional standards.
j	A required research blood sample will be collected from all patients prior to starting study therapy and within 72 hours of beginning Cycle 4 (with biopsy), and within 72 hours of cycle 7. Optional research blood samples will be collected from consenting patients at the time of disease progression. Blood samples collected for research study purposes should be drawn concurrently with blood samples required for the study. See Section 6.0.
k	Tumor tissue requirement: A tissue core biopsy from an accessible metastatic site will be collected prior to starting study therapy and within 72 hours of beginning Cycle 4. See Section 6.0.
l	Optional blood samples and tumor tissue core biopsies from an accessible metastatic site will be collected from consenting patients upon disease progression.

See Section 6.0.

For all blood and tissue sample collections and submissions see B-001 Pathology and Correlative Science Instructions.

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6.0	PATHOLOGY AND CORRELATIVE SCIENCE STUDIES
6.1	Overview of requirements

Collection and submission of all patient samples (blood, tumor) listed below is a requirement for all patients participating in the NSABP B-001 study. By signing the B-001 consent form, the patient has agreed to all required sample collections and submissions.

Non-submission of required patient samples will be a protocol violation. Patient samples will be collected at the specified time points as outlined in Table 3 and Table 4. (See B-001 Pathology and Correlative Science Instructions for tumor and blood sample processing and submission).

Table 4. Summary of patient sample submission requirements

Study requirements for ALL patients	Prior to beginning study therapy	Prior to Day 1 of Cycle 4	Prior to Day 1 of Cycle 7	At the time of disease progression
Submission of archived primary tumor tissuea	YES (Required)
Collection and submission of blood samplesb	YES (Required)	YES (Required)	YES (Required)
Collection and submission of tissue samplesc,d	YES (Required)	YES (Required)		YES (Optional)

a       Archived paraffin block of primary tumor tissue is preferable. See Section 6.3.1.

b        Required blood sample collections: Blood samples collected for research study purposes should be drawn concurrently with blood samples required for study: prior to beginning study therapy and Day 1 of Cycle 7. See Section 6.3.1.

c        Required tissue biopsy procurement: Core biopsy specimens (2 to 4 cores) from an accessible metastatic site will be collected from all patients prior to starting study therapy and within 72 hours prior to beginning Cycle 4 and Cycle 7. Samples should be submitted on the same day as procurement

d        Optional tissue and blood samples: Blood samples and procurement of core biopsy specimens (2 to 4 cores) from an accessible metastatic site and at disease progression should be requested and collected from consenting patients. Samples should be submitted on the same day as procurement

NOTE: Refer to the B-001 Pathology and Correlative Science Instructions for tumor and blood sample submission instructions.

6.2	Use of specimens

The blood and tumor samples collected in this study will be used for B-001 studies as described in Section 6.4 and for analyses to be conducted in the future related to the purposes of the B-001 study but not currently described in the protocol document. Additionally, the specimens procured may be used for future studies involving gene and protein conferring susceptibility to cancer or other diseases. If hereditary genetic studies are conducted, an anonymization process will be used. Results of the correlative science studies, including raw sequencing data, will not be reported directly to the patient or the physician and will not have any bearing on patient treatment.

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The results of the study will be communicated through publication, in peer reviewed scientific literature and/or through presentations at scientific meetings. Anonymized or de-identified research data (as deemed appropriate by the NSABP), including genome sequencing data, may be submitted to public research databases for data sharing with controlled access to scientific researchers outside of the NSABP.

6.3	Tumor and blood sample submissions
6.3.1	Required tissue and blood samples
•	Archived primary tumor tissue block: Use of the archived paraffin block of primary tumor tissue is permitted; however submission of a fresh core biopsy specimen is preferred. Refer to the B-001 Pathology and Correlative Science Instructions for tumor tissue submission instructions.
•	Required tissue samples: Core biopsy specimens (2 to 4 cores) from an accessible metastatic site will be collected from all patients:
−	prior to starting study therapy, and
−	within 72 hours of beginning Day 1 of Cycle 4.
•	Study blood samples: Peripheral blood may be analyzed for AE37 antigen-specific T cell immune responses in peripheral blood. Blood samples will be collected:
−	prior to initiation of pembrolizumab plus AE37 peptide vaccine therapy and
−	prior to receiving study therapy on Day 1 of cycle 7.

Note: Refer to the B-001 Pathology and Correlative Science Instructions for study blood sample collection, processing, and submission instructions.

6.3.2	Optional tissue and blood samples
•	Optional tumor tissue samples should be collected from consenting patients at the time of disease progression.

Note: When disease progression has been confirmed by imaging per RECIST criteria, biopsy specimens are to be collected from consenting patients preferably from a new accessible metastatic lesion or one that increased in size when compared to the previous imaging scan result from consenting patients. Biopsy specimens at the time of progression must be collected prior to initiating any new therapy and within 30 days following discontinuation from study therapy.

•	Optional research blood samples should be collected optional blood sample from consenting patients at time of progression.

All tissue and blood samples will be submitted to the NSABP Division of Pathology (see Information Resources) where the samples will be logged into the database and assigned a unique code number. The samples will be stripped of any remaining patient identifiers (except the NSABP B-001 Patient ID numbers), processed, and stored. A portion of the samples may be shipped to collaborating laboratories including Merck & Co. Inc. and their vendor who will perform assay for PDL-1 expression and PanCancer nanostring mRNA assay including approximately 800 genes. Refer to the B-001 Pathology and Correlative Science Instructions for tissue and blood specimen collection and submission instructions.

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6.4	Rationale for correlative science studies
6.4.1	AE37 antigen-specific T cell immune responses in peripheral blood

To determine whether pembrolizumab plus AE37 Peptide Vaccine in study patients induces AE37 antigen-specific T cell immune responses in peripheral blood and enhances T cell immune responses in tumor tissues, peripheral blood may be analyzed for AE37 antigen-specific T cell immune responses (Fourcade 2014; Hamid 2013.

Fourcade 2012; Fourcade 2010; Fourcade 2009). These include:

•	Analysis of AE37 antigen-specific T cell immune responses in peripheral blood.
−	Intracellular cytokine ex-vivo assay: The frequency of AE37 antigen-specific CD4+ and CD8+ T cells in peripheral blood will be analyzed by ex-vivo intracellular cytokine assays for IFN-g, TNF, IL-2, and IL-21 as previously reported (Fourcade 2014; Hamid 2013. Fourcade 2012; Fourcade 2010; Fourcade 2009).
−	Ex-vivo CD107a degranulation assays: CD107a cell surface expression as a surrogate of lytic function will be investigated using overlapping peptides from AE37 antigens as previously reported (Fourcade 2014).
•	Change of CD4+CD25+FOXP3+ Treg cells in peripheral blood lymphocytes (Gates 2010).
•	To determine potential correlation between TGF-β levels in plasma samples by ELISA and clinical tumor response (Perez 2014; Perez 2013; Perez 2010).
•	To determine potential correlation between HLA-A*24 and/or HLA-DRB1*11 and clinical tumor response (Anastasopoulou 2015).
6.4.2	Tissue studies
•	Optional tumor biopsy prior to initiation of pembrolizumab plus AE37 Peptide vaccine therapy and prior to cycle 4 may be used for the following:
−	Evaluation of CD8+ T cell infiltrates in tumor tissues using the Immunoscore. The distribution and density of CD8+ T cells may be analyzed by quantitative IHC analysis for standard T-cell subsets using antibodies to CD3, CD4, and CD8 in the invasive tumor margin and within the tumor parenchyma, as previously reported (Tumeh 2014; Galon 2006; Pages 2005; Llosa 2015).
−	IHC analysis of genes involved in immune checkpoint pathways in tumor tissues: IHC analysis of PD-1, PD-L1, LAG-3, CTLA-4 and IDO1 in tumor tissues may be performed, as previously reported (Tumeh 2014; Llosa 2015; Pierer 2007; Irie 2005).
•	Analysis of TCR β-chain usage in tumor infiltrating lymphocytes (TILs):

A more restricted TCR β-chain usage reflects a T-cell population that is less diverse in repertoire and more clonal in nature, and is significantly correlated with clinical response to pembrolizumab plus AE37 Peptide vaccine therapy (Tumeh 2014;Zhu 2013).

To determine whether the frequency of mutation-associated neoantigens in tumor tissue correlates with tumor response to prior to initiation of pembrolizumab plus AE37 Peptide vaccine therapy, tumor tissues collected prior to initiation of pembrolizumab plus AE37 Peptide vaccine therapy may be analyzed for tumor gene mutations. Analysis of the frequency of mutation-associated neoantigens in tumor tissues (Vogelstein 2013; Alexandrov 2013; Snyder 2014; Yadav 2014; Le 2015; Rizvi 2015).

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7.0	STUDY THERAPY
7.1	AE37 Vaccine
7.1.1	Delayed type hypersensitivity (DTH) monitoring

Each enrolled patient will receive a delayed type hypersensitivity (DTH) intradermal injection (100 mcg AE37 peptide/0.5 ml normal saline) at two times during the study:

•	Within one week prior to the first dose of study therapy (see Section 4.1.11 and Table 3); and
•	Approximately 42 days after delivery of the final inoculation (e.g., Cycle 7/Day 1).

Note: Women of child bearing potential must have a negative pregnancy test within 72 hours of each DTH inoculation.

7.1.2	DTH inoculation administration

The contents of the first AE37 DTH vial for a newly enrolled patient’s inoculation regimen will be administered in the following manner:

•	One frozen, sterile AE37 DTH vial containing 100 micrograms is removed from the -20ºC freezer and thawed at room temperature (RT). The thawed solution is withdrawn into a single-dose, sterile syringe and immediately administered by intradermal injection on the left anterior thigh approximately 9 inches superior to the knee. See Section 9.1.6.
•	After the above is accomplished, 0.5 ml of normal sterile saline is withdrawn into a single-dose, sterile syringe. The 0.5 ml inoculum is immediately administered by intradermal injection on the right anterior thigh approximately 9 inches superior to the knee. (This second inoculum of sterile saline is administered to serve as a negative control for the DTH test).
7.1.3	DTH reaction assessment

The DTH reaction will be measured in 2 dimensions at 48-72 hours post inoculation and compared between peptide and sterile saline and between pre-inoculation and post- inoculation. The low dose of peptide used in the DTH test is not expected to induce a long term immune response; however, any response that is induced is expected to be transitory in nature.

Patients are to be monitored post-injection for 1 hour to note any local or systemic reactions to the vaccine and are required to return to the clinic within 48-72 hours after inoculation for assessment of local and/or systemic reactions. A photograph of the DTH response will be obtained for the purpose of documentation and reporting. These results will also be recorded in the response database. See Section 8.2.3 and Table 7.

Additionally, patients should be given the phone number to the treatment clinic, and emergency department in case of reaction/side effects, and educated about the local and systemic signs of infection. If any adverse events occur, these will be reported per the protocol. If infection is detected, then vaccinations will be halted and the sterility of the remaining single dose vials re-confirmed. The patient will be medically treated as appropriate.

Note: A ≤ Grade 1 skin reaction DTH response is required to begin study therapy. See

4.1.11 and Table 7.

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7.1.4	Dose-limiting toxicity for AE37

If Grade 3 systemic toxicity that require a ≥ 2 week delay in starting Cycle 2 is observed during the safety run-in or in > 25% (4 or more) of patients, the AE37 dose will be de- escalated to 500 micrograms (dose level −1) to complete stage I accrual. If systemic toxicity occurs in 3 or more patients at this dose (dose level −1) accrual will be halted and the toxicity reviewed by the study team.

7.2	Study regimen

Study therapy should begin within 2 weeks following study entry. (Note: Women of child bearing potential must have a negative pregnancy test within 72 hours of each dose of study therapy.) see Section 4.1.13, Table 2 and Table 3). See Sections 7.1.1, 7.1.2, 7.1.3, 4.1.11 and Table 7 for DTH response assessment prior to beginning study therapy.) Study therapy should be given in the order outlined in Table 5 and Table 6. See Section 8 for treatment management.

Table 5: Safety Cohort Study Therapy:

Drug	Dose	Dosing Interval	Planned Duration
AE37 peptide vaccine a,b,c	1000 micrograms via intradermal injection	Day 1 of each 21 day cycle x 5 doses	15 weeks (5 cycles)
Pembrolizumabd	200 mg IV over 30 minutes	Day 1 of each 21 day cycle	Until disease progression or intolerable toxicity (Maximum 35 cycles; 2 years)

a        See Section 6.0 for required correlative study blood sample and optional tissue collection and submission instructions. Refer to the B-001 Pathology and Correlative Science Instructions.

b       Patients must have negative reaction to DTH inoculation to begin study therapy. See Section 7.1 and Table 7. Patients will receive 1000 micrograms as two 500 microgram intradermal injections of approximately 5cm apart on the anterior or medial side of the same thigh. See Section

9.1.6 for AE37 administration instructions.

Note: If there is a large local reaction (>100 mm) such that the reaction at the two sites begins to merge, the subsequent dose of AE37 is reduced by one half, (i.e., 500 micrograms, dose level −1). If Grade 3 systemic toxicity is observed in > 25% of patients the AE37 dose will be de-escalated to 500 micrograms (dose level 1) for subsequent patients in Stage I of the study. See Section 8.2.2 , Table 7 and Table 8.

c        A 1-hour observation period is required following each AE37 vaccination, before pembrolizumab can be administered.

d       Pembrolizumab should be administered intravenously over 30 minutes through an intravenous line containing a sterile, non-pyrogenic, low-protein binding 0.2 micron to 5 micron in-line or add-on filter. See Section 8.0 and Table 10 for treatment management of infusion reactions; Section 9.2 for drug information and preparation instructions.

1 cycle = 21 days

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Table 6: Expansion Cohort Study Therapy

Drug	Dose	Dosing Interval	Planned Duration
AE37 peptide vaccinea, b, c	*X micrograms via intradermal injections	Day 1 of each 21 day cycle x 5 doses	15 weeks
Pembrolizumabd	200 mg IV over 30 minutes	Day 1 of each 21 day cycle	Until disease progression or intolerable toxicity (Maximum 35 cycles; 2 years)

a        See Section 6.0 for required correlative study blood sample instructions. Refer to the B-001 Pathology and Correlative Science Instructions.

b       Patients must have negative reaction to DTH inoculation to begin study therapy. See Section

7.1 and Table 7.

*Note: Patients will receive the AE37 vaccine dose established during Stage I of the study [i.e., 1000 micrograms or 500 micrograms]) x on Day 1 for five cycles.. See Section 8.2.3. The dose of AE37 vaccine will be administered in two split dose intradermal injections on the anterior or medial side of the same thigh (See Section 9.1.6 for AE37 administration instructions.)

Note: If the Stage II starting dose is 1000 micrograms, a patient has local toxicity the AE37 dose may be de-escalated to dose level − 1. See Table 7 and Table 8.

c       A 1-hour observation period is required following the each AE37 vaccination, before pembrolizumab can be administered.

d       Pembrolizumab should be administered intravenously over 30 minutes through an intravenous line containing a sterile, non-pyrogenic, low-protein binding 0.2 micron to 5 micron in-line or add-on filter. See Section 8.0 and Table 10 for treatment management of infusion reactions. See Section

9.2 for drug information and preparation instructions.

1 cycle = 21 days

7.3	Supportive therapy
7.3.1	Growth factor support

The use of growth factors (e.g., G-CSF, GM-CSF) is not permitted.

7.3.2	Erythropoietin

The use of erythropoiesis-stimulating agents is not permitted.

7.3.3	Other supportive care

Patients should receive supportive care for other treatment-related symptoms at the investigator's discretion.

7.4	Contraindications and precautions
•	Study therapy is contraindicated in patients who are pregnant or lactating. See Sections 4.2.16, 7.5, and Section 10.4.
•	Immunotherapy not specified in this protocol is not permitted.
•	Antineoplastic systemic chemotherapy is not permitted.
•	Radiation therapy is not permitted.
•	The use of systemic glucocorticoids (e.g., prednisone 10 mg orally per day or equivalents) is permitted to modulate symptoms of suspected immunologic adverse events.

−	Note: Inhaled steroids are allowed for the management of asthma.
−	Use of prophylactic corticosteroids to avoid allergic reactions (e.g., to IV contrast dye) is permitted.
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•	Live attenuated vaccinations within 30 days prior to the first dose of study treatment and while participating in the trial. Seasonal influenza vaccines for injection are generally killed viruses and are allowed. However, intranasal influenza vaccines (e.g., FluMist®) are live attenuated vaccines, and are not allowed.
•	Patients should not donate blood while participating in this study or for at least 120 days after the last infusion of study therapy.
•	Patients should not donate eggs while participating in this study or for at least 120 days following the last infusion of study therapy.

7.5	Contraception

Study therapy may have adverse effects on a fetus in utero. It is not known if pembrolizumab has transient adverse effects on the composition of sperm. Female patients of reproductive potential must agree to use (or have their partner use) acceptable contraception during heterosexual activity to avoid becoming pregnant or impregnating a partner, respectively, while receiving study drug and for 120 days after the last dose of study drug. See Appendix B for acceptable methods of contraception.

For this trial, male partners of female patients of child bearing potential will be considered to be of non-reproductive potential if they have azoospermia (whether due to having had a vasectomy or due to an underlying medical condition).

Female patients will be considered of non-reproductive potential if they are either:

•	postmenopausal (defined as at least 12 months with no menses without an alternative medical cause; in women < 45 years of age a high follicle stimulating hormone (FSH) level in the postmenopausal range may be used to confirm a post-menopausal state in women not using hormonal contraception or hormonal replacement therapy. In the absence of 12 months of amenorrhea, a single FSH measurement is insufficient.); or
•	have had a hysterectomy and/or bilateral oophorectomy, bilateral salpingectomy or bilateral tubal ligation/occlusion, at least 6 weeks prior to screening; or
•	has a congenital or acquired condition that prevents childbearing.

7.6	Pregnancy

If a female patient should inadvertently become pregnant while on treatment with pembrolizumab, the patient will immediately be removed from the study. The site will contact the patient at least monthly and document the patient’s status until the pregnancy has been completed or terminated. See Section 10.4 for reporting requirements.

7.7	Participation in other clinical trials

If a patient enrolled on B-001 is considering participation in another clinical trial (including supportive therapy trials), contact the NSABP DSSM (see Information Resources).

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8.0	TREAMENT MANAGEMENT

8.1	General instructions
•	The NCI CTCAE v4.0 must be used to Grade the severity of AEs.
•	All treatment decision must be based on the AE requiring the greatest modification.
•	AE37 vaccine doses that have been reduced may not be re-escalated.
•	All hematologic, gastrointestinal, and genitourinary toxicities must be < Grade 2 prior to initiating Dose 1 of study therapy. Patients unable to receive Dose 1 (i.e. Day 1/ Cycle 1 dose) will be considered screen failures.
•	Each study cycle is 21 days; missed cycles will not be made up.
•	Pembrolizumab, unless otherwise discontinued due to toxicity, patient request or disease progression, should continue for up to 2 years after the first dose (Day 1) of the first treatment cycle regardless of any missed doses or treatment delays (maximum 35 cycles).

8.2	Treatment management for study therapy

The study treatment schedule should be maintained. If necessary, the timing of a treatment may be adjusted to 3 days earlier or 3 days later than the scheduled date of treatment. All doses administered or missed must be recorded. See Table 9 for treatment management.

8.2.1	Treatment decisions when therapy must be held
•	Study therapy will be given on the same day. However if pembrolizumab is held for toxicity, AE37 should still be given. When toxicity has resolved, resume pembrolizumab on Day 1 of the next cycle. See Table 9 for treatment management.
•	If a scheduled dose of study therapy is missed, the study therapy may be given within 7 days of the appointed time (which resets the date for further vaccinations) or be considered a missed dose.
•	AE37 vaccine dosing:
−	In order to receive a subsequent vaccination, patients who have vaccination- related toxicity must have recovered to ≤ Grade 1 toxicity for the parameters used to assess levels of organ function required for eligibility after each vaccination.
8.2.2	Dose modifications
•	There are no dose reductions for pembrolizumab.
−	Adverse events (both non-serious and serious) associated with pembrolizumab exposure may represent an immunologic etiology. These adverse events may occur shortly after the first dose or several months after the last dose of treatment. Pembrolizumab must be withheld for drug-related toxicities and severe or life-threatening AEs as per Table 9.
•	AE37 dose modifications
−	A reduction in the dose of AE37 may be required depending upon the local reaction to multiple doses (see Table 7). AE37 is given as split dose intradermal injections at two sites on the upper thigh 5 cm apart. If there is a large local reaction (>100 mm) such that the reaction at the two sites begins to merge, the subsequent dose of AE37 is reduced by one half (i.e., dose level – 1). See Table 7 and Table 8.

−	Vaccine-related toxicities requiring a ≥ 2 week delay in starting Cycle 2 or subsequent cycles will result in a dose level reduction for subsequent AE37 vaccinations. See Section 7.1.4, Table 7 and Table 8.
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Table 7. AE37 vaccine local reaction assessment

Local skin reaction at vaccination sites	Grade 1	Grade 2	Grade 3	Grade 4
	Mild erythema	Non-confluent erythema, mild tenderness at site	Confluent erythema, ulceration and/or severe pain at site	Severe ulceration, necrosis; urgent intervention necessary

Table 8. Dose levels for AE37 vaccine

AE37 Vaccine	Dose Level 0 Starting Dose	Dose Level −1	Dose Level −2	Dose Level −3	Dose Level − 4
	1000 mcg	500 mcg	250 mcg	125 mcg	Discontinue

8.2.3	Treatment decisions when therapy must be discontinued

Treatment must be permanently discontinued if:

•	Pembrolizumab must be held for greater than 12 weeks study therapy.
•	Greater or equal to Grade 2 toxicity attributed to the AE37 vaccine persists for

> 28 days. The patient will not receive further vaccination and will discontinue study therapy. See Table 3.

Note: Should pembrolizumab be permanently discontinued prior to Cycle 5; AE37 vaccinations should continue per study schedule unless otherwise contraindicated.

•	Consent is withdrawn or patient is lost to follow-up.
•	An adverse event occurs that, in the opinion of the investigator or sponsor, contradicts further dosing. See Table 9.
•	The patient becomes pregnant or intends to conceive a child while actively on study.
•	Grade 3 or greater infusion reaction occurs.
•	If tumor progression occurs during study therapy.
8.2.4	Dose modification and toxicity management guidelines for immune-related AEs associated with pembrolizumab

AEs associated with pembrolizumab exposure may represent an immunologic etiology. These immune-related AEs (irAEs) may occur shortly after the first dose or several months after the last dose of pembrolizumab treatment and may affect more than one body system simultaneously. Therefore, early recognition and initiation of treatment is critical to reduce complications. Based on existing clinical trial data, most irAEs were reversible and could be managed with interruptions of pembrolizumab, administration of corticosteroids and/or other supportive care. For suspected irAEs, ensure adequate evaluation to confirm etiology or exclude other causes. Additional procedures or tests such as bronchoscopy, endoscopy, skin biopsy may be included as part of the evaluation. Based on the severity of irAEs, withhold or permanently discontinue pembrolizumab and administer corticosteroids. Dose modification and toxicity management guidelines for irAEs associated with pembrolizumab are provided in Table 9.

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Table 9. Dose modification and toxicity management guidelines for immune-related AEs associated with pembrolizumab

General instructions:

1.       Corticosteroid taper should be initiated upon AE improving to Grade 1 or less and continue to taper over at least 4 weeks.

2.       For situations where pembrolizumab has been withheld, pembrolizumab can be resumed after AE has been reduced to Grade 1 or 0 and corticosteroid has been tapered. Pembrolizumab should be permanently discontinued if AE does not resolve within 12 weeks of last dose or corticosteroids cannot be reduced to ≤ 10 mg prednisone or equivalent per day within 12 weeks.

3.       For severe and life-threatening irAEs, IV corticosteroid should be initiated first followed by oral steroid. Other immunosuppressive treatment should be initiated if irAEs cannot be controlled by corticosteroids.

Immune- related AEs	Toxicity grade or conditions (CTCAEv4.0)	Action taken to pembrolizumab	irAE management with corticosteroid and/or other therapies	Monitor and follow-up
Pneumonitis	Grade 2	Withhold	• Administer corticosteroids (initial dose of 1-2mg/kg prednisone or equivalent) followed by taper

•         Monitor patients for signs and symptoms of pneumonitis

•         Evaluate patients with suspected pneumonitis with radiographic imaging and initiate corticosteroid treatment

•         Add prophylactic antibiotics for opportunistic infections

•         Report ≥ Grade 2 events to DSSM.

	Grade 3 or 4, or recurrent Grade 2	Permanently discontinue
Diarrhea / colitis	Grade 2 or 3	Withhold	• Administer corticosteroids (initial dose of 1-2mg/kg prednisone or equivalent) followed by taper

•        Monitor patients for signs and symptoms of enterocolitis (i.e. diarrhea, abdominal pain, blood or mucus in stool with or without fever) and of bowel perforation (i.e. peritoneal signs and ileus).

•        Patients with ≥ Grade 2 diarrhea suspecting colitis should consider GI consultation and performing endoscopy to rule out colitis.

•        Patients with diarrhea/colitis should be advised to drink liberal quantities of clear fluids. If sufficient oral fluid intake is not feasible, fluid and electrolytes should be substituted via IV infusion.

•        Report ≥ Grade 2 events to DSSM.

	Grade 4	Permanently discontinue

Table 9 continues on next page.

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Table 9. Dose modification and toxicity management guidelines for immune-related AEs associated with pembrolizumab (continued)

Immune-related AEs	Toxicity grade or conditions (CTCAEv4.0)	Action taken to pembrolizumab	irAE management with corticosteroid and/or other therapies	Monitor and follow-up
AST / ALT elevation or Increased Bilirubin	Grade 2	Withhold	• Administer corticosteroids (initial dose of 0.5- 1mg/kg prednisone or equivalent) followed by taper	• Monitor with liver function tests (consider weekly or more frequently until liver enzyme value returned to baseline or is stable • Report ≥ Grade 2 events to DSSM.
	Grade 3 or 4	Permanently discontinue	• Administer corticosteroids (initial dose of 1-2mg/kg prednisone or equivalent) followed by taper
Type 1 diabetes mellitus (T1DM) or Hyperglycemia	Newly onset T1DM or Grade 3 or 4 hyperglycemia associated with evidence of b-cell failure	Withhold	• Initiate insulin replacement therapy for patients with T1DM • Administer anti-hyperglycemic in patients with hyperglycemia	• Monitor patients for hyperglycemia or other signs and symptoms of diabetes. • Report ≥ Grade 2 events to DSSM.
Hypophysitis	Grade 2	Withhold	• Administer corticosteroids and initiate hormonal replacements as clinically indicated.	• Monitor for signs and symptoms of hypophysitis (including hypopituitarism and adrenal insufficiency) • Report ≥ Grade 2 events to DSSM.
	Grade 3 or 4	Withhold or permanently discontinue1
Hyperthyroidism	Grade 2	Continue	• Treat with non-selective beta- blockers (e.g. propranolol) or thionamides as appropriate	• Monitor for signs and symptoms of thyroid disorders. • Report ≥ Grade 2 events to DSSM.
	Grade 3 or 4	Withhold or Permanently discontinue
Hypothyroidism	Grade 2-4	Continue	• Initiate thyroid replacement hormones (e.g. levothyroxine or liothyroinine) per standard of care	• Monitor for signs and symptoms of thyroid disorders. • Report ≥ Grade 2 events to DSSM.

Table 9 continues on next page.

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Table 9. Dose modification and toxicity management guidelines for immune-related AEs associated with pembrolizumab (continued)

Immune-related AEs	Toxicity grade or conditions (CTCAEv4.0)	Action taken to pembrolizumab	irAE management with corticosteroid and/or other therapies	Monitor and follow-up
Nephritis and renal dysfunction	Grade 2	Withhold	• Administer corticosteroids (prednisone 1-2mg/kg or equivalent) followed by taper.	• Monitor changes of renal function • Report ≥ Grade 2 events to DSSM.
	Grade 3 or 4	Permanently discontinue
All Other immune-related AEs	Grade 3, or intolerable/ persistent Grade 2	Withhold	• Based on severity of AE administer corticosteroids	• Ensure adequate evaluation to confirm etiology or exclude other causes • Report ≥ Grade 2 events to DSSM.
	Grade 4 or recurrent Grade 3	Permanently discontinue

NOTES:

1.       Withhold or permanently discontinue pembrolizumab is at the discretion of the investigator or treating physician.

2.       For patients with Grade 3 or 4 immune-related endocrinopathy where withhold of pembrolizumab is required, pembrolizumab may be resumed when AE resolves to ≤ Grade 2 and is controlled with hormonal replacement therapy or achieved metabolic control (in case of T1DM).

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8.3	Supportive care guidelines for pembrolizumab
8.3.1	Supportive care measures for the management of AEs with potential immunologic etiology

Patients should receive appropriate supportive care measures as deemed necessary by the treating investigator. Suggested supportive care measures for the management of AEs with potential immunologic etiology are outlined along with the dose modification guidelines in Section8.2.4, (Table 9) and Section 8.3.2 (Table 10). Where appropriate, these guidelines include the use of oral or IV treatment with corticosteroids, as well as additional anti-inflammatory agents if symptoms do not improve with administration of corticosteroids. Note that several courses of steroid tapering may be necessary as symptoms may worsen when the steroid dose is decreased.

For each disorder, attempts should be made to rule out other causes such as metastatic disease or bacterial or viral infection, which might require additional supportive care. The treatment guidelines are intended to be applied when the Investigator determines the events to be related to pembrolizumab. Note: If after the evaluation of the event, it is determined not to be related to pembrolizumab, the Investigator does not need to follow the treatment guidance. Refer to (Table 9) in Section 8.2.4 and Section 8.3.3 for guidelines regarding dose modification and supportive care. It may be necessary to perform conditional procedures such as bronchoscopy, endoscopy, or skin photography as part of evaluation of the event.

8.3.2	Management of Infusion Reactions

Signs and symptoms usually develop during or shortly after drug infusion and generally resolve completely within 24 hours of completion of infusion. Table 10 below shows treatment guidelines for patients who experience an infusion reaction associated with administration of pembrolizumab (MK-3475).

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Table 10. Infusion Reaction Treatment Guidelines

NCI CTCAE Grade	Treatment	Premedication at subsequent dosing
Grade 1 Mild reaction; infusion interruption not indicated; intervention not indicated.	Increase monitoring of vital signs as medically indicated until the patient is deemed medically stable in the opinion of the investigator.	None
Grade 2 Requires infusion interruption but responds promptly to symptomatic treatment (e.g., antihistamines, NSAIDS, narcotics, IV fluids); prophylactic medications indicated for ≤ 24 hrs

Stop Infusion and monitor symptoms.

Additional appropriate medical therapy may include but is not limited to:

•         IV fluids

•         Antihistamines

•         NSAIDS

•         Acetaminophen

•         Narcotics.

Increase monitoring of vital signs as medically indicated until the patient is deemed medically stable in the opinion of the investigator.

If symptoms resolve within one hour of stopping drug infusion, the infusion may be restarted at 50% of the original infusion rate (e.g., from 100 mL/hr to 50 mL/hr). Otherwise dosing will be held until symptoms resolve and the patient should be premedicated for the next scheduled dose.

Patients who develop Grade 2 toxicity despite adequate premedication should be permanently discontinued from further trial treatment administration.

The patient may be premedicated 1.5h (+/− 30 minutes) prior to infusion of pembrolizumab

(MK-3475) with:

•         Diphenhydramine 50 mg PO (or equivalent dose of antihistamine).

•         Acetaminophen 500- 1000 mg PO (or equivalent dose of antipyretic).

Table 10 continues on next page.

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Table 10 Infusion Reaction Treatment Guidelines (continued)

NCI CTCAE Grade	Treatment	Premedication at subsequent dosing

Grades 3 or 4 Grade 3:

Prolonged (i.e., not rapidly

responsive to symptomatic medication and/or brief interruption of infusion); recurrence of symptoms following initial improvement; hospitalization indicated for other clinical sequelae (e.g., renal impairment, pulmonary infiltrates)

Grade 4:

Life-threatening; pressor or ventilatory support indicated

Stop Infusion.

Additional appropriate medical therapy may include but is not limited to:

•      IV fluids

•      Antihistamines

•      NSAIDS

•      Acetaminophen

•      Narcotics

•      Oxygen

•      Pressors

•      Corticosteroids

•      Epinephrine.

Increase monitoring of vital signs as medically indicated until the patient is deemed medically stable in the opinion of the investigator.

Hospitalization may be indicated. The patient is permanently discontinued from further trial treatment administration.

No subsequent dosing
Appropriate resuscitation equipment should be available in the room and a physician readily available during the period of drug administration.

8.3.3	Other allowed dose interruption for pembrolizumab

Pembrolizumab may be interrupted for situations other than treatment-related AEs such as medical / surgical events or logistical reasons not related to study therapy. Patients should be placed back on study therapy within 3 weeks of the scheduled interruption, unless otherwise discussed with DSSM. The reason for interruption should be documented in the patient's study record

8.4	Liver dysfunction (Hy's Law)

Hy’s Law is based on the observation that pure hepatocellular injury sufficient to cause hyperbilirubinemia is an ominous indicator of the potential for a drug to cause serious liver injury. A diagnosis of potential drug-induced liver injury caused by a study drug can only be determined/inferred by excluding other potential causes of liver injury (e.g., other drugs or viral hepatitis) and by ruling out an obstructive cause for the elevated bilirubin (e.g., alkaline phosphatase should not be substantially elevated) (FDA 2009; Temple 2006).

8.4.1	Definition of cases potentially meeting Hy's Law criteria

Patients who present with the following laboratory abnormalities should be evaluated further to definitively determine the etiology of the abnormal laboratory values:

•	Patients with AST or ALT baseline values within the normal range who subsequently present with AST or ALT > 3 times the ULN concurrent with a total bilirubin
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> 2 times the ULN with no evidence of hemolysis and an alkaline phosphatase

< 2 times the ULN or not available.

•	Patients with pre-existing AST or ALT baseline values above the normal range who subsequently present with AST or ALT > 2 times the baseline values and > 3 times the ULN, or ³ 8 times the ULN (whichever is smaller) concurrent with a total bilirubin of > 2 times the ULN and increased by one ULN over baseline or > 3 times the ULN (whichever is smaller) with no evidence of hemolysis and an alkaline phosphatase < 2 times the ULN or not available.
8.4.2	Evaluation of potential Hy's Law cases

The patient should return to the investigational site and be evaluated as soon as possible, preferably within 48 hours from awareness of the abnormal results. This evaluation should include laboratory tests, detailed history, and physical assessment. In addition to repeating AST and ALT, laboratory tests should include albumin, creatine kinase, total bilirubin, direct and indirect bilirubin, gamma-glutamyl transferase (GGT), international normalized ratio (INR) and alkaline phosphatase. A detailed history, including relevant information, such as review of ethanol, recreational drug and supplement consumption, family history, sexual history, travel history, history of contact with a jaundiced patient, surgery, blood transfusion, history of liver or allergic disease, and work exposure, should be collected. Further testing for acute hepatitis A, B, or C infection and liver imaging (e.g. biliary tract) may be warranted. The possibility of progressive disease should be considered.

Potential Hy's Law cases should be reported as serious adverse events (see Sections 10.3.3 and 10.6).

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9.0	DRUG INFORMATION

9.1	AE37 peptide vaccine
9.1.1	AE-37 Description

The AE37 peptide is a nineteen amino-acid peptide referred to as AE37 (Ii-Key/HER2 776-790 hybrid). The drug substance, AE37, is provided by PolyPeptide Laboratories San Diego. The suspended substance (lypophilized peptide suspended in sterile, normal saline) is formulated into plastic cryovials containing 1000 mcg of peptide + saline.

9.1.2	Toxicity

Refer to the current AE-37 vaccine IB for safety and toxicity information.

9.1.3	Contraindications

Patients with autoimmune diseases should not be administered the AE37 vaccine.

9.1.4	Concomitant medications and other substances

Corticosteroid use, prescription anti-inflammatory drugs, or other immunosuppressants which in the opinion of the investigator would preclude participation in this immunotherapy trial should be used sparingly and not in close proximity with the immunizations (one week before or after immunization).

9.1.5	Preparation

The suspended peptide will be formulated by [PLACEHOLDER for a company to be determined later] and shipped to the individual study site pharmacy. Per the site Standard of Practice, the site pharmacist or research nurse coordinator will remove one frozen sterile vial containing 1000 mcg peptide/1.0 mL saline from the freezer and will thaw it at room temperature.

Mixing of the 1 mL solution is accomplished by repeatedly withdrawing the fluid into the syringe and gently injecting it back into the container using aseptic technique.

9.1.6	Method of Administration

Patients will receive two intradermal injections of approximately 0.5 mL volume on the anterior or medial side of the same thigh. The general area of vaccination will be at a location midway between the inguinal ligament and the knee and will be administered in the same lymph node draining area. The vaccinations will be given every 21 days for 5 doses total.

Intradermal vaccinations should be given in a method similar to the “PPD Skin Test” through a 26- or 27-gauge needle (3/8 inch) in the anterior thigh midway between the inguinal ligament and the knee. The whole 1 mL vaccination volume will be administered in 2 different sites approximately 5 cm (about 2 inches) apart from each other, by carefully injecting 500 μL (0.5 cc) at each vaccination site by intradermal injection per the diagram shown below.

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The vaccinations will be administered using sterile technique by a well-trained research nurse or trained study staff. The patient must be monitored for 1 hour after the vaccination for signs of any adverse reaction.

•	Cleanse the area by swabbing the skin (an approximately 4 to 5 inch circle) with alcohol pads.
•	Hold the skin taut before injecting. Place the 2 intradermal vaccinations in 2 quadrants of the cleansed circle.
•	As depicted below keep the syringe low and flat along the skin surface (inject with needle bevel side up). Inject 500 μL forming a nice “bleb” under the skin.
•	Slowly retract the needle and allow the “bleb” to resorb. Repeat 1 more time to completely administer the full 1.0 mL volume. Observe the patient and injection sites for 1 hour.
•	Place a 4x6 sterile gauze bandage over the site on the thigh to protect from irritation for 12 to 24 hours.
•	Any leakage of the dose onto the skin or inability to deliver the full 1 mL volume to the 2 sites should be noted in the eCRF.
•	Patients must be observed immediately after vaccinations for signs of an acute allergic reaction. If symptoms such as difficulty breathing, angioedema, diffuse and significant urticaria, and/or hypotension are observed, immediate emergency medical attention will be provided.

9.2	Pembrolizumab (MK-3475, KEYTRUDAÒ) (NSC-776864)

Pembrolizumab is an investigational agent in the B-001 study.

9.2.1	Description

Pembrolizumab is a potent humanized immunoglobulin G4 (IgG4) monoclonal antibody (mAb) with high specificity of binding to the programmed cell death 1 (PD 1) receptor, thus inhibiting its interaction with programmed cell death ligand 1 (PD-L1) and programmed cell death ligand 2 (PD-L2). Based on preclinical in vitro data, pembrolizumab has high affinity and potent receptor blocking activity for PD 1.

Pembrolizumab has an acceptable preclinical safety profile and is in clinical development as an intravenous (IV) immunotherapy for advanced malignancies.

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9.2.2	Supply

Pembrolizumab (MK-3475) Solution for Infusion is a sterile, non-pyrogenic aqueous solution supplied in single-use Type I glass vial containing 100 mg/4 mL of pembrolizumab. The product is preservative-free solution which is essentially free of extraneous particulates.

9.2.3	Toxicity

Refer to the current pembrolizumab IB for toxicity information.

9.2.4	Preparation
•	Allow pembrolizumab to equilibrate to room temperature for 15 – 30 minutes.
•	Pembrolizumab infusion solutions should be prepared in 0.9% Sodium Chloride Injection, USP (normal saline) with a final concentration of pembrolizumab between 1 mg/mL and 10 mg/mL.
•	Pembrolizumab SHOULD NOT BE MIXED WITH OTHER DILUENTS.
•	Pembrolizumab is compatible with the following infusion bag materials: PVC plasticized with DEHP, non-PVC (polyolefin), EVA, and PE lined polyolefin.
•	After adding the required amount of drug into the infusion bag, gently invert the bag 10-15 times to mix the solution.
•	Once a dose is prepared, pembrolizumab should be administered within 4 hours. Pembrolizumab solutions may be stored at room temperature for a cumulative time of up to 4 hours. This includes room temperature storage of admixture solutions in the IV bags and the duration of infusion.
•	In addition, IV bags may be stored under refrigeration at 2 °C to 8 °C (36 °F to 46 °F) for up to 20 hours. If refrigerated, allow the IV bags to come to room temperature prior to use.
•	Parenteral drug products should be inspected visually for particulate matter and discoloration prior to administration. Discard the drug product vial if extraneous particulate matter other than translucent to white proteinaceous particles is observed.
•	Sites should follow their SOPs for drug transport and delivery, with all possible effort to minimize agitation of the drug product between the pharmacy and the clinic.
•	Do not use pembrolizumab if discoloration is observed.
•	Do not shake or freeze the vial(s).
•	Do not administer the product as an IV push or bolus.
•	Do not combine, dilute, or administer it as an infusion with other medicinal products.

9.3	Study therapy procurement

Pembrolizumab will be supplied free of charge by Merck and Company, Inc. and distributed via an external vendor. AE37 vaccine will be supplied free of charge by Antigen Express and distributed via external vender. Pembrolizumab and AE37 vaccine must be requested by the principal investigator (or his/her authorized designee) at each participating institution

(see Information Resources). The initial supply of pembrolizumab and AE37 may be requested at the time the first patient signs the B-001 consent form. Pembrolizumab and AE37 vaccine will be shipped directly to the investigator whose sites are participating in B-001.

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9.4	Study therapy storage
9.4.1	AE 37 Vaccine

The AE37 peptide suspended in sterile saline is stored at ≤ -20 ˚C. At room temperature, the AE37 suspension should be used within two hours per label instructions. However, it can be prepared 24 hours prior to injection as long as it is kept refrigerated (4°C).

9.4.2	Pembrolizumab

Pembrolizumab (MK-3475) Solution for Infusion, 100 mg/4 mL vial: Vials should be stored at refrigerated conditions (2 – 8 °C). Note: Vials should be stored in the original box to ensure the drug product is protected from light.

9.5	Transfer of study therapy

Study therapy may not be used outside the scope of B-001, nor can study therapy be transferred or licensed to any party not participating in this clinical trial.

9.6	Destruction of study therapy vials
•	Pembrolizumab:

At the end of an infusion for an individual patient, any remaining or unused study drug should be destroyed at the site according to the institution’s policy for drug destruction. At the completion of the study, all unused study drugs will also be destroyed at the site as per institutional policy for drug destruction after the monitoring review is completed by DSSM.

•	AE37 vaccine and DTH

All unopened, partially used, or vial bottles of study therapy shall be destroyed by study sites in accordance with the local institution standard operating procedures.

•	Written documentation of destruction must contain the following:
-	identity (distribution numbers) of study therapy destroyed;
-	quantity of study therapy vials destroyed;
-	date of destruction (date discarded in designated hazardous container for destruction);
-	name and signature of the person who discarded the study therapy vials in a hazardous container for destruction.
•	Maintain appropriate records of the disposal, including dates and quantities.

9.7	Drug inventory records

The investigator, or a responsible party designated by the investigator, must maintain a careful record of the receipt, return, and destruction of all study therapy vials received through the

B-001 study using an Investigational Agent Accountability Record Form.

9.8	Drug accountability

The investigator, or a responsible party designated by the investigator, must maintain a careful record of the receipt, disposition, and return of all drug received through the B-001 study using an investigational agent accountability record form.

Records or logs must comply with applicable regulations and guidelines, and should include:

•	Amount received and placed in storage area,
•	Amount currently in storage area,
•	Label ID number or batch/lot number,
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•	Dates and initials of person responsible for each study drug inventory entry/movement,
•	Amount dispensed and returned for each patient, including unique patient identifiers,
•	Amount transferred to another area for dispensing or storage,
•	Non-study disposition (e.g., lost, wasted, broken), and
•	Amount destroyed.
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10.0	ADVERSE EVENT REPORTING REQUIREMENTS

The investigator is responsible for the detection and documentation of events meeting the criteria and definition of an adverse event (AE) or a serious adverse event (SAE), as provided in this protocol. Routine, adverse events of special interest (AESI), and expedited adverse event report forms and their supporting documentation must be submitted to DSSM according to the instructions in Sections 10.3, 10.4 and 10.6.

10.1	Definition of an AE

An AE is any untoward, undesired, or unplanned event in the form of signs, symptoms, disease, laboratory findings, or other physiologic observations occurring in a patient participating in

B-001. The event does not need to be causally related to study therapy or other requirements of the B-001 trial to be considered an AE.

•	Examples of an AE include, but are not limited to, the following:
-	Any toxicity related to study therapy.
-	Any clinically significant worsening of a pre-existing condition.
-	An AE occurring from a symptomatic overdose of any study therapy, whether accidental or intentional. See Section 10.3.2.
-	A symptomatic AE that has been associated with the discontinuation of the use of any of the agents included in the study therapy.
-	An AE occurring during a clinical study that is not related to the study therapy, but is considered by the investigator or sponsor to be related to the study requirements, for example, an AE may be an untoward event related to a medical procedure required by the protocol.
•	A laboratory test result should be reported as an AE if it meets any of the following criteria:
-	Accompanied by clinical symptoms.
-	Results in a change in study treatment (e.g., dosage modification, treatment interruption or treatment discontinuation).
-	Results in medical intervention (e.g., potassium supplementation for hypokalemia) or treatment discontinuation.
-	Clinically significant per the investigator.
•	Examples of clinical events that should not be considered AEs:
-	Medical or surgical procedure (e.g., endoscopy, appendectomy). Note, the condition that leads to the procedure may be an AE, but the procedure itself is not.
-	Anticipated day-to-day fluctuations of pre-existing disease(s) or condition(s) present or detected at the start of the study that do not worsen.
-	Progression of the cancer under study is not considered an adverse event unless it is considered drug-related by the investigator.

10.2	Definition of an SAE

An SAE is any untoward medical occurrence that, at any dose, causes one of the following:

•	Results in death.
•	Is life-threatening.

The term 'life-threatening' in the definition of 'serious' refers to an event in which the patient was at risk of death at the time of the event. It does not refer to an event, which might have caused death, if it were more severe.

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•	Requires hospitalization or prolongation of existing hospitalization

Hospitalization is any inpatient admission to a health care facility even if for less than

24 hours. Hospitalization or prolongation of a hospitalization constitutes a criterion for an AE to be serious; however, it is not in itself considered an SAE. In the absence of an AE, a hospitalization or prolongation of a hospitalization should not be reported as an SAE. For example, the following hospitalizations would not require expedited reporting for an SAE:

-	hospitalization or prolongation of hospitalization needed for a procedure required by the protocol or as part of another routine procedure; or
-	hospitalization for a pre-existing condition that has not worsened.
•	Results in persistent or significant incapacity or substantial disruption of the ability to conduct normal life functions.

This is not intended to include experiences of relatively minor medical significance such as uncomplicated headache, nausea, vomiting, diarrhea, influenza, and accidental trauma (e.g., sprained ankle) which may interfere or prevent everyday life functions but do not constitute a substantial disruption.

•	Is a congenital anomaly/birth defect.

Also, appropriate medical judgment should be exercised in deciding whether SAE reporting is required in other situations, such as important medical events that may not result in death, be life-threatening, or require hospitalization, but may jeopardize the patient and may require medical or surgical intervention to prevent one of the other outcomes listed in the definition of an SAE. Examples of such events are intensive treatment in an emergency room or at home for allergic bronchospasm, blood dyscrasias or convulsions that do not result in inpatient hospitalization, or development of drug dependency or drug abuse.

10.3	Events requiring expedited reporting

All events listed in Sections 10.3 and 10.4 must be reported in an expedited manner according to the instructions in Section 10.6.

10.3.1	SAEs

All events meeting the definition of an SAE (Section 10.2) require expedited reporting.

10.3.2	Other events requiring expedited reporting

Other events must be recorded, reported, and followed up as indicated for an SAE (see

10.3 and 10.6 for reporting procedures). This includes the following events:

•	Pregnancy exposure to study therapy. (If a pregnancy is confirmed, use of study therapy must be discontinued immediately. See Section 10.4.)
•	Lactation exposure to study therapy.
•	Medication errors involving study therapy with or without AE symptoms, including product confusion and potential product confusion. (A medication error is any preventable event that may cause or lead to inappropriate use or harm while the study therapy is in control of the healthcare professional or patient. Examples of reportable medication error include administration of unassigned treatment and administration of expired study therapy.)
•	Overdose
-	In this study an overdose for pembrolizumab is defined as ≥1000 mg (5 times the dose). An overdose of vaccine is defined as a study patient receiving a dose of study therapy in excess of that specified in this protocol or the Investigator’s Brochure.
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-	Any overdose of a study patient with or without associated AEs/SAEs, is required to be reported within 24 hours of knowledge of the event to DSSM. Overdose does not automatically make an AE serious, but if the consequences of the overdose are serious, for example death or hospitalization, the event is serious and must be recorded and reported as an SAE (see Section 10.3.2 and 10.6). There is currently no specific treatment in the event of an overdose of study therapy. The investigator will use clinical judgment to treat any overdose.
•	Any death, excluding death due to progression of colon cancer.
•	Potential Hy's Law cases (see Section 8.4 and 10.3.3).
10.3.3	Clinical laboratory abnormalities
•	Abnormal laboratory findings (e.g., clinical chemistry and hematology) or other abnormal assessments (e.g., x-rays and scans) will be recorded as AEs or SAEs if they meet the definition of an AE or SAE, as defined in Sections 10.1, 10.2, respectively, and if the abnormality meets reporting requirements as described in Section 10.3.3.
•	Special reporting requirements related to Hy’s Law: All cases confirmed on repeat testing as meeting one of the criteria described in Section 8.4 with no other cause for LFT abnormalities identified at the time should be considered potential Hy’s Law cases regardless of availability of all the results of the investigations performed to determine etiology of the abnormal LFTs. Such potential Hy’s Law cases should be reported as serious adverse events (see Section 10.3.3).
10.3.4	Disease-related events and/or disease-related outcomes not qualifying as SAEs

An event that is part of the natural course of breast cancer does not need to be reported as an SAE. Progression breast cancer will be reported in the appropriate eCRF.

Note: Any occurrence of secondary malignancy (leukemia secondary to oncology chemotherapy [AML], myelodysplastic syndrome [MDS]) and/or treatment-related secondary malignancy is to be reported as an SAE.

10.4	Pregnancy
•	If a patient becomes pregnant while receiving study therapy, discontinue study therapy and notify DSSM (see Information Resources). The investigator will record pregnancy information on the Pregnancy eCRF and submit it as an expedited report (within 24 hours) upon learning of a patient’s pregnancy. (See separate consent for release of pregnancy outcome information.)
•	Information about the use in pregnancy encompasses the entire course of pregnancy and delivery, and perinatal and neonatal outcomes even if there were no abnormal findings. Information on the status of the mother and child will be forwarded to DSSM. Generally, follow-up will be no longer than 6 to 8 weeks following the estimated delivery date. Any premature termination of the pregnancy will also be reported.
•	Any pregnancy complication or elective termination of a pregnancy for medical reasons will be recorded as an AE or SAE. A spontaneous abortion is always considered to be an SAE and will be reported as such.
•	Any SAE occurring in association with pregnancy brought to the investigator's attention after the patient has completed the study and considered by the investigator as possibly related to study therapy, must be reported to the DSSM.
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10.5	Grading the severity of the AE

The NCI CTCAE v4.0 must be used to determine the Grade of the AE. The CTCAE provides descriptive terminology and a grading scale for each AE listed. Information regarding the CTCAE can be found on the CTEP Web site at http://ctep.cancer.gov. If further assistance is needed, contact DSSM (see Information Resources).

10.6	Expedited reporting instructions
10.6.1	Time period for reporting SAEs and other events requiring expedited reporting
•	All SAEs and other events as noted in Sections 10.2, and 10.3 regardless of relationship to study therapy will be reported in an expedited manner as described in Section 10.6. Reporting SAEs (and other applicable events) regardless of relationship to study therapy begins with the first dose of study therapy and continues until 30 days after the last dose of study therapy.
•	Any SAE assessed as related to study participation (e.g., protocol-mandated procedures) will be recorded from the time a patient consents to participate in the study up to and including any follow-up contact.
•	Following the AE assessment 90 days after the last dose of study therapy, only SAEs determined to be related to study therapy will be reported in an expedited manner using B-001 CRF.
•	The investigator must follow up on all SAEs until the events have subsided, until values have returned to baseline, or until the condition has stabilized.
10.6.2	Reporting instructions
•	All SAEs and other events requiring expedited reporting must be reported using B-001 SAE CRF and submitted to DSSM within 24 hours of the study site personnel's initial notification of the event.
•	When reporting potential Hy's Law cases, the SAE CRF should include the following:
-	Seriousness Criteria = Important Medical Event
-	Assessment/Narrative: Include the term “Potential Hy’s Law case” in the narrative; the text should also detail what additional study results are available at the time of reporting and what other studies are planned or results pending to further investigate alternative causes of the abnormal ALT/AST or bilirubin that triggered the report. The timing of planned patient follow-up should also be noted. See Section 8.4.
•	NSABP will forward expedited report forms that meet reporting requirements concurrently to the FDA and to Merck and Antigen Express pharmacovigilance divisions with the causality assessment.
•	Investigators are responsible for reporting AEs that meet specific criteria to their local IRBs.
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10.7	Time period and frequency for routine reporting of AEs
•	Patients will be monitored for the occurrence of AEs at each scheduled assessment and during any contact with the patient during the study.
•	All AEs, including SAEs and other AEs that have been reported on B-001SAE CRF, regardless of relationship to study therapy, will be recorded on Form AE of the CRF from the first dose of study therapy until 90 days after the last dose of study therapy.
•	If the patient stops study therapy and begins a new treatment prior to the last dose of study therapy, AE assessments should be collected only up to the date the new therapy begins.
•	For routine reporting, all ³ Grade 1 AEs will be reported on Form AE of the CRF.
•	The investigator must follow up on all AEs until the events have subsided, until values have returned to baseline, or until the condition has stabilized.

10.8	Documentation requested following death

For deaths that occur within 30 days of the last dose of study therapy:

•	Autopsy reports should be secured whenever possible and should be submitted to DSSM.
•	A copy of the death certificate should be forwarded to DSSM if it is readily available or if it contains important cause-of-death information that is not documented elsewhere.
•	Submit the last clinic/office note made before the death or the investigator’s note summarizing events resulting in death.
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11.0	ASSESSMENT OF EFFECT

11.1	Definitions

RECIST 1.1 (Eisenhauer 2009) will be adapted to account for the unique tumor response characteristics seen with treatment of pembrolizumab. Immunotherapeutic agents such as pembrolizumab may produce antitumor effects by potentiating endogenous cancer-specific immune responses. The response patterns seen with such an approach may extend beyond the typical time course of responses seen with cytotoxic agents, and can manifest a clinical response after an initial increase in tumor burden or even the appearance of new lesions. Standard RECIST may not provide an accurate response assessment of immunotherapeutic agents such as pembrolizumab. Therefore, RECIST 1.1 will be used with the following adaptations:

•	Patients with progressive radiographic metastatic disease who are clinically asymptomatic and without other significant reason to discontinue therapy (i.e., toxicity, physician's judgement or patient's decision to stop therapy) may continue to receive study therapy per protocol until the next scheduled tumor assessment (Table 3) to confirm progression.
•	If progression is confirmed the date of progression will be at the time of the initial scan indicating progression.

If repeat imaging shows < 20% tumor burden compared to nadir, stable or improved previous new lesion (if identified as cause for initial progressive disease [PD]), and stable/improved non-target disease (if identified as cause for initial PD), treatment may be continued / resumed.

11.1.1	Measurable disease

Measurable lesions are defined as those that can be accurately measured in at least one dimension (longest diameter to be recorded) as ³ 20 mm with conventional techniques (PET/CT, CT scan, or MRI) or as ³ 10 mm with spiral CT scan with 5 mm cuts. All tumor measurements must be recorded in millimeters (or decimal fractions of centimeters). The same method (CT or MRI) used at baseline should be used at all other tumor measurement time points.

11.1.2	Non-measurable disease

All other lesions, including small lesions (longest diameter ≥ 20 mm with conventional techniques or < 10 mm using spiral CT scan with 5 mm cuts) are considered to be non-measurable disease.

11.1.3	Target lesions

Up to a maximum of five measurable lesions (maximum 2 lesions/organ), should be identified as target lesions and recorded and measured at baseline. Target lesions should be selected on the basis of their size (lesions with the longest diameter) and their suitability for accurate repeated measurements by CT scan or MRI. A sum of the longest diameter (LD) for all target lesions will be calculated and reported as the baseline sum LD. The baseline sum LD will be used as reference by which to characterize the objective tumor response.

11.1.4	Non-target lesions

All sites of disease which are not used as target lesions should be identified as non-target lesions. Location of individual lesions within the liver does not have to be specifically recorded. All sites of non-target lesions must be assessed along with the target lesions.

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11.2	Response criteria
11.2.1	Evaluation of target lesions
•	Complete response (CR)

Disappearance of all target lesions

•	Partial response (PR)

At least a 30% decrease in the sum of the of LD of target lesions, taking as reference the baseline sum LD

•	Progressive disease (PD)

At least a 20% increase in the sum of the LD of target lesions, taking as reference the smallest sum LD recorded since baseline or the appearance of one or more new lesions

•	Stable disease (SD)

Neither sufficient shrinkage to qualify for PR nor sufficient increase to qualify for PD, taking as reference the smallest sum LD since baseline.

11.2.2	Evaluation of non-measurable/non-target lesions
•	Complete response (CR): disappearance of all non-target lesions
•	Incomplete response/stable disease (SD): persistence of one or more non-target lesion(s)
•	Progressive disease (PD): appearance of one or more new lesions and/or unequivocal progression of existing non-target lesions
11.3	Evaluation of best overall response

The best overall response is the best response recorded from the start of the treatment until disease progression/recurrence (taking as reference for progressive disease the smallest measurements recorded since the treatment started).

Refer to Table 11 for a summary of the criteria that contribute to the determination of response.

Table 11. Determination of response

Target Lesions	Non-Target Lesions	New Lesions	Overall Response
CR	CR	No	CR
CR	Incomplete response/SD	No	PR
PR	Non-PD	No	PR
SD	Non-PD	No	SD
PD	Any	Yes or No	PD
Any	PD	Yes or No	PD
Any	Any	Yes	PD
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11.4	Symptomatic deterioration

Patients with a global deterioration of health status requiring discontinuation of treatment without objective evidence of disease progression at that time should be reported as "symptomatic deterioration." This is also true for "symptomatic deterioration" after therapy is completed.

Every effort should be made to document objective progression even after discontinuation of treatment.

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12.0	PATIENT ENTRY PROCEDURES

12.1	Patient consent form

Before study entry, the consent form including any addenda, must be signed and dated by the patient and the person obtaining informed consent. In addition, before study entry, a copy of the signed and dated consent form must be forwarded to DSSM. All patient signatures (except initials of first, middle, and last names) should be expunged prior to submission.

12.2	Study entry

DSSM will verify that the institution has current IRB approval for the study. Entry will not take place if the IRB approval is not current for the institution with IRB oversight responsibility.

All patients must be enrolled through DSSM. Once the entry eCRFs have begun to be entered, submit copies of the redacted signed consent form, and supporting documents to industry.trials@nsabp.org.

The entry material must be received by DSSM no later than 4:00 p.m. Eastern Time, Monday through Friday, excluding holidays. Once received the review process will begin. When the review is complete and approved, an enrollment confirmation will be sent. This process could involve some unavoidable delays. Therefore, it is necessary to plan adequate time (at least 24 hours) between study entry and the initiation of the patient’s study therapy.

12.3	Patient study number and treatment assignment
•	After all the entry materials have been reviewed and approved, the institution will receive the following via e-mail:
-	confirmation of registration and study entry;
-	Patient Identification number.
-	Patient cohort assignment

12.4	Investigator-initiated discontinuation of study therapy

In addition to the conditions outlined in the protocol, the investigator may require a patient to discontinue study therapy if one of the following occurs:

•	the patient develops a serious side effect that cannot be tolerated or that cannot be controlled with other medications,
•	the patient’s health gets worse,
•	the patient is unable to meet the study requirements, or
•	new information about the study drugs or other treatments for colon cancer becomes available.

If study therapy is stopped, study data and other materials should be submitted according to the study schedule unless the patient withdraws from the study or until there is a diagnosis of a secondary malignancy.

12.5	Patient-initiated discontinuation of study therapy

Even after a patient agrees to take part in this study, the patient may stop study therapy at any time. If study therapy is stopped, no new therapy begins and the patient still allows the study doctor to submit information, study data and other materials should be submitted according to the study schedule (Table 3).

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12.6	Patient-initiated withdrawal from the study

If a patient chooses to have no further interaction regarding the study, the investigator must provide DSSM with written documentation of the patient’s decision to fully withdraw from the study. Any data collected up to the time of withdrawal from the study will continue to be used.

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13.0       DATA HANDLING AND RECORDKEEPING

Refer to the "B-001 eCRF Completion Guidelines" for detailed instructions regarding data collection, AE reporting, and electronic case report form completion.

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14.0	STATISTICAL CONSIDERATION

14.1	Sample size determination and protocol duration for the primary endpoint

The hypothesis tested to determine the activity of AE37 plus pembrolizumab (at the recommended biologic dose) expressed in terms of ORR:

H0: ORR <0.15

HA: ORR >0.40

With the specified null and alternative hypotheses, a type I error rate of 0.05 and power of 0.90 to reject H0 if the true response rate is 40%, a Simon two stage design consists of initially treating 13 evaluable patients (Simon 1989). Enrollment should end for an inadequate response if no more than 2 patients have an objective response. If 3 or more have an objective response, enrollment continues to a total of 29 patients. If at least 8 responses are seen (ORR > 0.276), the treatment will be considered worth testing further.

14.2	Statistical analysis plan

This trial uses a Simon two-step design. In step 1, we will evaluate the overall response rate to possibly stop for futility according to the plans described in the sample size determination. In addition, after step 1 we will also evaluate the dose of AE37. If 4 or more of the first 13 patients (> 25%) have Grade 3 or higher toxicity we will de-escalate the dose from 1000 to 500 micrograms daily.

Following step 2, we will declare the combination therapy suitable for further study if at least 8 of 29 total patients have objective response. 95% confidence intervals will be reported along with the objective response rate. All patients with a baseline tumor measurement and receiving any protocol treatment will be included in efficacy analysis.

All secondary aims will be analyzed after the end of the study, that is after step 1 if the study closes early or after step 2 otherwise. Kaplan-Meier estimates of PFS and OS will be provided. Tabulations of maximum Grade observed for each patient for each observed toxicity will be provided along with a summary of maximum Grade observed for each patient for any toxicity.

14.3	Monitoring
•	A medical review team comprising of the Protocol Chair, Medical Director of DSSM, study statistician, Director of the DSSM, designated physician(s), and designated DSSM staff will formally monitor the study on a monthly basis to identify accrual, toxicity, and any endpoint problems that might be developing.
•	The Protocol Officer and designated DSSM staff will participate in a weekly web-ex with investigators who have patients enrolled on the B-001 study. Investigators who have patients receiving study therapy are required to participate. All B-001 investigators and study team members are encouraged to attend.
•	The maximum grade for each type of toxicity will be recorded for each patient and frequency tables will be reviewed to determine toxicity patterns.
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15.0       PUBLICATION INFORMATION

The publication or citation of study results will be made in accordance with the publication policy of the NSABP that is in effect at the time the information is to be made publicly available.

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APPENDIX A DETERMINATION OF PERFORMANCE STATUS

ECOG or Zubrod Scale		Karnofsky Score
0	Fully active; able to carry on all pre-disease performance without restriction	90–100%
1	Restricted in physically strenuous activity but ambulatory	70–80%
2	Ambulatory and capable of self-care, but unable to carry out any work activities	50–60%
3	Capable of only limited self- care; confined to bed or chair more than 50% of waking hours	30–40%
4	Completely disabled	10–20%
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APPENDIX B CONTRACEPTION

The following are acceptable methods of contraception for patients and partners of child-bearing potential:

Single method (one of the following is acceptable):

•	Female patient of child-bearing potential
−	intrauterine device (IUD)
−	contraceptive rod implanted into the skin
•	Male partner of a female patient of child-bearing potential
−	vasectomy

Combination method (requires use of two of the following):

•	diaphragm with spermicide (cannot be used in conjunction with cervical cap/spermicide)
•	cervical cap with spermicide (nulliparous women only)
•	contraceptive sponge (nulliparous women only)
•	male condom or female condom (cannot be used together)
•	hormonal contraceptive: oral contraceptive pill (estrogen/progestin pill or progestin-only pill), contraceptive skin patch, vaginal contraceptive ring, or subcutaneous contraceptive injection.

If a contraceptive method listed above is restricted by local regulations/guidelines, then it does not qualify as an acceptable method of contraception for patients participating at sites in this country/region.

Note: Abstinence (relative to heterosexual activity) can be used as the sole method of contraception if it is consistently employed as the patient’s preferred and usual lifestyle and if considered acceptable by local regulatory agencies and ERCs/IRBs. Periodic abstinence

(e.g., calendar, ovulation, sympto-thermal, post-ovulation methods, etc.) and withdrawal are not acceptable methods of contraception.

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Appendix B SUPPLY OF COMPOUND

Schedule of Deliveries for AE37

Delivery Date	Quantity of Vials (Immunization) (Liquid – 0.5mL, 0.5mg vial)
November 2017	347
Total	347

Delivery Date	Quantity of Vials (DTH*) (Liquid – 0.5mL, 0.1mg vial)
November 2017	70
Total	70

*Delayed Type Hypersensitivity

Schedule of Deliveries for KEYTRUDA®

Delivery Date	Quantity of Vials (Liquid - 4mL, 100mg vial)
November 2017	525
June 2018	100
Total	625

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Schedule I

DATA SHARING / SAMPLE TESTING SCHEDULE

Study Procedures	Shared between the Two Parties	Not Shared	Timing to provide item (data/sample, etc.)	Party to Analyze Data/Sample

Clinical Data

(includes clinical /oncologic / medication history; vital signs / weight; physical examinations; ECOG performance status; 12-lead ECG; routine laboratory tests; pregnancy test; serologic tests; endocrine function assessments; other baseline physiological measurements)

	X		Within 30 days of top-line results memo (format TBD)	Antigen Express

Tumor Imaging

“If warranted”: assessment to support all efficacy analyses in a format that is in compliance with SDTM 3.1.3, the raw imaging data in a DICOM format that is de-identified, and if collected, all radiologist reporting, including tumor measurements and assessment of response and progression

	X		Within 30 days of top-line results memo (format TBD)	Antigen Express
All clinical safety data (line listings of adverse events / SAEs)	X		Every three months (also reference PV agreement)	Antigen Express
Results from any additional Pharmacodynamic and Biomarker Studies specified in protocol	X		Within 30 days of top-line results memo	Antigen Express
Results from Biomarker including any other exploratory biomarkers	X		For secondary objective data (PK and specified BM) within 30 days of top-line results memo (format TBD). Same timeline planned for data related to exploratory objectives, if available	Antigen Express
*Tumor PD-L1 Biomarker Assay: categorical result (If run by Merck)	X		Quarterly based on Merck’s chosen IHC vendor. Ad hoc data transfers will be determined as needed by the JDC.	Merck
*Tumor PD-L1 Biomarker Assay: scoring and raw data (If run by Merck)		X	N/A	Merck
RNA Profiling (tissue)	X		Within 30 days of top-line results memo	Merck
DNA analysis for mutational load	X		Within 30 days of top-line results memo	Antigen Express
* Only one PD-L1 assay will be run.

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